                                  SCHEDULE 14C
                                 (Rule 14c-101)
               Information Statement Pursuant to Section 14(c) of
                       the Securities Exchange Act of 1934


Check the appropriate box:

[X]      Preliminary Information Statement
[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14c-5(d)(2))
[ ]      Definitive Information Statement

                             HILITE INDUSTRIES, INC.
                (Name of Registrant as Specified In Its Charter)


Payment of filing Fee (check the appropriate box):

[ ]      No fee required

[X] Fee computed on the table below per Exchange Act Rules 14c-5(g) and 0-11.

         (1) Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, of Hilite Industries, Inc. (the "Shares").

         (2)      Aggregate number of securities to which transaction applies:
                  52,907 oustanding shares of Common Stock, par value $0.01 per Share, of Hilite Industries, Inc.

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                           $14.25
         (4)      Proposed maximum aggregate value of transaction:  $753,925*

--------
* The amount previously paid was based on the purchase of (i) 4,900,000 outstanding shares of Common Stock of Hilite Industries, Inc. and (ii) 120,200 shares of Common Stock of Hilite Industries, Inc. which may be issued upon exercise of outstanding options, in each case, at $14.25 in cash per share. The amount of the filing fee, which was calculated in accordance with Regulation 240.0-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), equaled 1/50 of one percent of the value of the shares purchased. On June 1, 1999, Hilite Industries, Inc. consummated its offer (the "Offer") to purchase all of its outstanding shares, purchasing 4,730,791 shares of Common Stock. This Information Statement relates to the merger (the "Merger") of Hilite Mergeco, Inc. with and into Hilite Industries, Inc., whereby 52,907 shares of Common Stock not tendered in the Offer will be converted into $14.25 in cash per share. The total fee with respect to the securities as to which the Merger applies is $151, which was previously paid as part of the $14,308 paid pursuant to Hilite Industries, Inc.'s May 3, 1999 Schedule 13E-4 filing.

         (5)      Total fee paid:  $151*

[ ]      Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:  $14,308

         (2)      Form, Schedule or Registration Statement No.:  Schedule 13E-4

         (3)      Filing Party:  Hilite Industries, Inc.

         (4)      Date Filed:  May 3, 1999

                             HILITE INDUSTRIES, INC.
                                 TERMINAL TOWER
                                50 PUBLIC SQUARE
                                   32ND FLOOR
                              CLEVELAND, OHIO 44113
                                 (216) 771-6700

                              INFORMATION STATEMENT


         This Information Statement is being furnished by the Board of Directors (the "Board of Directors") of Hilite Industries, Inc., a Delaware corporation (the "Company"), to the holders of outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of the Company in connection with the Agreement and Plan of Merger, dated as of April 26, 1999 (the "Merger Agreement"), by and among the Company, Hilite Holdings, LLC, a Delaware limited liability company ("Buyer"), and Hilite Mergeco, Inc., a Delaware corporation, providing for the merger of Merger Subsidiary with and into the Company (the "Merger"). At the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger, other than Shares as to which dissenters' rights of appraisal have been duly asserted and perfected under the Delaware General Corporation Law ("DGCL"), Shares owned by the Continuing Stockholders (as defined below) and Shares owned by Buyer, will be canceled and converted automatically into the right to receive $14.25 per Share in cash without interest thereon (the "Merger Consideration"). A copy of the Merger Agreement is attached hereto as Schedule I.

         The Merger is the final step in a series of transactions proposed under the Merger Agreement pursuant to which Buyer will complete its acquisition of a majority equity interest in the Company. On May 3, 1999, the Company made an offer to purchase all of its outstanding Shares at a price of $14.25 per Share (the "Offer Price"), net to Seller in cash without interest thereon (the "Offer"). On June 1, 1999, the Company consummated the Offer by accepting for payment and paying for 4,730,791 Shares, representing approximately 96% of the Company's total outstanding Shares. Immediately prior to the consummation of the Offer, Buyer purchased from the Company 1,681,414 newly issued Shares at a price of $14.25 per Share (the "Stock Purchase" and together with the Offer and the Merger, the "Transactions"). After the consummation of the Offer and the Stock Purchase, Buyer owns 89.6% of the Company's total outstanding Shares. In addition, pursuant to a Stockholders Agreement, dated as of April 26, 1999, by and among Buyer, Merger Subsidiary and certain stockholders listed on Annex A thereto (the "Continuing Stockholders"), Buyer holds an irrevocable proxy to vote the 143,148 Shares owned or controlled by the Continuing Stockholders. Accordingly, Buyer owns or has the right to vote 1,824,562 Shares, which represents 97.2% of the Company's total outstanding Shares.

         As a result of the consummation of the Offer and the Stock Purchase, Buyer owns and has the right to vote a sufficient number of outstanding Shares to adopt the Merger Agreement without the affirmative vote of any other holder of Shares, thereby assuring such adoption. Buyer has executed and delivered to the Company a written consent in lieu of a meeting of stockholders adopting the Merger Agreement and authorizing the consummation of the Merger. Such written consent is sufficient under Delaware law to adopt the Merger Agreement.

         Such written consent provides that the Merger will become effective no earlier than 20 calendar days after this Information Statement is first mailed to stockholders of the Company. The Company currently anticipates that the effective time of the Merger will be on or about July __, 1999.

         Under Delaware law, holders of Shares who do not vote to adopt the Merger Agreement and who otherwise strictly comply with applicable requirements of Section 262 of the DGCL may dissent from the Merger and demand payment in cash from the Company of the fair value of their Shares. This Information Statement constitutes notice of appraisal rights to holders of Shares pursuant to the DGCL. Holders of Shares who wish to assert appraisal rights, if available, should comply with the procedures set forth in Section 262 of the DGCL(a copy of which is attached as SCHEDULE III to this Information Statement). Appraisal rights under Section 262 of the DGCL are also discussed in this Information Statement under the heading "APPRAISAL RIGHTS."

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. PLEASE DO NOT SEND IN ANY OF YOUR STOCK CERTIFICATES AT THIS TIME.

         This Information Statement is first being mailed to the stockholders of the Company on or about June ___, 1999. This Information Statement constitutes notice to the Company's stockholders of corporate action by stockholders without a meeting as required by Section 228(d) of the DGCL.

         This Information Statement is dated June __, 1999.

                                TABLE OF CONTENTS

                                                                                                               Page
SUMMARY  .........................................................................................................1
         The Companies............................................................................................1
         General..................................................................................................1
         Action by Written Consent................................................................................2
         Payment for Shares ......................................................................................2
         Purpose of the Merger....................................................................................3
         Conditions to the Merger.................................................................................3
         Opinion of Bowles Hollowell..............................................................................3
         The Background to the Transactions.......................................................................3
         Regulatory Matters.......................................................................................3
         Certain Federal Income Tax Consequences of the Merger....................................................3
         Accounting Treatment.....................................................................................4
         Appraisal Rights.........................................................................................4

SELECTED FINANCIAL INFORMATION OF THE COMPANY.....................................................................5

ACTION BY WRITTEN CONSENT.........................................................................................7

THE MERGER........................................................................................................7
         Background of the Transactions...........................................................................7
         Recommendation of the Disinterested Directors and the Board;
                  Fairness of the Transactions...................................................................12
         Opinion of Bowles Hollowell.............................................................................14
         Payment for Shares......................................................................................18
         Appraisal Rights........................................................................................19
         Certain U.S. Federal Income Tax Consequences............................................................22
         Certain Legal Matters and Regulatory Approvals..........................................................23
         Effect of the Merger on the Market for the Shares; Exchange Act
                  Registration...................................................................................25

PURPOSES AND REASONS FOR THE TRANSACTIONS........................................................................25
         Purposes and Reasons of the Company for the Transactions................................................25
         Purposes and Reasons of Buyer and the Continuing Stockholders
                  for the Transactions...........................................................................26

RECAPITALIZATION.................................................................................................26

INTEREST OF CERTAIN PERSONS IN THE TRANSACTIONS..................................................................27
         Bonuses.................................................................................................28
         The Agreement Among Stockholders........................................................................28

PROJECTIONS AND CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.......................................28

THE MERGER AGREEMENT.............................................................................................31
         The Offer...............................................................................................31
         The Stock Purchase......................................................................................32
         The Merger..............................................................................................32
         Certificate of Incorporation and By-laws................................................................33
         Agreements of the Company and Buyer.....................................................................33
         No Solicitation; Acquisition Proposals..................................................................35
         Indemnification; Directors' and Officers' Liability.....................................................36
         Best Efforts............................................................................................38
         Representations and Warranties..........................................................................38
         Conditions to Effect the Merger.........................................................................38
         Termination.............................................................................................39
         Expenses and Termination Fee............................................................................40
         Amendments; No Waivers..................................................................................42

STOCKHOLDERS AGREEMENT...........................................................................................42

THE STOCK SUBSCRIPTION AGREEMENTS................................................................................42

CERTAIN INFORMATION CONCERNING THE COMPANIES.....................................................................43
         The Company.............................................................................................43
         Buyer...................................................................................................43
         Merger Subsidiary.......................................................................................44

RECENT DEVELOPMENTS..............................................................................................44

BENEFICIAL OWNERSHIP OF SHARES...................................................................................44

MARKET PRICES AND DIVIDENDS......................................................................................45

AVAILABLE INFORMATION............................................................................................46

SCHEDULE I. Agreement and Plan of Merger, dated as of April 26, 1999, among Hilite Industries, Inc., Hilite Holdings, LLC and Hilite Mergeco, Inc.

SCHEDULE II. Opinion of Bowles Hollowell Conner & co., a division of First Union Capital Markets Corp.

SCHEDULE III.              Section 262 of the General Corporation Law of the
                           State of Delaware

SCHEDULE IV. Audited Financial Statements (and Related Notes) for the Company as of June 30, 1998 and June 30, 1997 and for the three years ended June 30, 1998

SCHEDULE V.                Unaudited Balance Sheet for the Company as of
                           March 31, 1999 and June 30, 1998, the Statements of Operations for the Three and Nine-Month Periods ended March 31, 1999 and 1998 and Statements of Cash Flows for the Nine-Month Periods ended March 31, 1999 and 1998

SCHEDULE VI. Management's Discussion and Analysis of Financial Condition and Consolidated Results of Operations

                                     SUMMARY

         The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Information Statement and the Schedules hereto. STOCKHOLDERS ARE URGED TO READ THIS INFORMATION STATEMENT AND THE SCHEDULES THERETO IN THEIR ENTIRETY. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THE COMPANIES

         The Company. The Company is a Delaware corporation that designs, manufactures and sells a diversified line of highly-engineered products primarily for automotive applications. The mailing address and telephone number of the principal executive offices of the Company are Terminal Tower, 50 Public Square, 32nd Floor, Cleveland, Ohio 44113, (216) 771-6700.

         Buyer. Buyer is a Delaware limited liability company managed by Carreras, Kestner & Co., L.L.C., newly formed for the purpose of effecting the Stock Purchase and the Merger. The mailing address and telephone number of the principal executive offices of Buyer are Terminal Tower, 50 Public Square, 32nd Floor, Cleveland, Ohio 44113, (216) 771-6700.

         Merger Subsidiary. Merger Subsidiary is a Delaware corporation and a wholly owned subsidiary of Buyer, newly formed for the purpose of effecting the Merger. The mailing address and telephone number of the principal executive offices of Merger Subsidiary are Terminal Tower, 50 Public Square, 32nd Floor, Cleveland, Ohio 44113, (216) 771-6700.

GENERAL

         This Information Statement is being delivered in connection with the Merger. At the effective time of the Merger, each issued and outstanding Share, other than Shares as to which dissenters' rights of appraisal have been duly asserted and perfected under the DGCL, Shares owned by the Continuing Stockholders and Shares owned by Buyer, will be converted into the right to receive the Merger Consideration, without interest thereon, and the equity interest of all pre-Merger stockholders in the Company (other than Buyer and the Continuing Stockholders) will be terminated.

         The Merger is the final step in a series of transactions proposed under the Merger Agreement pursuant to which Buyer will complete its acquisition of a majority equity interest in the Company. On May 3, 1999, the Company made an offer to purchase all of its outstanding Shares at a price of $14.25 per Share, net to Seller in cash without interest thereon (the "Offer"). On June 1, 1999, the Company consummated the Offer by accepting for payment and paying for 4,730,791 Shares, representing approximately 96% of the Company's total outstanding Shares. Immediately prior to the consummation of the Offer, Buyer purchased from the Company 1,681,414 newly issued Shares at a price of $14.25 per Share (the "Stock Purchase" and together with the Offer and the Merger, the "Transactions"). After the consummation of the Offer and the Stock Purchase, Buyer owns 89.6% of the Company's total outstanding Shares. In addition, pursuant to a Stockholders Agreement, dated as of April 26, 1999, by and among Buyer, Merger Subsidiary and certain stockholders listed on Annex A thereto (the "Continuing Stockholders"), Buyer holds an irrevocable proxy to vote the 143,148 Shares owned or controlled by the Continuing Stockholders.

Accordingly, Buyer owns or has the right to vote 1,824,562 Shares, which represents 97.2% of the Company's total outstanding Shares.

         Pursuant to Section 1.03 of the Merger Agreement, following the consummation of the Offer, (i) the size of the Board of Directors of the Company was increased to seven, (ii) James D. Gerson, Ronald G. Assaf, John F. Creamer and James E. Lineberger resigned as directors, and (iii) Mary Lynn Putney, Joseph W. Carreras, Michael T. Kestner, John F. Kirby and Michael B. Goldberg were appointed as directors of the Company.

ACTION BY WRITTEN CONSENT

         Under the Company's Certificate of Incorporation and the DGCL, the affirmative vote of a majority of the outstanding Shares is required to adopt the Merger Agreement and the transactions contemplated thereby. As a result of the consummation of the Offer and the Stock Purchase, Buyer owns and has the right to vote a sufficient number of Shares to cause the Merger to be approved without the concurrence of any other holder of Shares. Buyer has executed and delivered to the Company a written consent in lieu of a stockholders meeting approving and adopting the Merger Agreement and authorizing the consummation of the Merger. Such written consent provides that the Merger will become effective no earlier than 20 calendar days after this Information Statement is first mailed to stockholders of the Company.

PAYMENT FOR SHARES

         Upon consummation of the Merger, the Company will make available to Continental Stock Transfer & Trust Co., as paying agent (the "Paying Agent") for the holders of record of Shares, as needed, the amount of cash to be paid in respect of the Shares converted into the right to receive the Merger Consideration pursuant to the Merger. Holders of record should use the Letter of Transmittal to be provided under separate cover to effect the surrender of certificates evidencing Shares in exchange for the Merger Consideration. All certificates so surrendered will be canceled. Upon consummation of the Merger and surrender of a certificate evidencing Shares, together with a duly executed Letter of Transmittal, the holder thereof will receive in exchange for each Share surrendered the Merger Consideration. Any cash held by the Paying Agent that remains unclaimed by stockholders for one year after the effective time of the Merger will be returned to the Company, as the Surviving Corporation in the Merger, upon demand, and thereafter stockholders may look, subject to applicable abandoned property, escheat and other similar laws, only to the Company for payment thereof.

         A Letter of Transmittal will be sent to all stockholders of the Company under separate cover. The Letter of Transmittal will advise each stockholder of the procedures for surrendering to the Paying Agent certificates evidencing Shares in exchange for the Merger Consideration. See "THE MERGER -- Payment for Shares."

PURPOSE OF THE MERGER

         The Board of Directors of the Company has unanimously approved the Merger Agreement and concluded that its terms are fair to, and in the best interests of, the holders of Shares. The purpose of the Merger is to enable Buyer, by virtue of its majority equity interest in the Company, to direct and control the policies of the Company, including decisions relating to mergers, sales of assets and similar transactions. See "THE MERGER -- Recommendation of the Disinterested Directors and the Board; Fairness of the Transactions" and "PURPOSES AND REASONS FOR THE TRANSACTIONS."

CONDITIONS TO THE MERGER

         The Merger is subject to the satisfaction of certain conditions, including the approval of the Merger by the stockholders of the Company in compliance with the DGCL and the absence of any provision of applicable law or regulation or judgment, injunction, order or decree prohibiting the consummation of the Merger. See "THE MERGER AGREEMENT -- Conditions to Effect the Merger." Assuming the satisfaction of such conditions, the Company currently anticipates that the effective time of the Merger will be on or about July __, 1999, or as promptly as practicable thereafter.

OPINION OF BOWLES HOLLOWELL

         Bowles Hollowell Conner & Co., a division of First Union Capital Markets Corp. ("Bowles Hollowell"), the Company's financial advisor, has delivered to the Company its written opinion that the consideration to be received by the stockholders of the Company pursuant to the Merger Agreement is fair to such stockholders from a financial point of view. The complete opinion of Bowles Hollowell, which sets forth the assumptions made, matters considered and limits of its review, is attached as SCHEDULE II to this Information Statement and should be read in its entirety, see "THE MERGER -- Opinion of Bowles Hollowell."

THE BACKGROUND TO THE TRANSACTIONS

         For a description of the events leading to the approval of the Merger Agreement by the Board of Directors of the Company, see "THE MERGER -- Background of the Transactions."

REGULATORY MATTERS

         No regulatory approval is required for the consummation of the Merger. See "THE MERGER -- Certain Legal Matters and Regulatory Approvals."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The receipt of cash pursuant to the Merger Agreement or the exercise of appraisal rights will be a taxable transaction to stockholders of the Company for U.S. federal income tax purposes. See "THE MERGER -- Certain U.S. Federal Income Tax Consequences of the Merger." STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND THE EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

         The Transactions have been structured so as to qualify for recapitalization accounting treatment. See "RECAPITALIZATION."

APPRAISAL RIGHTS

         Under Delaware law, holders of Shares who do not vote to approve the Merger and who otherwise strictly comply with the applicable requirements of the DGCL may dissent from the Merger and demand payment in cash from the Company of the fair value of their Shares. See "THE MERGER -- Appraisal Rights."

                  SELECTED FINANCIAL INFORMATION OF THE COMPANY

         The following table sets forth selected consolidated financial data with respect to the Company for each of the five years as of and for the years ended June 30, 1998 and should be read in conjunction with (i) the audited financial statements (including the related notes thereto) included as SCHEDULE IV to this Information Statement, (ii) the unaudited financial statements included as SCHEDULE V to this Information Statement and (iii) the Company's Management's Discussion and Analysis of Financial Condition and Consolidated Results of Operations included as SCHEDULE VI to this Information Statement.

                                                             YEAR ENDED JUNE 30,
                                                             -------------------
                                    1998           1997             1996             1995              1994
                                    ----           ----             ----             ----              ----
                                          (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Net sales                       $  87,167        $  73,492       $  72,642        $  44,900       $  36,896
Cost of sales                      69,764           63,938          57,711           34,849          28,517
                                ---------        ---------       ---------        ---------       ---------
   Gross profit                    17,403            9,554          14,931           10,051           8,379
Selling, general
   and administrative               9,026           10,340           7,576            4,286           3,696
                                ---------        ---------       ---------        ---------       ---------
   Operating income (loss)          8,377            (786)           7,355            5,765           4,683
Interest expense, net               1,320            1,714           1,659              130             234
                                ---------        ---------       ---------        ---------       ---------
   Income (loss) before
      income taxes                  7,057          (2,500)           5,696            5,635           4,449
Income tax provision
   (benefit)                        2,545            (843)           2,064            2,016           1,668
                                ---------        ---------       ---------        ---------       ---------
   Net income (loss)            $   4,512       $  (1,657)       $   3,632        $   3,619       $   2,781
                                =========       ==========       =========        =========       =========
Earnings (loss)
   per share:
   Basic                        $     .92       $    (.34)       $     .74        $     .74       $     .66
                                =========       ==========       =========        =========       =========
   Diluted                      $     .92       $    (.34)       $     .74        $     .74       $     .66
                                =========       ==========       =========        =========       =========
Shares used in
   computing earnings
   per share:
   Basic                        4,900,000        4,900,000       4,900,000        4,900,000       4,235,479
                                =========        =========       =========        =========       =========
   Diluted                      4,912,655        4,900,000       4,903,951        4,900,000       4,235,479
                                =========        =========       =========        =========       =========

                                                                JUNE 30,
                                                                --------
                                 1998            1997             1996               1995          1994
                                 ----------------------------------------------------------------------
                                                             (IN THOUSANDS)

Balance sheet data:
   Working capital              $  10,569      $   8,329         $  11,285        $   8,048       $   9,779
   Property, plant
      and equipment, net           27,616         26,323            27,790           16,664           9,725
   Total assets                    57,356         57,219            56,199           30,248          26,013
   Long-term
    obligations(1)                 12,957         18,271            19,533            3,419           2,255
   Total liabilities               31,209         35,216            32,538           10,219           9,603
   Stockholders' equity            26,148         22,004            23,661           20,029          16,410

(1)      Excludes current portion of long-term debt obligations.

         The Company's ratio of earnings to fixed charges for the fiscal years ended June 30, 1998 and June 30, 1997 and the nine-month period ended March 31, 1999 was 6.3, (45.9) and 8.1, respectively.

COMPARATIVE PER SHARE DATA

         The following table sets forth certain per share data related to net income, cash dividends declared and book value on a historical basis for the

Company based on the number of Shares outstanding at or during those periods. Buyer and Merger Subsidiary are newly-formed privately-held companies and thus have no financial data available to provide a meaningful comparison to the Company's per share data set forth below. The following information should be read in conjunction with the audited financial statements (including the notes thereto) and the unaudited financial statements included as SCHEDULE IV and
SCHEDULE V, respectively, to this Information Statement.

                                                                                     NINE MONTHS
                                            YEAR ENDED JUNE 30,                      ENDED MARCH 31,
                                            -------------------                      ---------------
                                    1998           1997             1996             1999              1998
                                    ----           ----             ----             ----              ----

Earnings (loss)
  per share:
  Basic                             $ .92         $(.34)            $ .74             $ .88             $ .65
  Diluted                           $ .92         $(.34)            $ .74             $ .87             $ .65

Stockholders' equity
  per share                         $5.34         $4.49             $4.83             $6.14             $5.09

Cash Dividends
  declared per share                $ .00         $ .00             $ .10             $.075             $ .05

                            ACTION BY WRITTEN CONSENT

   On April 26, 1999, the Board of Directors of the Company unanimously approved the Merger Agreement and determined that the terms of the Merger are fair to, and in the best interests of, the holders of Shares. Under the DGCL, the affirmative vote of the holders of a majority of the outstanding Shares is required to adopt the Merger Agreement. As of June 2, 1999 (the "Record Date"), there were issued and outstanding 1,877,469 Shares. Holders of record of Shares at the close of business on the Record Date are entitled to one vote per share of common stock of the Company held on all matters submitted to a vote of stockholders.

   After consummation of the Offer and the Stock Purchase, Buyer owns approximately 89.6% of the Company's total outstanding Shares. On June 2, 1999, Buyer executed and delivered to the Company a written consent in lieu of a stockholders meeting adopting the Merger Agreement and authorizing the consummation of the Merger. Such written consent is sufficient under the DGCL to adopt the Merger Agreement without the concurrence of any other holder of Shares. Therefore, no further action by the stockholders of the Company is necessary to adopt the Merger Agreement or consummate the Merger and no such approval is sought. Accordingly, the Company is not asking any stockholder of the Company for a proxy and the stockholders of the Company are requested not to send a proxy. No meeting of the stockholders of the Company will be held to consider adoption of the Merger Agreement.

                                   THE MERGER

BACKGROUND OF THE TRANSACTIONS

   In early 1998, Daniel W. Brady, the Company's Chief Executive Officer, and Samuel M. Berry, the Company's President and Chief Operating Officer, noted several significant changes taking place in the automotive industry, which were potential obstacles to the future growth prospects for the Company. These included the expressed goal of the major automotive manufacturers to reduce their number of suppliers, favoring larger companies who were capable of supplying component systems and companies with a global presence. In addition, the merger activity taking place among automotive suppliers in response to these trends was increasing. In subsequent months, Mr. Brady began to gather information on acquisition and merger transactions involving automotive component suppliers and on prices being paid for such suppliers from publicly available reports and industry seminars.

   On April 22, 1998, at a regular Board meeting, Mr. Brady initiated a discussion regarding the trends affecting the Company and its business, including automotive supplier consolidation and the increasing importance of size and a global presence for continued growth. He also expressed his opinion that the private sale value of the Company may be substantially greater than the public value of the Company. Mr. Brady indicated that since Hilite went public in January 1994 at $9.00 per share, the earnings of the Company had almost doubled, but that the current market price of the stock was at only $8.00 per share, $1.00 per share less than the Company's initial public offering price. Thereafter, the Board discussed the issues raised by Mr. Brady and concluded that the Company's stock price was undervalued in the public markets and did not reflect the Company's operating results. The Board determined that such undervaluation was in part attributable to generally low multiples for small-cap companies and, specifically, for automotive components suppliers, as well as the limited public float for the Shares. Acknowledging its primary goal of maximizing stockholder value over the long term, the Board encouraged Messrs. Brady, Berry and James E. Lineberger to explore the Company's strategic options, including the option of selling the Company.

   During May and June 1998, Messrs. Brady, Berry and Lineberger interviewed and requested presentations from several investment banking firms, some of which they had met with earlier to discuss strategic alternatives for the Company. Three firms made presentations with respect to the Company. These presentations indicated that the stockholders of the Company could realize significantly higher value for their Shares through the sale of the Company rather than through trading such Shares in the public markets.

   At a regular meeting of the Board on July 1, 1998, the investment banking presentations were evaluated and discussed. Mr. Brady reported that, because of the Company's excellent operating results, the currently strong automotive market and the intense merger and acquisition activity taking place in the auto industry, it was an excellent time for the Board to consider its strategic options. He then made a recommendation that the Board engage Bowles Hollowell for the purpose of pursuing options for maximizing stockholder value including the possible sale of the Company. The Board discussed this recommendation as well as the merits of the proposal made by another investment bank. The Board unanimously authorized Mr. Brady to negotiate and enter into on behalf of the Company an engagement letter with Bowles Hollowell. On July 28, 1998, the Company and Bowles Hollowell signed an engagement letter.

   From August 1998 through January 1999, Bowles Hollowell conducted due diligence on the Company and, together with the Company's management, developed a summary of the Company, its history and projections for future growth to present to potential purchasers. The Company also assembled in one location on its premises the primary documents a potential purchaser would be interested in reviewing when conducting its own due diligence review of the Company. However, from October through December 1998, the process of identifying strategic alternatives proceeded along a slower path than originally envisioned, as the Company's attention was focused on resolving an issue with a major customer. As that situation may have had an effect on the sale price of the Company, contacting potential purchasers was delayed until the issue was settled in December 1998, without a material effect on the Company.

   On November 18, 1998, Mr. Brady updated the Board on Bowles Hollowell's work and presented a list of potential buyers to the Board for review. Subsequent to the meeting, Board members contacted Mr. Brady with suggested additions or changes to the list. On November 23, 1998, John Creamer, an outside director, and Mr. Brady reviewed the list and suggested certain changes to Bowles Hollowell.

   Also, on November 18, 1998, Mr. Brady submitted to the Company's Compensation Committee proposed Change in Control Retention Bonus, Non-competition and Severance Agreements for key Company management and for Lineberger & Co. LLC, a strategic consultant affiliated with the Company's Chairman of the Board which is under contract with the Company. The proposed agreements with management included a non-compete provision, which was intended to protect both the Company and any prospective purchaser of the Company from competition by these individuals for a specified time. The Board's primary reasons for considering these proposed agreements were to insure the retention of key management during a period of uncertainty that could result in a change of control of the Company and to provide motivation for them to maximize stockholder value. Additionally, the Board determined that the agreements would (i) acknowledge the importance of the management team to the value of the Company, (ii) provide a measure of security for anyone not being retained by a new owner and (iii) provide additional value to a prospective purchaser of the Company by determining the amount of severance costs that would be payable by the Company for employees who would not be retained. The Compensation Committee revised the agreements to provide that the change of control bonus payable pursuant to such agreements would be paid only if the price per share paid to the stockholders in the transactions giving rise to the change in control was at least a 15% premium over the trading price of the Company's stock at the close of business on that day or over the average of the closing prices for the thirty day period beginning 60 days prior to Board's approval of a change in control. The Compensation Committee approved these agreements as revised and the agreements were subsequently approved by the Board. These agreements were executed in December 1998 and January 1999.

   On January 12, 1999, Bowles Hollowell began to initiate contact with a number of potential purchasers for the Company, including both financial and strategic buyers. This process continued through March 11, 1999. During this process, 102 companies were contacted, of which 40 signed confidentiality agreements and were sent certain confidential information for review. Six companies, all financial buyers, submitted indications of interest. These companies visited the Company's corporate office and main plant outside Dallas, Texas where they received a plant tour and presentations by management. They were also given the opportunity to review the due diligence information assembled by the Company.

   On February 4, 1999, Mr. Brady reviewed the status and timetable of the solicitation process with the Board at its regular meeting. At the meeting, the Board also discussed severance compensation for the outside directors in the event of a change of control of the Company. After such discussions, the Board (not including the outside directors) approved a termination bonus for each of the three outside directors upon a sale or merger of the Company. The bonus is equal to the excess, if any, of the merger consideration paid per share over the closing bid price per share of the Company's common stock on the date of the meeting ($9 5/8 per Share) multiplied by a number assigned to each director ranging from 7,500 to 10,000.

   On March 11, 1999, Bowles Hollowell requested final bids and comments to a draft merger agreement that the Company and its counsel had prepared from the six most interested parties and established a deadline for final bids of March 24, 1999. The letter that Bowles Hollowell distributed included an update of the Company's financial results through February 1999 and stated that the objective of the Board was to agree upon terms which result in the highest possible value to the Company's stockholders and to consummate a transaction expeditiously. The letter established guidelines for the proposals, including stating a specific price per share for all the issued and outstanding Shares of common stock and common stock options, the source of financing supported by third party commitment letters, the additional due diligence required and identification of any changes to the proposed purchase agreement or the structure of the transaction. The letter concluded by stating that it was the Company's intention to enter into exclusive negotiations with the party whose proposal was considered the most attractive by the Board. Three bids were subsequently received by the deadline.

   After the bid proposals were received, Bowles Hollowell prepared a report for the Board that described the competitive process leading up to these bids and which summarized the bids and compared them to each other and to other recent transactions involving public automotive components suppliers. This report, which included copies of each bid, was sent to each Board member for evaluation. In addition, the Company's counsel was asked to review the legal comments made by each bidder to the draft acquisition agreement.

   A telephonic meeting of the Board was held on March 29, 1999 to discuss the solicitation process and the bids received. At this meeting, the Board was advised that the proposals received reflected prices ranging from $13.13 to $14.25 per share, with an investment group led by Carreras, Kestner & Co., L.L.C. ("CK & Co.") bidding $14.25 per share in cash for all of the outstanding Shares. The Board discussed the various financing and other contingencies included in each bid and was given an opportunity to ask questions of Bowles Hollowell and legal counsel regarding such bids. After discussion, the Board unanimously (with one director absent) authorized management to enter into detailed discussions and negotiations exclusively with CK & Co. for the purpose of concluding a definitive agreement for subsequent submission to the Board for approval.

   Between March 29, 1999 and April 22, 1999, management of the Company, together with Bowles Hollowell and legal counsel, began to negotiate the specific terms of the transaction other than price. During that period, CK & Co. indicated its desire to structure the transaction to qualify for recapitalization accounting. In order to obtain this accounting treatment, certain of the Company's existing stockholders would be required to maintain an equity interest in the Company after consummation of the Transactions. CK & Co., after discussions with the Continuing Stockholders about their willingness to retain an equity position in the recapitalized Company, proposed to restructure their offer to provide for a tender offer by the Company for all of its outstanding Shares and a simultaneous closing of the Stock Purchase and the financing arranged for the benefit of the Company by Buyer, consisting of (i) borrowings under a $65,000,000 senior secured credit facility and (ii) the proceeds from the sale of $15,000,000 of 12.5% senior unsecured subordinated notes (the "Subordinated Notes") (collectively, the "Debt Financing"). The Company and CK & Co. engaged in extensive discussions regarding this transaction structure and ultimately agreed to proceed based on CK & Co.'s proposed structure. In order to facilitate this structure and induce Buyer to enter into these Transactions, the Continuing Stockholders agreed to retain certain of their Shares which in the aggregate represents 2.9% of the outstanding Shares. These retained Shares are expected to represent approximately 7.8% of the outstanding common stock of the Company after consummation of the Transactions. During April 1999, the Company and Buyer continued to negotiate the various terms of the Merger Agreement, including the conditions to the Offer, termination rights and the amount and triggers of a break-up fee requested by the Buyer. As a result of these negotiations, the Company reduced the amount of the break-up fee requested by Buyer and narrowed certain of the payment triggers for the fee. As the negotiations regarding the Merger Agreement progressed, each of the Board members received periodic updates from Mr. Brady regarding the status of the negotiations.

   On April 22, 1999, a telephonic meeting of the Board was held and the status of the negotiations was reviewed, including the changes to the structure of the transaction. Bowles Hollowell reviewed with the Board the financial analyses performed by Bowles Hollowell in connection with its evaluation of the proposed transaction and indicated that it was in a position to be able to render an opinion that the Offer Price was fair from a financial point of view to the holders of Shares (other than the Continuing Stockholders with respect to their retained Shares). At this time, the Board engaged in discussions with Bowles Hollowell and legal counsel regarding the negotiations and the proposed transactions. The Board then considered the financial performance of the Company for the third fiscal quarter ended March 31, 1999, which the Company was in the process of finalizing. The report indicated that the results would be extremely positive with the Company reporting an increase in sales of 16% and an increase in earning per share of 33% over the third quarter of fiscal 1998. Management explained that these results were higher than anticipated, but indicated that it was unlikely that these results could be sustained in the next quarter. The Board then asked Bowles Hollowell if these results would affect its evaluation of the fairness of the Offer Price and Bowles Hollowell preliminarily advised that it would not, but agreed to perform additional analyses to discuss with the Board before it approved the Transactions. The Board then unanimously (with one director absent) agreed to authorize management to complete negotiations with CK & Co. regarding the Merger Agreement and to prepare for release of the third quarter results to the public as expeditiously as possible. Negotiations between the Company and Buyer regarding the terms of the Merger Agreement continued through April 26, 1999.

   On April 26, 1999, Messrs. Assaf, Gerson and Creamer (the "Disinterested Directors") held a telephonic meeting with Bowles Hollowell and with legal counsel, at which the Disinterested Directors were given a separate opportunity to evaluate the proposed transaction, its structure and its fairness. In connection with this evaluation, the Disinterested Directors reviewed the interests of the Continuing Stockholders in the Transactions and determined that the retained ownership of Shares by the Continuing Stockholders at the agreed upon level (7.8% of the recapitalized Company or 2.9% of the outstanding Shares prior to the recapitalization) did not affect their assessment that the Transactions were fair to the Company's stockholders. In reaching this determination, the Disinterested Directors acknowledged that the Transactions would eliminate the opportunity for the stockholders, other than the Continuing Stockholders, to participate in the future growth of the Company, but also recognized that the Transactions would limit the stockholders' exposure to the risks of any future decrease in the value of the Company. In addition, the Disinterested Directors focused on the fact that the Offer Price was determined prior to any discussions regarding the Continuing Stockholders' retention of certain Shares to facilitate recapitalization accounting treatment. Bowles Hollowell, after performing additional analyses and taking into consideration the Company's third quarter results, advised the Disinterested Directors that such analyses and considerations did not effect its original determination as to the fairness of the Offer Price and the Transactions. After consideration of Bowles Hollowell's updated analysis, the Disinterested Directors reaffirmed that the Offer Price was determined before the negotiations that resulted in the Continuing Stockholders maintaining their interests in the Company, agreed that the Offer and Merger were fair to, and in the best interests of, the stockholders, and unanimously recommended that the Board approve the Transactions. Following the Disinterested Directors meeting, the full Board met with Bowles Hollowell and legal counsel. Bowles Hollowell reviewed with the Board the updated analysis presented to the Disinterested Directors and rendered to the Board an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated April 26, 1999) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Offer Price was fair from a financial point of view to the holders of the Shares (other than the Continuing Stockholders with respect to their retained Shares). Thereafter, the directors unanimously determined, after giving careful consideration to a number of factors including the recommendation of the Disinterested Directors, that the

Transactions, taken together, were fair to, and in the best interests of, the Company and its stockholders, and unanimously approved the Transactions.

   On April 26, 1999, the Company entered into the Merger Agreement with Buyer and Merger Subsidiary and the Continuing Stockholders entered into the Stockholders Agreement with Buyer and Merger Subsidiary. The Company publicly announced the proposed Transactions prior to the commencement of trading of the Company's stock on April 27, 1999. The Offer was commenced on May 3, 1999 and was consummated on June 1, 1999. The Stock Purchase was also consummated on June 1, 1999. As a result, Buyer owns approximately 89.6% of the Company's total outstanding Shares.

RECOMMENDATION OF THE DISINTERESTED DIRECTORS AND THE BOARD; FAIRNESS OF THE TRANSACTIONS

   Recommendation of Disinterested Directors and the Board. The Disinterested Directors and the Board at a special meeting held on April 26, 1999 each unanimously (i) determined that the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company, whether affiliated or unaffiliated, (ii) approved the Merger Agreement, the Stockholders Agreement and the Transactions and (iii) recommended that the Company's stockholders accept the Offer and tender their Shares thereunder.

   Factors Considered by the Disinterested Directors and the Board in Reaching its Recommendation. In determining that the Transactions, taken together, are fair to, and in the best interests of, the stockholders of the Company, the Disinterested Directors and the Board of Directors considered, among other things, the following:

   - that the $14.25 per Share price represents a premium of approximately 31% over the closing price of the Shares on Nasdaq on April 26, 1999, the last day of trading prior to the announcement of the Offer, and a premium of approximately 35% over the average of the closing prices of the Shares on Nasdaq for the thirty trading days ending on April 26, 1999;

   - the financial and other terms and conditions of the Merger Agreement, the Offer and the Merger, including the amount and form of the consideration being offered, the parties' representations, warranties and covenants and the conditions to their respective obligations;

   - the financial condition, results of operations, cash flows and prospects of the Company, as well as the Boards' knowledge of the business, operations, assets and properties of the Company on both a historical and prospective basis;

   - the recent and historical market prices and trading volume of the Company's common stock and the premium to such market prices represented by the Offer Price;

   - the current status of the industry in which the Company competes, including significant trends affecting such industry, and the Company's position in that industry;

   - the financial resources and business reputation of the Buyer and its ability to obtain funding for the Offer and complete the Merger in a timely manner;

   - the extensive solicitation and auction process leading up to the Buyer's bid, which was considered by the Board to be the most attractive bid made for the Company, and the arms-length negotiations between Buyer and the Company that resulted in the Merger Agreement and the Offer Price;

   - the fact that the Merger Agreement permits the Company's Board, in the exercise of its fiduciary duties, to terminate the Merger Agreement in favor of a superior proposal and that the break-up fee payable upon such termination ($3,000,000 plus up to $1,000,000 of documented expenses) would not effectively preclude a superior proposal;

   - the opinion of Bowles Hollowell dated April 26, 1999 to the effect that based upon its analysis and subject to certain matters stated therein, the Offer Price to be received by the stockholders of the Company pursuant to the Transactions (other than the Continuing Stockholders with respect to their retained Shares) is fair from a financial point of view to such stockholders;

   - the view of the Board, based in part upon the presentations of Bowles Hollowell, that after taking into consideration the extensive solicitation and auction process completed by the Company, it would be unlikely that a superior proposal would be presented;

   - the alternatives available to the Company, including continuing to maintain the Company as an independent company and the possibility that if the Company remained as an independent public corporation, the price that might be received by the holders of the Shares in the open market or in a future transaction might be less than the Offer Price because of a decline in the market price of the Shares or the stock market in general; and

   - the fact that the Continuing Stockholders agreed to tender approximately 97% of their Shares (excluding employee stock options) in the Offer.

   The Board and the Disinterested Directors determined that it was not necessary to appoint a committee of independent directors or an unaffiliated representative to act solely on behalf of the unaffiliated stockholders of the Company for the purpose of negotiating the terms of the Merger agreement. In making such determination, the Board and the Disinterested Directors carefully considered the fact that proposals to acquire the Company were solicited on behalf of the Company prior to any consideration of whether any stockholders would retain an equity interest in the Surviving Corporation, and noted that the Disinterested Directors are not employed by the Company and will have no financial interest in the Company following consummation of the Merger. The Disinterested Directors were given an opportunity to separately meet with Bowles Hollowell and legal counsel and evaluate the fairness of the Transactions to unaffiliated stockholders. Thereafter, all of the Directors, including the Disinterested Directors, voted to approve the Transactions.

      In connection with its deliberations, the Board did not consider, and did not request that Bowles Hollowell evaluate the Company's liquidation value. The Board did not view the Company's liquidation value to be a relevant measure of valuation, given that the Offer Price significantly exceeded the book value per Share of the Company, and it was the Board's view that the Company is more valuable as a going concern than its net book value per Share. However, there can be no assurance that the liquidation value would not produce a higher valuation of the Company than its value as a going concern.

   The foregoing discussion of factors considered by the Board and the Disinterested Directors is not intended to be exhaustive. Neither the Board nor the Disinterested Directors assigned relative weights to the above factors or determined that any factor was of particular importance. Rather, the Board and the Disinterested Directors each viewed its position and recommendations as being based on the totality of the information presented and considered by it. In addition, it is possible that different members of the Board and different Disinterested Directors assigned different weights to the factors.

OPINION OF BOWLES HOLLOWELL

   The Company engaged Bowles Hollowell to act as its exclusive financial advisor in connection with the Offer and the Merger. On April 26, 1999, at a meeting of the Board held to evaluate the proposed Transactions, Bowles Hollowell rendered to the Board an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated April 26, 1999) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Offer Price and the Merger Consideration to be received in the Offer and the Merger by the holders of Shares (other than Continuing Stockholders with respect to their retained Shares) was fair from a financial point of view to such holders. No limitations were imposed by the Board upon Bowles Hollowell with respect to the investigations made or the procedures followed by it in rendering its opinion.

   The full text of the written opinion of Bowles Hollowell dated April 26, 1999, which sets forth the assumptions made, matters considered, and limitations of the review undertaken, is attached as SCHEDULE II to this Information Statement and is incorporated herein by reference. Bowles Hollowell's opinion is directed to the Board, addresses only the fairness of the Offer Price to be received in the Offer and the Merger by the holders of Shares (other than the Continuing Stockholders with respect to their retained Shares) from a financial point of view, and does not constitute a recommendation to any stockholder as to whether or not such stockholder should tender Shares in the Offer. The summary of the opinion of Bowles Hollowell set forth herein is qualified in its entirety by reference to the full text of such opinion.

   In arriving at its opinion, Bowles Hollowell reviewed and analyzed certain publicly available financial information and other information concerning the Company and certain internal analyses and other information furnished to Bowles Hollowell by the Company. Bowles Hollowell also held discussions with members of senior management of the Company regarding the business and prospects of the Company. In addition, Bowles Hollowell (i) reviewed the reported prices and trading activity for the Shares, (ii) compared certain financial and stock market information for the Company with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which Bowles Hollowell deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement as furnished to Bowles Hollowell in draft form dated April 25, 1999, and (v) performed such other studies and analyses and considered such other factors as Bowles Hollowell deemed appropriate. In addition, at the request of the Board, Bowles Hollowell reviewed the Company's third quarter results and determined that such results did not impact on its opinion as to the fairness to the stockholders of the Company of the Transactions.

   As described in its opinion, Bowles Hollowell assumed and relied upon, without independent verification, the accuracy, completeness, and fairness of the information furnished to or otherwise reviewed by or discussed with Bowles Hollowell for purposes of its opinion. With respect to the information relating to the prospects of the Company, Bowles Hollowell assumed that such information reflected the best currently available judgments and estimates of the management of the Company as to the likely future financial performance of the Company. Bowles Hollowell did not make nor was it provided with an independent evaluation or appraisal of the assets or liabilities of the Company. In connection with its engagement to provide financial advisory services to the Board concerning strategic alternatives, Bowles Hollowell was requested to solicit, and did solicit, interest from third parties with respect to the acquisition of the Company. In arriving at its opinion, Bowles Hollowell considered the nature, scope, and results of such solicitation. Bowles Hollowell's opinion was based on market, economic, and other conditions as they existed and could be evaluated as of the date of its opinion. Although Bowles Hollowell evaluated the Offer Price from a financial point of view, the type and amount of consideration payable in the Transactions was determined through negotiation between the Company and Buyer.

   The following is a summary of the material analyses and factors considered by Bowles Hollowell in connection with its opinion to the Board dated April 26, 1999:

   Analysis of Selected Public Company Trading and Financial Information. Bowles Hollowell compared certain financial and stock market information for the Company with similar information for six selected publicly held companies in the original equipment manufacturing ("OEM") sector of the automotive components industry: Autocam Corporation, Borg-Warner Automotive, Inc., Citation Corporation, Dana Corporation, Linamar Corporation and Simpson Industries, Inc. (collectively, the "Selected Companies"). Bowles Hollowell calculated market values relative to each company's earnings per share ("EPS") for the latest 12 months and calendar year 1999, and enterprise values (equity market value, plus debt, less cash and equivalents) relative to each company's revenues, earnings before interest and taxes ("EBIT"), and earnings before interest, taxes, depreciation, and amortization ("EBITDA") for the latest 12 months. All multiples were based on closing stock prices on April 20, 1999. EPS estimates for the Selected Companies were based on analysts' estimates as reported by First Call or I/B/E/S, both of which are market research databases, and EPS estimates for the Company were based on analysts' estimates as reported by First Call. This analysis indicated multiples for the Selected Companies of latest 12 months and estimated calendar 1999 EPS of 8.3x to 17.6x (with a median of 13.5x) and 7.2x to 11.5x (with a median of 8.9x), respectively, and latest 12 months revenues, EBIT and EBITDA of 0.6x to 1.7x (with a median of 0.9x), 8.2x to 12.2x (with a median of 10.0x) and 4.7x to 8.6x (with a median of 6.3x), respectively. Implied multiples for the Company based on the Offer Price of latest 12 months and estimated calendar 1999 EPS of 13.8x (based on latest 12 months EPS), 13.4x (based on calendar 1999 EPS estimates as reported by First Call), respectively, and latest 12 months revenues, EBIT and EBITDA of 1.0x, 9.7x and 6.8x, respectively, compare favorably with the preceding multiples for the Selected Companies. Although the implied multiple of EBIT is slightly below the median EBT multiple of the Selected Companies, the implied multiple is well within the range of multiples for the Selected Companies. Furthermore, Bowles Hollowell believes that implied multiples of the Company (market capitalization of $53.1 million) compared to the Selected Companies (market capitalization ranging from $55.2 million to $7.8 billion, with a median of $651.1 million). Bowles Hollowell believes its analysis of the Selected Companies supports its conclusion as to the fairness of the Offer Price from a financial point of view.

   Analysis of Selected Merger and Acquisition Transactions. Bowles Hollowell reviewed the purchase price and implied transaction multiples paid in twenty selected merger and acquisition transactions in the OEM sector of the automotive components industry, consisting of (acquiror/target): Hayes Lemmerz International, Inc./CMI International, Inc., TRW Inc./Lucas Varity plc(pending), Borg-Warner Automotive, Inc./Kuhlman Corporation, Federal-Mogul Corporation/Cooper Automotive, Oxford Automotive, Inc./Eaton Suspension Division, Federal-Mogul Corporation/T&N plc, Newcor, Inc./Turn-Matic, Inc., Newcor, Inc./The Deco Group, Newcor, Inc./Machine Tool & Gear, Inc., Delco Remy International, Inc./Ballantrae Corporation, Dura Automotive Systems, Inc./GT Automotive Systems, Inc., Oxford Automotive, Inc./Howell Industries, Inc., GKN plc/Sinter Metals, Inc., Kaydon Corporation/Great Bend Industries (Hein-Werner), Tower Automotive, Inc./A.O. Smith Automotive Products, Intermet Corporation/Sudbury, Inc., Gecamex Technologies, Inc./Tarxien Corporation, Borg-Warner Automotive, Inc./Three Divisions of Coltec Automotive, Venture Holdings Trust/Bailey Corporation, and Eaton Corporation/Capco Automotive Products Corporation (the "Selected Merger and Acquisition Transactions"). All multiples were based on publicly available information at the time of announcement of such transaction. This analysis indicated multiples of latest 12 months EPS and latest 12 months revenues, EBIT and EBITDA in the Selected Merger and Acquisition Transactions of 6.5x to 25.9x (with a median of 15.7x), 0.2x to 1.5x (with a median of 1.0x), 6.3x to 16.8x (with a median of 10.0x), and 4.6x to 10.4x (with a median of 6.7x). All of the Selected Merger and Acquisition Transactions involved strategic buyers. Implied multiples for the Company based on the Offer Price of latest 12 months EPS revenues, EBIT, and EBITDA of 13.8x, 1.0x, 9.7x, and 6.8x, respectively, compare favorably with the preceding multiples for the Selected Merger and Acquisition Transactions. Bowles Hollowell also compared the premiums paid in the Selected Merger and Acquisition Transactions with the premium payable in the Transactions. The premiums paid in the Selected Merger and Acquisition Transaction, based on the target company's closing stock price 30 days prior to public announcement of such transaction, were 5.3% to 78.1% (with a median of 40.5%). The premium payable in the Offer and the Merger, based on the closing stock price of the Shares 30 days prior to the Board meeting held on April 22, 1999 to evaluate the proposed Transactions, was 39.0%. Although the implied multiples of latest 12 months EPS and EBIT and the premium payable are slightly below the median comparable multiples of premium paid of the Selected Merger and Acquisition Transactions, the implied multiples and premium payable are well within the range of multiples and premiums paid of the Selected Merger and Acquisition Transactions. Furthermore, Bowles Hollowell believes the implied multiples and premium payable compare favorably to the Selected Merger and Acquisition Transactions multiples and premiums paid given the Company's small size (enterprise value of $69.1 million) compared to the Selected Merger and Acquisition Transactions (enterprise value ranging from $17.5 million to $6.6 billion, with the median of $110.0 million). Bowles Hollowell believes its analysis of Selected Merger and Acquisition Transaction supports its conclusion as to the fairness of the Offer Price from a financial point of view.

   Discounted Cash Flow Analysis. Bowles Hollowell performed a discounted cash flow analysis of the Company to estimate the present value of the stand-alone, unlevered, after-tax free cash flows that the Company could generate over the fiscal years 2000 through 2004, based on internal estimates of the management of the Company. Bowles Hollowell did not discount or otherwise risk-adjust management's growth and EBITDA estimates. The stand-alone discounted cash flow analysis of the Company was determined by (i) adding (x) the present value at June 30, 1999 of projected free cash flows over the five-year period 2000 through 2004, and (y) the present value at June 30, 1999 of the estimated perpetual value of the Company in year 2004 and (ii) subtracting the projected net debt of the Company at June 30, 1999. The range of estimated perpetual values for the Company at the end of the five-year period was calculated by applying perpetual growth rates ranging from 2.0% to 4.0%. The cash flows and perpetual values of the Company were discounted to present value using discount rates ranging from 12.9% to 14.9%. This analysis yielded an equity reference range for the Company of approximately $12.03 to $18.40 per Share as compared to the Offer Price.

   Certain Other Factors. In connection with its opinion, Bowles Hollowell also reviewed and considered, among other things, (i) the indications of interest and bids of third parties other than CK & Co., (ii) the historical and pro forma financial profile of the Company, (iii) the historical trading volumes and market prices for the Shares, and movements in the Shares relative to the S&P 500 Index, the Nasdaq Composite, and the common stock of the Selected Companies, and (iv) the ownership profile of the Company.

   The summary set forth above does not purport to be a complete description of the opinion of Bowles Hollowell to the Board or the financial analyses performed and factors considered by Bowles Hollowell in connection with its opinion. A copy of Bowles Hollowell's written presentation to the Board with respect to its opinion has been filed as an exhibit to the Schedule 13E-3 filed with the Securities and Exchange Commission with respect to the Transaction and will be available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company or representative of such stockholder who has been designated in writing and may be inspected, copied, and obtained by mail from the Commission. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Bowles Hollowell believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting portions of the above summary, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In performing its analyses, Bowles Hollowell made numerous assumptions with respect to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of the Company. No company, transaction, or business used in such analyses as a comparison is identical to the Company or the proposed Transactions, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading, or other values of the companies, business segments, or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Bowles Hollowell's opinion and financial analyses were only one of many factors considered by the Board in its evaluation of the proposed Transactions and should not be viewed as determinative of the views of the Board or management with respect to the Transactions or the consideration payable in the Transactions.

   Bowles Hollowell is a nationally recognized investment banking firm and, as a part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, tender offers, divestitures, leveraged buyouts, and private placements of debt and equity securities. The Company selected Bowles Hollowell to serve as its financial advisor based on Bowles Hollowell's reputation, expertise, and familiarity with the Company. Affiliates of Bowles Hollowell have also participated, with the consent of the Board, as syndication agent and lender in connection with the Debt Financing and as the dealer manager with respect to the Offer, for which services such affiliates will receive customary compensation. See "FINANCING OF THE TRANSACTIONS". In the ordinary course of business, affiliates of Bowles Hollowell may actively trade the securities of the Company for their own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in securities of the Company.

   Pursuant to the terms of Bowles Hollowell's engagement, the Company paid to Bowles Hollowell upon consummation of the Offer an aggregate financial advisory fee of $1,511,773 for its services as financial advisor. In addition, the Company has agreed to reimburse Bowles Hollowell for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify Bowles Hollowell and certain related parties against certain liabilities, including certain liabilities under the federal securities laws, relating to, or arising out of, its engagement.

PAYMENT FOR SHARES

   General. At the effective time of the Merger, the Company will make available to the Paying Agent for the holders of record of Shares, as needed, the amount of cash to be paid in respect of those Shares converted into the right to receive the Merger Consideration pursuant to the Merger. Holders of record should use the Letter of Transmittal to be provided under separate cover to effect the surrender of certificates evidencing Shares in exchange for the Merger Consideration. All certificates so surrendered will be canceled. Upon consummation of the Merger and surrender of certificates evidencing Shares, together with a duly executed Letter of Transmittal, the holder of record thereof will receive the Merger Consideration in exchange for each Share surrendered. Any cash held by the Paying Agent that remains unclaimed by stockholders for one year after the effective time of the Merger will be returned to the Company, as the Surviving Corporation of the Merger, upon demand, and thereafter stockholders may look, subject to applicable abandoned property, escheat and other similar laws, only to the Company for payment thereof.

   Letter of Transmittal. A Letter of Transmittal will be sent to all stockholders of the Company under separate cover. The Letter of Transmittal will advise each stockholder of the procedures for surrendering certificates evidencing Shares to the Paying Agent in exchange for the Merger Consideration.

   Valid Surrender of Shares. For Shares to be validly surrendered pursuant to the Merger, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, must be received by the Paying Agent, at one of its addresses set forth in the Letter of Transmittal and either (i) certificates representing Shares must be received by the Paying Agent or (ii) Shares must be delivered by book-entry transfer.

   Book-Entry Transfer. The Paying Agent will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Merger. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Paying Agent's account at the Book-Entry Transfer Facility in accordance with the procedures for such transfer.

   Signature Guarantees. Signatures on Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act) or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States or by any other "Eligible Guarantor Institution" (as defined in Rule 17Ad-15 under the Exchange Act) (each of the foregoing constituting an "Eligible Institution"), unless the Shares delivered therewith are delivered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made to a person other than the registered holder, then the certificates representing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above and as provided in the Letter of Transmittal.

   THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE STOCKHOLDER. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.


   Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding of 31% of the aggregate Merger Consideration payable to a stockholder, stockholders must provide the Paying Agent with his or her correct taxpayer identification number and certify that such number is correct and that he or she is not subject to backup withholding of federal income tax by completing the substitute Form W-9 included in the Letter of Transmittal.

APPRAISAL RIGHTS

   Pursuant to Section 262 of the DGCL, any stockholder who does not wish to accept the Merger Consideration to be paid pursuant to the Merger Agreement may dissent from the Merger and elect to have the fair value of such stockholder's Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to such stockholder in cash, together with a fair rate of interest, if any, provided that such stockholder complies with the provisions of Section 262 of the DGCL. The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law, and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached as SCHEDULE III to this Information Statement. All references in Section 262 of the DGCL and in this summary to a 'stockholder' are to the record holder of Shares as to which appraisal rights are asserted.

   Under Section 262 of the DGCL, where a proposed merger is approved by written consent of stockholders, the corporation must notify each of its stockholders that appraisal rights are available, and must include in such notice a copy of
Section 262 of the DGCL. This Information Statement constitutes such notice to stockholders of the Company. ANY STOCKHOLDER WHO WISHES TO EXERCISE SUCH APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW CAREFULLY SCHEDULE III TO THIS INFORMATION STATEMENT BECAUSE FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 OF THE DGCL TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. Moreover, because of the complexity of the procedures for exercising appraisal rights, the Company believes that stockholders who consider exercising such rights should seek the advice of counsel.

   Any stockholder wishing to exercise the right to dissent from the Merger and demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

   - Such stockholder must deliver to the Company a written demand for appraisal of such stockholder's shares within 20 days after the date of mailing of this notice of appraisal, which demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares;

   - A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on the certificates representing the Shares, should specify the stockholder's name and mailing address, the number of Shares owned and that such stockholder intends thereby to demand appraisal of such stockholder's Shares; and

   - Such stockholder must continuously hold such shares from the date of making the demand through the effective time of the Merger. Accordingly, a stockholder who is the record holder of Shares on the date the written demand for appraisal is made but who thereafter transfers such shares prior to the effective time of the Merger will lose any right to appraisal in respect of such Shares.

   If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Shares held for one or more beneficial owners while not exercising such rights with respect to the Shares held for one or more beneficial owners; in such case, the written demand should set forth the number of Shares as to which appraisal is sought, and where no number of Shares is expressly mentioned the demand will be presumed to cover all Shares held in the name of the record owner. Stockholders who hold their Shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

   A stockholder who elects to exercise appraisal rights should mail or deliver a written demand to: Hilite Industries, Inc., Terminal Tower, 50 Public Square, 32nd Floor, Cleveland, Ohio 44113, Attention: Chief Executive Officer.

   Within 120 days after the effective time of the Merger, but not thereafter, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Chancery Court demanding a determination of the value of the Shares held by all dissenting stockholders. The Company does not presently intend to file such a petition, and stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such Shares. Accordingly, stockholders who desire to have their Shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. Inasmuch as the Company has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal. In any event, at any time within 60 days after the effective time of the Merger (or at any time thereafter with the written consent of the Company), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the Merger Consideration.

   Pursuant to the Merger Agreement, the Company has agreed to give Buyer prompt notice of any demands for appraisal received by the Company, and, prior to the effective time of the Merger:

   - Buyer has the right to direct all negotiations and proceedings with respect to such demands, and

   - The Company will not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

   Within 120 days after the effective time of the Merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of Shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. The Surviving Corporation must mail such statement to the stockholder within 10 days of receipt of such request.

   If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the 'fair value' of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a dissenting stockholder, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the Shares entitled to appraisal. Section 262 of the DGCL provides that fair value is to be 'exclusive of any element of value arising from the accomplishment or expectation of the merger.' STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 OF THE DGCL COULD BE MORE THAN, THE SAME AS OR LESS THAN THE CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES.

   Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the Merger, be entitled to vote the Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Shares (except dividends or other distributions payable to holders of record of Shares as of a record date prior to the effective time of the Merger).

   At any time within 60 days after the effective time of the Merger, any stockholder who has demanded appraisal rights will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the effective time of the Merger, or if any such demanding stockholder has withdrawn such demand for appraisal as discussed in the preceding sentence, stockholders' rights to appraisal will cease, and all holders of Shares will be entitled to receive the Merger Consideration. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the Surviving Corporation a written withdrawal of such stockholder's demand for appraisal and acceptance of the Merger, except that (i) any such attempt to withdraw made more than 60 days after the effective time of the Merger will require written approval of the Surviving Corporation and (ii) no appraisal proceeding in the Delaware Chancery Court will be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just. If (i) the Surviving Corporation does not approve a stockholder's request to withdraw a demand for appraisal when such approval is required or (ii) the Delaware Chancery Court does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be lower than the value of the Merger Consideration.

   FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL WILL RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS ADVISED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

   The receipt of cash for Shares pursuant to the Merger or in connection with the exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code") and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In the case of an individual stockholder, such capital gain generally will be subject to a maximum federal income tax rate of 20% if the individual has held the Shares for more than one year. Gain or loss will be calculated separately for each block of Shares converted pursuant to the Merger. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors in this regard.

   In general, in order to prevent backup federal income tax withholding at a rate of 31% on the cash consideration to be received pursuant to the Merger, each stockholder who is not otherwise exempt from such requirements must provide such stockholder's correct taxpayer identification number (and certain other information) by completing the Substitute Form W-9 in the Letter of Transmittal.

   THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING BROKER-DEALERS, STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

   THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE POSSIBLY WITH RETROACTIVE EFFECT. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

   General. Except as set forth in this Information Statement, the Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by the consummation of the Merger or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the consummation of the Merger. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company intends to make all required filings under the Exchange Act.

   Antitrust. The Merger is not subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules and regulations promulgated thereunder by the Federal Trade Commission, based upon an analysis of the "size of person test" as set forth in the HSR Act.

   Delaware Business Combination Statute. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless (a) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether Shares held subject to the plan will be tendered in a tender or exchange offer or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

   Under Section 203, the restrictions described above do not apply if, among other things (a) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203; (b) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by
Section 203, provided that, in addition to any other vote required by law, such amendment of the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the Shares entitled to vote, which amendment would not be effective until 12 months after the adoption of such amendment and would not apply to any Business Combination between the corporation and any person who became an Interested Stockholder of the corporation on or prior to the date of such adoption (a bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors); (c) the corporation does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on an inter-dealer quotation system of a registered national securities association or (3) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an Interested Stockholder or from a transaction in which a person became an Interested Stockholder; or (d) a stockholder became an Interested Stockholder "inadvertently" and thereafter divests itself of a sufficient number of Shares so that such stockholder ceases to be an Interested Stockholder. Under Section 203, the restrictions described above also do not apply to certain Business Combinations proposed by an Interested Stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of a majority of the corporation's directors.

   Section 203 provides that, during such three-year period, the corporation may not merge or consolidate with an Interested Stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including, without limitation, (a) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (b) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation; (c) any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments); or (d) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

   The provisions of Section 203 are not applicable to the Merger as a result of the approval by the Board of Directors of the Company of the Merger Agreement and each of the transactions contemplated thereby prior to the execution of the Merger Agreement.

EFFECT OF THE MERGER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION

   Upon consummation of the Offer, Buyer and the Company discontinued the listing of the Shares on Nasdaq and terminated the registration of the Shares under the Exchange Act. Because the Shares are delisted, the ability to buy and sell the Shares has been adversely affected. In addition, the termination of the registration of the Shares under the Exchange Act has substantially reduced the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to the "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company will be unable to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

                    PURPOSES AND REASONS FOR THE TRANSACTIONS

PURPOSES AND REASONS OF THE COMPANY FOR THE TRANSACTIONS

         The purpose of the Offer was to provide the Company's stockholders with liquidity for their Shares by enabling them to sell their Shares at a fair price and at a substantial premium over recent and historical market prices. The Company's management believed that the limited supply of Shares traded in the public market limited the liquidity of the Shares and negatively impacted the market price of the Shares.

         The acquisition of the Shares was structured as a cash tender offer followed by a cash merger in order to (i) effect a prompt and orderly transfer of ownership of the Company from the stockholders to Buyer and the Continuing Stockholders and (ii) provide stockholders with cash for all of their Shares more quickly than through alternative transaction structures that had been considered by the Board.

         The structure of the Transactions was the result of extensive negotiations between Buyer and the Company. In connection with such negotiations, Buyer indicated its desire to structure the Transactions to qualify for recapitalization accounting. In order to induce Buyer to proceed with the Transactions and to provide the Company's stockholders with the benefits of Buyer's offer for the Company, the Company ultimately agreed to proceed based on Buyer's proposed structure.

         The Board of Directors decided to pursue the Transactions at this time because of (i) the anticipated impact of certain trends affecting the Company and its business, including automotive supplier consolidation and the increasing importance of size and global presence for continuous growth, (ii) the perceived undervaluation of the Shares in the market, and (iii) the lack of liquidity for the Shares and the determination that a private sale of the Company would likely provide substantially greater value to the Company's stockholders than could be obtained through the public market.

PURPOSES AND REASONS OF BUYER AND THE CONTINUING STOCKHOLDERS FOR THE
TRANSACTIONS

         Buyer. Buyer's purpose for engaging in the Transactions is to enable Buyer to obtain a majority ownership interest in the Company, thereby becoming entitled to all benefits that result from such ownership. Such benefits include management and investment discretion with regard to the future conduct of the business of the Company, the benefits of the profits generated by the operations of the Company and any increase in the Company's value. Similarly, Buyer will also bear the risk of any decrease in the value of the Company.

         Continuing Stockholders. The Continuing Stockholders' purpose for engaging in the Transactions was to be able to obtain the Offer Price with respect to a portion of their respective holdings of the Shares or Shares issuable upon exercise of outstanding stock options while also maintaining an ownership position in the Company.

         Upon the consummation of the Merger, Buyer and the Continuing Stockholders will own approximately 92.2% and 7.8%, respectively, of the outstanding Shares.

                                RECAPITALIZATION

         The Transactions have been undertaken as part of a comprehensive plan to recapitalize the Company through the Company's purchase of the Shares in the Offer and the Stock Purchase by Buyer. Following consummation of the Transactions, approximately 2.9% of the Shares outstanding prior to the Transactions on a fully diluted basis will remain outstanding and will represent approximately 7.8% of the Shares of the recapitalized Company. Following consummation of the Offer, Buyer will be able, by virtue of its majority equity interest in the Company, to direct and control the policies of the Company, including decisions relating to mergers, sales of assets and similar transactions. The Transactions have been structured so as to qualify for recapitalization accounting treatment.

                 INTEREST OF CERTAIN PERSONS IN THE TRANSACTIONS

         Stockholders should be aware that each of the directors of the Company prior to the consummation of the Offer (the "Pre-Offer Directors") had, to some degree, interests which may have presented such directors with actual or potential conflict of interests in connection with the Transactions. The Pre-Offer Directors and executive officers of the Company or their affiliates have received, as a result of the Transactions an aggregate of approximately $51,400,000 in cash for the Shares beneficially owned by them and their options to purchase Shares. In addition, the Continuing Stockholders, including those Continuing Stockholders who are officers and directors of the Company, will have retained a portion of their Shares.

CHANGE IN CONTROL AGREEMENTS

         In December 1998 and January 1999, the Company entered into Change in Control Retention Bonus and Employment Agreements with seven officers and directors of the Company: Messrs. Maher, Vercher, Wiegmann, Curto, Reinke, Johnson and Sundararajan (the "Executive Change in Control Agreements"), and into Change in Control Retention Bonus NonCompetition and Severance Agreements with two officers and directors of the Company: Messrs. Berry and Brady (the "Senior Executive Change in Control Agreement") and with a consultant of the
Company: Lineberger & Co., LLC (the "Consultant Change in Control Agreement", and together with the Executive Change in Control Agreements and the Senior Executive Change in Control Agreements, collectively the "Change in Control Agreements"). The Change in Control Agreements were intended to provide these executives and the consultant with security against changes in their relationships with the Company in the event of a change in control of the Company. The Change in Control Agreements provide that each officer, director or consultant covered by the agreements is entitled to certain benefits in the event of a change in control of the Company (as defined in such agreements). Each Executive Change in Control Agreement provides for a lump-sum cash payment of one times the executive's annual compensation from the Company (and any entity in which the Company directly or indirectly owns a majority of the voting interest) as reflected on the executive's Form W-2 for the last year preceding the change in control, and for an equal severance payment in case the executive's employment is terminated within two years following a change in control for any reason other than by the Company for cause or by the executive without good reason. The Consultant Change in Control Agreement provides that upon a change in control, the Company will pay Lineberger & Co., LLC a change in control bonus of two times its annual consulting fees from the Company (and any entity in which the Company directly or indirectly owns a majority of the voting interest) as reflected on the consultant's Form 1099 for the last year preceding the change in control, and a payment in respect of the Consultant's non-competition covenant of one time that annual fee. The Senior Executive Change in Control Agreements provide for a lump-sum cash payment of two times the senior executive's annual compensation from the Company (and any entity in which the Company directly or indirectly owns a majority of the voting interest) as reflected on his Form W-2 for the last year preceding the change in control, and for one times that annual compensation as a payment in respect of the senior executive's non-competition covenant; these Senior Executive Change in Control Agreements also provide for continuation for three years after the termination of the senior executive's employment of equivalent health, dental, life insurance and other death benefit programs as in effect at the time of termination. Each Change in Control Agreement provides that if any portion of the benefits under the agreement would constitute an excess parachute payment for purposes of the Code, benefits will be reduced so that the executive will be entitled to receive an amount equal to the maximum amount which he could receive without becoming subject to the excise tax imposed by the Code on such certain excess parachute payments. The consummation of the Offer and the Stock Purchase constituted a change of control pursuant to the Change in Control Agreements.

         The aggregate cash consideration that was received by officers and directors of the Company under their respective Change in Control Agreements as a result of the consummation of the Offer and the Stock Purchase was as follows:

                  Daniel W. Brady                                   $879,081
                  Samuel M. Berry                                    976,458
                  Roy Wiegmann                                       118,004
                  Donald M. Maher                                    178,465
                  Arthur D. Johnson                                  152,771
                  Ronald E. Reinke                                   124,574
                  Lineberger & Co., LLC                              924,999

         The Company has agreed to pay Lineberger & Co., LLC its change of control payment of $924,999 over the next three years and to pay Mr. Brady his change in control payment of $879,081 in January, 2000.

BONUSES

         In connection with the consummation of the Offer and the Stock Purchase, each of James D. Gerson, Ronald G. Assaf and John F. Creamer, the Company's outside directors, received the following amounts as termination bonuses, respectively: $46,250, $46,250 and $34,688.

THE AGREEMENT AMONG STOCKHOLDERS

         In connection with the consummation of the Offer and the Stock Purchase, Buyer, the Continuing Stockholders and First Fidelity Capital, Inc. and Magnetite Asset Investors L.L.C. (collectively, the "Warrant Holders") entered into an Agreement Among Stockholders, dated as of June 1, 1999 (the "Agreement Among Stockholders"). Pursuant to the Agreement Among Stockholders, the parties agreed to, among other things, (i) restrict the transferability of their respective Shares, (ii) provide for a right of first refusal to the Company and subsequently to the other stockholders in the event of any proposed transfer of Shares, and (iii) provide certain co-sale, drag-along and pre-emptive rights. The Agreement Among Stockholders also provides that the Board of Directors of the Company will initially consist of five members: Joseph
W. Carreras, Michael T. Kestner and three representatives designated by certain members of Buyer. In addition, the Agreement Among Stockholders provides for the repurchase of Shares owned by members of management of the Company in certain circumstances, including death, disability and termination of employment of such individuals.

                      PROJECTIONS AND CAUTIONARY STATEMENT
                      CONCERNING FORWARD-LOOKING STATEMENTS

         Certain matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the projections set forth in this Information Statement (the

"Projections"). Such information has been included in this Information Statement for the limited purpose of giving the Company's stockholders access to financial projections made by the Company's management in connection with the Transactions. Such information was prepared by the Company's management for internal use and not with a view to publication. The Projections were based on assumptions concerning the Company's products and business prospects in 1999 through 2003, including the assumption that the Company would continue to operate under the same ownership structure as then existed except as otherwise noted. The Projections were also based on other revenue and operating assumptions. Information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above. In addition, the Projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission, or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts and are included in the Offer only because such information was made available to Buyer by the Company. Neither Buyer's nor the Company's independent accountants have examined, compiled or applied any agreed upon procedures to this information and, accordingly, assume no responsibility for this information. These statements are not guarantees of future performance and involve unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with changes in automotive and non-automotive build rates as well as risks associated with the manufacturing process and start-up of new products and risks related to technological changes in components which affect the life of the product.

                  The above described projections were calculated based on the following assumptions:

                  - The Company's sales department estimated monthly quantity estimates for fiscal year 1999 and quarterly quantity for fiscal years 2000 and 2001. The part number sales estimates were based upon an annual build rate of 15 million unit U.S. automotive production. Based on that information, the existing standard cost in the Company's system was applied to the related part numbers to calculate the standard gross margin. For new programs that did not have a standard cost in the Company's system, an estimated cost was determined based upon bid estimates.

                  - Material, labor and overhead variances were estimated on a divisional basis based upon past experience and other known factors. Gross margin was then computed based upon these results. The gross margin percentages were reviewed for consistency and reasonableness.

                  - Detailed selling, general and administrative expenses were estimated based upon historical experience and other known factors.

                  - Interest was calculated on estimated loan balances using scheduled interest rates with no fluctuations expected in rates in the future.

                  - Taxes were applied on a straight 37.5% of the Company's profit with respect to the Company's Dallas, Texas operations and 38% at the Company's subsidiary, North American Spring & Stamping, Inc., consistent with past practices.


         The Company provided potential bidders with the following projections in connection with the bid solicitation process conducted by the Company and Bowles Hollowell:

                       SUMMARY PROJECTED FINANCIAL RESULTS

                ($ IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                        FOR THE FISCAL YEARS ENDING JUNE 30,
                                                        ------------------------------------
                                   1999P              2000P           2001P        2002P           2003P
--------------------------------------------------------------------------------------------------------

Net sales:
Brake valves                         $34,173         $36,495         $ 42,768      $ 48,168       $ 59,918
Power transmission
  components                          28,015          33,254           36,694        38,965         40,737
Specialty components
  and assemblies                      23,869          21,720           22,320        22,920         23,820
                                     -------         -------         --------      --------       --------
Net sales                            $86,057         $91,469         $101,782      $110,053       $124,475
Gross profit                         $17,958         $19,846         $ 22,860      $ 26,341       $ 30,642
Gross profit margin                     20.9%           21.7%            22.5%         23.9%          24.6%
EBIT(1)                              $10,058         $11,184         $ 13,536      $ 16,863       $ 20,598
EBIT margin                             11.7%           12.2%            13.3%         15.3%          16.5%
EBITDA(1)                            $13,688         $15,160         $ 17,832      $ 21,579       $ 26,004
EBITDA margin                           15.9%           16.6%            17.5%         19.6%          20.9%
Depreciation and
  amortization                       $ 3,630         $ 3,976         $  4,296      $  4,716       $  5,406
Capital expenditures                   3,162           3,073            3,096         6,400          4,400
Basic earnings per share
  (EPS)(2)                           $  1.13         $  1.33         $   1.68      $   2.15       $   2.64

(1) Excludes expenses related to CEO salary and management fees, and corporate costs resulting from the public ownership of the Company's stock.

(2) Assumes average weighted number of shares outstanding of 4,900,000 and annual effective tax rates of 37%.

  In addition to the above, the March 11, 1999 letter requesting final bids sent by Bowles Hollowell to all bidders, indicated that Net Sales and adjusted EBITDA of the Company for the twelve months ended February 28, 1999 were approximately $90.2 million and $14.2 million, respectively. Additionally, the letter indicated the Company's belief that adjusted EBITDA for the fiscal year ending June 30, 1999 was expected to exceed $14 million.

                              THE MERGER AGREEMENT

  The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is included as Schedule I to this Information Statement.

THE OFFER

  The Merger Agreement provided for the commencement of the Offer as promptly as practicable, but in no event later than five business days after the initial public announcement of the terms of the Merger Agreement. The obligation of the Company to commence the Offer, to consummate the Offer and to accept for payment and to pay for any Shares validly tendered and not withdrawn was subject to the fulfillment of a number of conditions (the "Offer Conditions"), including, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer at least 2,510,101 Shares. In accordance with the terms of the Merger Agreement, the Company commenced the Offer on May 3, 1999, and, on June 1, 1999, purchased all of the 4,730,791 Shares validly tendered and not withdrawn.

THE STOCK PURCHASE

  Pursuant to the Merger Agreement, prior to the consummation of the Offer on June 1, 1999, the Company sold to Buyer 1,681,414 newly-issued Shares (the "Buyer Shares") for an aggregate purchase price of $23,960,149 (the number of Buyer Shares multiplied by $14.25) (the "Purchase Price").

  As a condition to the Company's obligation to consummate the Stock Purchase, Buyer arranged for the Company to receive financing which, together with the Purchase Price, equaled or was greater than the price paid per share pursuant to the Offer multiplied by the number of Shares tendered.

THE MERGER

  The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, and in accordance with the DGCL, the Merger is to be effected as soon as practicable after satisfaction or waiver of all of the conditions to the Merger, and Merger Subsidiary is to be merged with and into the Company upon the filing of a certificate of merger with the Delaware Secretary of State, or at such later time as specified in the Certificate of Merger. At the effective time of the Merger, the separate existence of Merger Subsidiary will cease and the Company will continue as the Surviving Corporation and will continue to be governed by the laws of the State of Delaware. At the effective time of the Merger, by virtue of the Merger and without any action on the part of any stockholder:

          - each Share issued and outstanding immediately prior to the effective time of the Merger will, except Shares to which properly exercised dissenters' rights are available under the DGCL and exercised and except as otherwise provided in the following paragraphs, be canceled and converted into the right to receive the Merger Consideration upon surrender and exchange of the certificates representing such Shares;

          - each Share held by the Company as treasury stock or owned by Merger Subsidiary or any other subsidiary of Buyer or the Company immediately prior to the effective time of the Merger will be canceled, and no payment will be made with respect thereto;

          - each share of common stock of Merger Subsidiary outstanding immediately prior to the effective time of the Merger will be converted and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation; and

          - the Buyer Shares and the Shares retained by the Continuing Stockholders will not be canceled as provided above, but will remain outstanding.

CERTIFICATE OF INCORPORATION AND BY-LAWS

  The Merger Agreement provides that the Certificate of Incorporation and By-laws of the Company be, at the effective time of the Merger, the Certificate of Incorporation and By-laws of the Surviving Corporation.

AGREEMENTS OF THE COMPANY AND BUYER

  Pursuant to the Merger Agreement, the Company agreed to cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable after the consummation of the Stock Purchase and the Offer for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger unless a vote of stockholders of the Company is not required by Delaware law. As discussed above (see "ACTION BY WRITTEN CONSENT"), Buyer, on June 2, 1999, acting as a stockholder and the holder of the proxies of the Continuing Stockholders, adopted the Merger Agreement by written consent in lieu of a meeting of the stockholders in accordance with the provisions of Section 228 of the DGCL.

  Except as provided for in the Merger Agreement, from the date of the Merger Agreement until the effective time of the Merger, the Company and its subsidiaries agreed to conduct their business in the ordinary course consistent with past practice and in compliance with all applicable laws and regulations and to use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. The Merger Agreement provided further that from the date of the Merger Agreement until the effective time of the Merger:

  - the Company would not adopt or propose any change in its Certificate of Incorporation or By-laws;

  - except for the Merger, the Company would not, and would not permit any of its subsidiaries to, merge or consolidate with any other person or entity or acquire a material amount of assets of any other person or entity;

  - the Company would not, and would not permit any of its subsidiaries to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) inventory in the ordinary course consistent with past practice;

  - the Company would not, and would not permit any of its subsidiaries to, (i) take or agree or commit to take any action that would make any representation and warranty of the Company under the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the effective time of the Merger, or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time;

  - the Company would not, and would not permit any of its subsidiaries to, agree or commit to do any of the foregoing; and

  - the Company would not, and would not permit any of its subsidiaries to, take any of the following actions (other than the Offer and the Stock Purchase):

  - declare, set aside or pay any dividend or other distribution with respect to any Shares of capital stock of the Company, or repurchase, redeem or otherwise acquire any outstanding Shares of capital stock or other securities of, or other ownership interests in, the Company or any of its subsidiaries (other than the quarterly dividends paid on the Shares) or split, combination or reclassification of any of its capital stock or issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for Shares of its capital stock;

  - incur, assume or guarantee any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

  - make any loan, advance or capital contribution to or investment in any person or entity other than advances to employees in the ordinary course of business consistent with past practice and other than loans, advances or capital contributions to or investments in wholly-owned subsidiaries of the Company made in the ordinary course of business consistent with past practices;

  - cause damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its subsidiaries which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect (as defined in this Information Statement);

  - (i) make any grant of any severance or termination pay to any director, officer or employee of the Company or any subsidiary,
          (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its subsidiaries, (iii) increase benefits payable under any existing severance or termination pay policies or employment agreements,
          (iv) increase compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its subsidiaries, or (v) enter into any collective bargaining agreements;

  - issue, deliver, sell, pledge or otherwise encumber or subject to any lien any Shares of the Company's or any of its subsidiaries' capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such Shares, voting securities or convertible securities;

  - enter into commitments for capital expenditures involving more than $100,000 in the aggregate except (i) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business,
          (ii) as reflected in the capital plan of the Company previously provided to Buyer, or (iii) tooling costs that are reimbursable by customer;

  - change the accounting principles used by it unless required by generally accepted accounting principles of the United States consistently applied;

  - make or rescind any express or deemed election or settlement or compromise of any claim or action relating to U.S. Federal, state or local taxes, or change any of its methods of accounting or of reporting income or deductions for U.S. Federal income tax purposes;

  - satisfy any claims or liabilities, other than, in the ordinary course of business consistent with past practice, in accordance with their terms, liabilities reflected or reserved against in, or contemplated in, the consolidated financial statements (or the notes to the financial statements) of the Company included in any of the Company's Form 10-K's or Form 10-Q's or incurred in the ordinary course of business consistent with past practice;

  - other than in the ordinary course of business consistent with past practice, (A) modify, amend or terminate any material contract,
          (B) waive, release, relinquish or assign any material contract, right or claim or (C) cancel or forgive any material indebtedness owed to the Company or any of its subsidiaries; provided, however, that the Company may not under any circumstance waive or release any of its rights under any standstill or confidentiality agreement to which it is party; or

  -       authorize, commit or agree to take, any of the foregoing actions.

NO SOLICITATION; ACQUISITION PROPOSALS

  Pursuant to the Merger Agreement, the Company agreed that it would not, nor would it permit any of its subsidiaries to, nor would it authorize (and would use its best efforts not to permit) any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to

  - solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiry or the making of any proposal which constitutes or reasonably may give rise to any inquiry, proposal or offer from any person other than the Buyer and Merger Subsidiary relating to any (A) direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of the Company and its subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (C) tender offer or exchange offer for Shares of any class of equity securities of the Company or any of its subsidiaries, or (D) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries other than the transactions contemplated by the Merger Agreement (each, a "Takeover Proposal"), or

  - participate in any discussions or negotiations regarding any Takeover Proposal.

  Notwithstanding the foregoing, if at any time prior to the date the Company purchases Shares in the Offer (the "Offer Completion Date"), the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that failure to do so would result in a breach of its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to any proposal made by a third party to acquire, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the Shares of Common Stock of the Company then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger, and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party (a "Superior Proposal"), which Superior Proposal was not solicited by the Company or which did not otherwise result from a breach of this section and subject to providing prior written notice of its decision to take such action to Buyer,

  - furnish information with respect to the Company and its subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement, and

  - participate in discussions or negotiations regarding such Superior Proposal. Pursuant to the Merger Agreement, the Company, its affiliates and their respective officers, directors, employees, representatives and agents agreed to cease all existing activities, discussions and negotiations with any parties with respect to any Takeover Proposal and request the return of all confidential information regarding the Company provided to any such parties pursuant to the terms of any confidentiality agreement or otherwise.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' LIABILITY

  From the effective time of the Merger through the sixth anniversary of the date on which the effective time of the Merger occurs, Buyer agreed to cause the Surviving Corporation to indemnify and hold harmless each present and former officer, director, employee or agent of the Company, including, without limitation, each person or entity controlling any of the foregoing persons or entities (each, an "Indemnified Party"), against all claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including, without limitation, attorneys' fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the Merger (including, without limitation, the Merger Agreement, the Offer Documents (as defined in the Merger Agreement), the Transactions and the actions contemplated thereby and giving effect to the consummation of such transactions and actions), whether asserted or claimed prior to, at or after the effective time of the Merger, to the fullest extent permitted under the Certificate of Incorporation or By-Laws of the Company or indemnification agreements in effect on the date of the Merger Agreement, including provisions relating to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation. If any claim, action, suit, proceeding or investigation is brought against an Indemnified Party (whether arising before or after the effective time of the Merger), the Indemnified Party may retain counsel satisfactory to such Indemnified Party and Buyer or the Surviving Corporation will advance the fees and expenses of such counsel for the Indemnified Party in accordance with the Certificate of Incorporation or By-Laws of the Company in effect on the date of the Merger Agreement. Buyer and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any such officer, director, employee or agent as provided in the Company's Certificate of Incorporation and By-laws as in effect as of the date of the Merger Agreement survive the Merger and continue in full force and effect unless required to be amended under applicable law and except to make changes permitted by law that would enlarge an Indemnified Party's right to indemnification. Any determination required to be made with respect to whether a person or entity is entitled to indemnification is to be made by independent legal counsel selected mutually by such person or entity, and reasonably satisfactory to Buyer; provided, that Buyer will not be liable for any settlement effected without its written consent. On or prior to the effective time of the Merger, Buyer agreed to cause the Surviving Corporation to pre-pay, at no expense to the beneficiaries, officers' and directors' liability insurance, which will be in effect for no less than six years after the effective time of the Merger, in respect of acts or omissions occurring prior to the effective time of the Merger covering each such person or entity currently covered by the Company's officers' and directors' liability insurance policy, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement; provided, however, that in no event will Buyer be required to pay aggregate premiums for such insurance during such six-year period in excess of nine times the annual premium paid by the Company in 1998 for such purpose; provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, Buyer will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Managers of Buyer, for a cost up to but not exceeding such amount. Buyer agrees to cause the insurance policy to be in full force and effect with the premiums therefor prepaid in full, which policy shall by its terms be noncancellable. Buyer agrees to cause the Surviving Corporation to continue to indemnify, in accordance with the Company's past practice, certain employees of the Company in respect of certain lawsuits described in the Merger Agreement.

  The Merger Agreement also provides that if any claim is made against any Indemnified Party, neither the Surviving Corporation nor Buyer will do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition thereof. If any claim, action, suit, proceeding or investigation is made against any Indemnified Party, on or prior to the sixth anniversary of the effective time of the Merger, the indemnity provisions will continue in effect until the final disposition of such claim, action, suit, proceeding or investigation. The Surviving Corporation and Buyer agree that if either of them (i) consolidates with or merges into any other person or entity and is not the continuing or the Surviving Corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, proper provision will be made so that their successors and assigns succeed to the indemnity obligations prior to the consummation of such transaction.

BEST EFFORTS

  Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, the Company, Buyer and Merger Subsidiary agreed to, and the Company agreed to cause each of its subsidiaries to, cooperate and each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the Transactions.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of the parties. These include representations and warranties by the Company with respect to, among other things, (i) corporate existence and power, (ii) corporate and governmental authorization, (iii) non-contravention, (iv) capitalization of the Company, (v) investments of the Company or any Subsidiary,
(vi) SEC filings, (vii) financial information, (viii) disclosure documents, (ix) absence of certain changes or events, (x) no undisclosed material liabilities,
(xi) litigation and permits, (xii) taxes, (xiii) employee matters, (xiv) labor matters, (xv) compliance with laws, (xvi) finder's fees, (xvii) environmental matters, (xviii) property, (xix) insurance, (xx) intellectual property, (xxi) material contracts, (xxii) the absence of a stockholders rights agreement, (xxiii) voting requirements with respect to the Transactions, (xxiv) opinion of financial advisor, (xxv) year 2000 issues, (xxvi) transaction fees, and (xxvii) insider interests. The representations and warranties do not survive the closing of the Merger.

  Buyer and Merger Subsidiary are also making certain representations and warranties with respect to, among other things, (i) corporate existence and power, (ii) corporate and governmental authorization, (iii) non-contravention,
(iv) disclosure documents, (v) finder's fees, (vi) financing, (vii) share ownership, (viii) Merger Subsidiary's operations, and (ix) due diligence.

  Certain representations and warranties in the Merger Agreement are qualified as to "materiality" or "Material Adverse Effect". For the purposes of the Merger Agreement, "Material Adverse Effect" with respect to any person means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and the subsidiaries of the Company, taken as a whole, that is not a result of general changes in the economy or the industries in which the Company and its subsidiaries operate which prevents or materially delays the Company's ability to consummate the transactions contemplated in the Merger Agreement.

CONDITIONS TO EFFECT THE MERGER

  The Merger Agreement provides that the obligations of the Company, Buyer and Merger Subsidiary to effect the Merger are subject to the satisfaction or waiver on or prior to the closing of the Merger of the following conditions:

  - if required by the DGCL and the Certificate of Incorporation, the Merger Agreement and the Transactions being duly adopted by the stockholders of the Company;

  - any applicable waiting period under the HSR Act relating to the Merger expiring;

  - no provision of any applicable law or regulation and no judgment, injunction, order or decree prohibiting the consummation of the Merger (each party agreeing to use its best efforts to have any such order reversed or injunction lifted);

  - the Company accepting for payment Shares tendered pursuant to the Offer;

  - Buyer having received or being reasonably satisfied that it will receive all material consents and approvals in connection with the consummation of the Merger or to enable the Surviving Corporation to continue to carry on the business of the Company and its subsidiaries as presently conducted in all material respects; and

  -       Buyer having purchased the Buyer Shares.

TERMINATION

  The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the effective time of the Merger (notwithstanding any approval of the Merger Agreement by the stockholders of the Company):

  - by mutual written consent duly authorized by each of the Boards of Directors or Managers, as the case may be, of the Company and Buyer;

  - by either the Company or Buyer, if the Offer Completion Date has not occurred by June 30, 1999; provided, however, that the right to terminate this Agreement under this paragraph is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure to meet the date requirements of this paragraph;

  - by either the Company or Buyer, if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger or accepting for payment or paying for Shares in the Offer is entered by any governmental entity and such judgment, injunction, order or decree shall become final and nonappealable;

  - by either the Company or Buyer, if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder by the Company as a result of a failure of any of the conditions to the Offer set forth on Annex I of the Merger Agreement to be satisfied or waived prior to the expiration of the Offer or any extension thereof;

  - by the Company at any time prior to the Offer Completion Date, if Buyer or Merger Subsidiary materially breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained in the Merger Agreement or breaches its representations and warranties in any material respect which materially adversely effects (or materially delays) the consummation of the Offer or the other Transactions, which breach or failure to perform cannot be or has not been cured within ten days of the receipt of written notice of such breach by Buyer or Merger Subsidiary from the Company; or

  - by Buyer at any time prior to the Offer Completion Date, if the Company materially breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained in the Merger Agreement or breaches its representations and warranties in any material respect, which breach or failure to perform cannot be or has not been cured within ten days of the receipt of written notice of such breach by the Company from Buyer;

          - by the Company at any time prior to the Offer Completion Date, pursuant to a good faith determination of the Board of Directors of the Company, after the Company has received a Superior Proposal and after consultation with outside counsel, that failure to

                  - withdraw or modify or propose publicly to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or the Merger Agreement,

                  - approve or recommend, or propose publicly to approve or recommend, any Takeover Proposals, or

                  - cause or authorize the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal; provided, however, that such termination under this clause will not be effective until payment of the fee listed in the Fees and Expenses section below and provided, further, that the Merger Agreement may not be terminated pursuant to this clause until the expiration of the Offer; or

          - by Buyer or Merger Subsidiary at any time prior to the Offer Completion Date if,

                  - the Board of Directors of the Company has (i) withdrawn or modified or changed in a manner adverse to Buyer its approval or recommendation of this Agreement, the Offer, the Merger or the other Transactions, (ii) approved or recommended, or proposed publicly to approve or recommend, a Takeover Proposal, (iii) caused or authorized the Company or any of its subsidiaries to enter into a Company Acquisition Agreement, (iv) approved the breach of the Company's non-solicitation obligations, or (v) resolved or publicly disclosed any intention to take any of the foregoing actions, or

                  - Bowles Hollowell has withdrawn or modified or changed in a manner adverse to Buyer its opinion relating to the Merger Consideration.

EXPENSES AND TERMINATION FEE

         The Merger Agreement provides that except as otherwise provided in this section, all costs and expenses incurred in connection with the Merger Agreement are to be paid by the party incurring such cost or expense. All costs and expenses related to the preparation, printing, filing and mailing (as applicable) of the Offer documents and all SEC filing fees are to be considered to be costs and expenses of Buyer.

         The Merger Agreement provides that the Company will pay to Buyer an amount equal to $3,000,000 (the "Termination Fee") plus up to $1,000,000 of Buyer's documented expenses in any of the following circumstances:

         - The Merger Agreement is terminated pursuant to the provisions of the last two paragraphs in the section entitled "Termination" above.

         - The Merger Agreement is terminated by either Buyer or the Company if the Offer Completion Date had not occurred by June 30, 1999; provided, however, that the right to terminate this Agreement under this paragraph is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure to meet the date requirements of this paragraph, and each of the following items occurs:

                  - at the time of such termination the Minimum Condition has not been satisfied,

                  - at the time of such termination the Company does not have the right to terminate the Merger Agreement pursuant to paragraph (e) in the section entitled "Termination" above,

                  - prior to such termination, a Takeover Proposal involving at least 50% of the assets of the Company and its subsidiaries, taken as a whole, or 50% of any class of equity securities of the Company (any such Takeover Proposal, a "Competing Proposal"), is (A) publicly disclosed or has been made directly to stockholders of the Company, or (B) any person or entity (including without limitation the Company or any of its subsidiaries) publicly announces an intention (whether or not conditional) to make such a Competing Proposal (each, a "Takeover Proposal Event"), and

                  - prior to or within 12 months after the termination of the Merger Agreement, the Company or one of its subsidiaries enters into a Company Acquisition Agreement or the transactions contemplated by a Competing Proposal are consummated (such an agreement, a "Competing Proposal Agreement").

         - The Merger Agreement is terminated by either Buyer or the Company pursuant to the provisions of the fourth paragraph in the section entitled "Termination" above, and each of the following items occurs:

                  - at the time of such termination the Minimum Condition has not been satisfied,

                  - at the time of such termination the Company does not have the right to terminate the Merger Agreement pursuant to paragraph (e) in the section entitled "Termination" above,

                  - prior to such termination a Takeover Proposal Event has occurred, and

                  - prior to or within 12 months after the termination of the Merger Agreement, the Company or one of its subsidiaries enters into a Competing Proposal Agreement or the transactions contemplated by a Competing Proposal are consummated.

         - The Merger Agreement is terminated by Buyer at any time prior to the Offer Completion Date, if the Company materially breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained in the Merger Agreement or breaches its representations and warranties in any material respect, which breach or failure to perform cannot be or has not been cured within ten days of the receipt of written notice of such breach by the Company from Buyer, and each of the following items occurs:

                  - prior to such termination a Takeover Proposal Event has occurred, and

                  - prior to or within 12 months after the termination of the Merger Agreement, the Company or one of its subsidiaries enters into a Competing Proposal Agreement or the transactions contemplated by a Competing Proposal are consummated unless, in either case, the purchaser pursuant to such Competing Proposal Agreement or otherwise, waives the breach (or failure) of the representation, warranty, covenant or agreement that constituted the basis for Buyer's termination, so long as the Company's breach or failure was not intentional.

AMENDMENTS; NO WAIVERS

         The Merger Agreement provides that any provision of the Merger Agreement may be amended or waived prior to the effective time of the Merger if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver will, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any Shares of capital stock of the Company, or (ii) any of the terms or conditions of this Agreement if such alteration or change could adversely affect the holders of any Shares of capital stock of the Company.

                             STOCKHOLDERS AGREEMENT

         Buyer and Merger Subsidiary have entered into a Stockholders Agreement with the Continuing Stockholders, which provides, subject to certain conditions, for:

         - the tender by the Continuing Stockholders of certain of the Shares owned or controlled by them within 5 business days of the commencement of the Offer,

         - the agreement by the Continuing Stockholders not to tender certain of the Shares owned or controlled by them, and

         - the grant of an irrevocable proxy to Buyer by the Continuing Stockholders to vote all Shares owned or controlled by them in favor of the Merger.

                        THE STOCK SUBSCRIPTION AGREEMENTS

         Merger Subsidiary, Buyer and the Company have entered into separate Stock Subscription Agreements with the members of Buyer. Under these Stock Subscription Agreements, the members have agreed, upon the occurrence of a final and non-appealable judgment against Merger Subsidiary or Buyer in favor of the Company relating to the Merger Agreement or the transactions contemplated thereunder, to purchase shares of common stock of Merger Subsidiary for an aggregate purchase price of $2.0 million in cash. Merger Subsidiary and Buyer are jointly and severally liable for any such judgments.

         The Stock Subscription Agreements may not be amended without the prior written consent of the Company. The Company is a third-party beneficiary of the Stock Subscription Agreements and will be entitled to enforce them on behalf of Merger Subsidiary.

                  CERTAIN INFORMATION CONCERNING THE COMPANIES

THE COMPANY

         The Company designs, manufactures and sells a diversified line of highly-engineered products primarily for automotive applications. These products include brake valves such as proportioning valves, power transmission components such as electromagnetic clutches, mounting brackets and pulleys, and specialty components and assemblies such as stampings, specialty springs and automated assemblies. Some of the Company's products are engineered in close cooperation with the Company's customers to meet their specific performance requirements. Approximately 70% of the sales of the Company are to automotive companies and their suppliers for passenger cars and light trucks sold in the United States. The Company's customers include all three domestic automotive companies: Ford Motor Company, General Motors Corporation and Daimler-Chrysler Corporation as well as heavy truck companies such as Navistar International Transportation Corporation. The Company also sells products to first-tier suppliers including Borg-Warner Corporation, Bosch Braking Systems Corporation, Denso of Los Angeles, Inc., and ITT Automotive of North America, Inc. Significant non-automotive customers include Motorola, Inc., Crane National Vendors, and a variety of distributors for industrial/hydraulic clutches.

         The Company's revenues have grown in recent years through both internal growth and acquisition. Sales increases in each of the previous three years were 18.6%, 1.2%, and 61.8% in fiscal years 1998, 1997, and 1996, respectively. By comparison, according to Ward's Automotive Reports, U.S. sales of automobiles and light trucks have remained flat over the past three years. Vehicles sold in the U.S., by model year (July--June), were 15.5 million in 1998, 14.9 million in 1997, and 15.0 million in 1996.

         The Company believes that its quick response to customer requirements, creative engineering and ability to design and manufacture high volumes of competitively-priced products to meet or exceed the quality standards of the automotive industry are the principal reasons it has been successful in increasing its market share and in growing faster than the domestic automotive industry. The Company has made significant investments in capital equipment and state-of-the-art manufacturing processes in order to continuously improve its productivity and maintain its position as a low cost, high quality manufacturer.

BUYER

         Buyer is a Delaware limited liability company managed by Carreras, Kestner & Co., L.L.C., newly formed for the purpose of effecting the Transactions, including the Stock Purchase. The Buyer did not have any significant assets or liabilities and did not engage in any activities other than those incident to the Transactions and the financing thereof prior to the consummation of the Offer. The principal executive offices of Buyer are located at Terminal Tower, 50 Public Square, 32nd Floor, Cleveland, Ohio 44113.

         Buyer was formed pursuant to an investment program among Carreras, Kestner & Co., L.L.C., Carreras, Kestner Investors, L.L.C., Citicorp Venture Capital Corporation, Key Equity Capital Corporation/Key Equity Partners 99 and Kelso & Company, L.P. Each investor is a member of Buyer. Carreras, Kestner & Co., L.L.C., as the manager of the investment program was responsible for finding, structuring, negotiating and causing Buyer to enter into the Merger Agreement after receiving approval of the Transactions from an investment board comprised of designees of the investors. The role of the members of Buyer other than Carreras, Kestner & Co., L.L.C. in connection with the Transactions has been, and will continue to be, limited to funding their respective capital commitments with respect to the equity portion of the financing.

MERGER SUBSIDIARY

         Merger Subsidiary is a Delaware corporation, newly formed by Buyer for the purpose of effecting the Merger. Merger Subsidiary did not have any significant assets or liabilities and did not engage in any activities other than those incident to the Transactions and the financing thereof prior to the consummation of the Offer. The principal executive offices of Merger Subsidiary are located at Terminal Tower, 50 Public Square, 32nd Floor, Cleveland, Ohio 44113.

                               RECENT DEVELOPMENTS

         On April 27, 1999, the Company reported its financial results for the quarter ending March 31, 1999. Sales for the quarter ended March 31, 1999 were $25,631,000, an increase of $3,524,000 or 16% over sales of $22,107,000 for the third fiscal quarter of 1998. Earnings in the third quarter were $1,942,000 or $0.40 per share, increasing 33% over the earnings of $1,463,000 ($0.30 per share) in the third quarter last year. Sales for the nine months ended March 31, 1999 were $68,214,000, increasing 7% over sales of $63,764,000 for the same period of the prior year. Earnings for the nine-month period were $4,298,000 ($0.88 per share), a 34% increase over earnings of $3,194,000 ($0.65 per share) in the prior year. Shareholders' equity per share was $6.14 at March 31, 1999, compared to $5.34 per share at June 30, 1998.

                         BENEFICIAL OWNERSHIP OF SHARES

         The following table sets forth, as of June 1, 1999, the ownership of Shares by each person who is known by the Company to be the beneficial owner of more than five percent of the issued and outstanding Shares and the ownership of Shares by each of the Company's named executive officers and directors of the Company that served as such at the end of the last completed fiscal year. Unless otherwise noted, such persons have sole voting and dispositive power with respect to such amounts.


          Name and Address of                   Amount and Nature of
           Beneficial Owner                    Beneficial Ownership (1)                    Percent of Class
          ------------------                   --------------------                        ----------------
Hilite Holdings, LLC
Terminal Tower
50 Public Square
32nd Floor
Cleveland, Ohio  44113                                1,681,414                                  85%

Samuel M. Berry                                          21,053(2)                                1%

Daniel W. Brady                                        7,018(3)                            *

Arthur D. Johnson                                      9,035(2)                            *

Donald M. Maher                                        9,035(2)                            *

All officers and directors                             46,141                              2.3%
as a group (4 individuals)

*        Less than one percent

(1) Pursuant to the Stockholders Agreement, the Continuing Stockholders have granted Hilite Holdings, LLC the proxy to vote the 143,148 Shares collectively owned by the Continuing Stockholders in favor of the Merger. As a result of such proxy, Buyer, Merger Subsidiary and the Continuing Stockholders, as a group, also may be deemed to beneficially own those 143,148 Shares.

(2) By virtue of the proxy granted in the Stockholders Agreement described in footnote 1 to this table, this person has shared voting and dispositive power with respect to all of his Shares.

(3) Represents 7,018 Shares owned by The Brady Family Limited Partnership, of which Mr. Brady is the sole general partner.

                           MARKET PRICES AND DIVIDENDS

         Until the listing of the Shares on the Nasdaq National Market System ("NASDAQ") was discontinued effective June 1, 1999, the Shares were traded on NASDAQ under the symbol "HILI". The following table sets forth the high and low sale prices of the Shares for the periods indicated:

                                                  HIGH                      LOW
                                                  ----                      ---

         Fiscal 1997:
         ------------
         First Quarter                            10 1/4                    5
         Second Quarter                           6                         4 1/4
         Third Quarter                            5 1/2                     4 3/4
         Fourth Quarter                           5 1/2                     3 1/4

         Fiscal 1998:
         ------------
         First Quarter                            6 1/4                     4 1/4
         Second Quarter                           7 1/8                     5 1/4
         Third Quarter                            7 1/8                     6 3/4
         Fourth Quarter                           9 3/4                     7 1/2

         Fiscal 1999:
         ------------
         First Quarter                            9                         7 5/8
         Second Quarter                           9 1/2                     7 5/8
         Third Quarter                            11                        8 7/8

         The high and low sale prices of the Shares on April 26, 1999 (the date preceding public announcement of the proposed transaction) were $10.875 and $10.688.

         Dividends of $0.025 per share on 4,900,000 Shares were paid on each of November 17, 1997, February 23, 1998, and May 18, 1998, August 19, 1998,
November 19, 1998, February 19, 1999 and on April 26, 1999, a dividend of

$0.025 per share on 4,900,000 Shares was paid on or about May 25, 1999 to holders of record on May 11, 1999.

                              AVAILABLE INFORMATION

         On June 4, 1999, the registration of the Shares under the Exchange Act was terminated. Until such time, the Company was subject to the reporting requirements of the Exchange Act and, in accordance therewith, was required to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington,
D.C. 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington D.C. 20549. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information.

                                   SCHEDULE I



                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                 APRIL 26, 1999

                                      AMONG

                             HILITE INDUSTRIES, INC.

                              HILITE HOLDINGS, LLC

                                       AND

                              HILITE MERGECO, INC.


                               TABLE OF CONTENTS(1)

                                    ARTICLE I

                                    THE OFFER

SECTION 1.01.  The Offer.....................................................2
SECTION 1.02.  Company Action................................................3
SECTION 1.03.  Directors.....................................................4

                                   ARTICLE II

                             STOCK PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale of Shares...................................5
SECTION 2.02.  Purchase Price................................................5
SECTION 2.03.  Closing.......................................................5
SECTION 2.04.  Closing Deliveries by the Company.............................5
SECTION 2.05.  Closing Deliveries by Buyer...................................6

                                   ARTICLE III

                                   THE MERGER

SECTION 3.01.  The Merger....................................................6
SECTION 3.02.  Conversion of Shares..........................................7
SECTION 3.03.  Surrender and Payment.........................................7
SECTION 3.04.  Dissenting Shares.............................................9
SECTION 3.05.  Stock Options.................................................9
SECTION 3.06.  Merger Without Meeting of Stockholders.......................10
SECTION 3.07.  Closing......................................................10
SECTION 3.08.  Certificate of Incorporation.................................10
SECTION 3.09.  By-Laws......................................................10
SECTION 3.10.  Directors and Officers.......................................10
SECTION 3.11.  Effects of the Merger........................................11

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

SECTION 4.01.  Corporate Existence and Power................................11
SECTION 4.02.  Corporate Authorization......................................11
SECTION 4.03.  Governmental Authorization...................................12
SECTION 4.04.  Non-Contravention............................................12
SECTION 4.05.  Capitalization...............................................12
SECTION 4.06.  Subsidiaries.................................................13
SECTION 4.07.  Investments..................................................14
SECTION 4.08.  SEC Filings..................................................14
SECTION 4.09.  Financial Statements.........................................14
SECTION 4.10.  Disclosure Documents.........................................15
SECTION 4.11.  Absence of Certain Changes...................................15
SECTION 4.12.  No Undisclosed Material Liabilities..........................17
SECTION 4.13.  Litigation; Permits..........................................17
SECTION 4.14.  Taxes........................................................18
SECTION 4.15.  Employee Matters.............................................19
SECTION 4.16.  Labor Matters................................................22
SECTION 4.17.  Compliance with Laws.........................................22
SECTION 4.18.  Finders' Fees................................................22
SECTION 4.19.  Environmental Matters........................................23
SECTION 4.20.  Property.....................................................24
SECTION 4.21.  Insurance....................................................25
SECTION 4.22.  Patents and Trademarks.......................................25






--------
(1) The Table of Contents is not a part of this Agreement.

                                TABLE OF CONTENTS





SECTION 4.23.  Material Contracts...........................................26
SECTION 4.24.  Shareholder Rights Agreement.................................26
SECTION 4.25.  Voting Requirements..........................................26
SECTION 4.26.  Opinion of Financial Advisor.................................26
SECTION 4.27.  Year 2000 Issues.............................................27
SECTION 4.28.  Transaction Fees.............................................27
SECTION 4.29.  Insider Interests............................................27
SECTION 4.30.  Full Disclosure..............................................27



                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         OF BUYER AND MERGER SUBSIDIARY

SECTION 5.01.  Corporate Existence and Power................................28
SECTION 5.02.  Corporate Authorization......................................28
SECTION 5.03.  Governmental Authorization...................................28
SECTION 5.04.  Non-Contravention............................................28
SECTION 5.05.  Disclosure Documents.........................................28
SECTION 5.06.  Finders' Fees................................................29
SECTION 5.07.  Financing....................................................29
SECTION 5.08.  Share Ownership..............................................29
SECTION 5.09.  Merger Subsidiary's Operations...............................29
SECTION 5.10.  Due Diligence................................................29

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

SECTION 6.01.  Conduct of the Company.......................................30
SECTION 6.02.  Stockholder Meeting; Proxy Material..........................30
SECTION 6.03.  Access to Information........................................31
SECTION 6.04.  Other Offers.................................................31
SECTION 6.05.  Notices of Certain Events....................................33

                                   ARTICLE VII

                               COVENANTS OF BUYER

SECTION 7.01.  Obligations of Merger Subsidiary.............................34
SECTION 7.02.  Voting of Shares.............................................34
SECTION 7.03.  Director and Officer Liability...............................34
SECTION 7.04.  Merger Subsidiary Subscription Agreements....................36

                                  ARTICLE VIII

                               COVENANTS OF BUYER
                                 AND THE COMPANY

SECTION 8.01.  Best Efforts.................................................36
SECTION 8.02.  Certain Filings..............................................37
SECTION 8.03.  Public Announcements.........................................37
SECTION 8.04.  Conveyance Taxes.............................................37
SECTION 8.05.  Further Assurances...........................................37
SECTION 8.06.  Employee Matters.............................................38
SECTION 8.07.  Certain Litigation...........................................38
SECTION 8.08.  Recapitalization.............................................39
SECTION 8.09.  Stop Transfer Order..........................................39

                                   ARTICLE IX

                 CONDITIONS TO THE STOCK PURCHASE AND THE MERGER

SECTION 9.01.   Conditions to the Stock Purchase............................39
SECTION 9.02.  Conditions to the Merger.....................................40



                                    ARTICLE X

                                   TERMINATION

SECTION 10.01.  Termination.................................................41


                                TABLE OF CONTENTS

SECTION 10.02.  Effect of Termination.......................................43

                                   ARTICLE XI

                                  MISCELLANEOUS

SECTION 11.01.  Notices.....................................................43
SECTION 11.02.  Survival of Representations and Warranties..................44
SECTION 11.03.  Amendments; No Waivers......................................44
SECTION 11.04.  Expenses....................................................45
SECTION 11.05.  Successors and Assigns......................................47
SECTION 11.06.  Governing Law...............................................48
SECTION 11.07.  Severability................................................48
SECTION 11.08.  Third Party Beneficiaries...................................48
SECTION 11.09.  Entire Agreement............................................48
SECTION 11.10.  Counterparts; Effectiveness.................................48
SECTION 11.11.  Jurisdiction................................................48
SECTION 11.12.  Knowledge...................................................49

                                TABLE OF CONTENTS


Company Disclosure Letter

Section 4.01:         Licenses
Section 4.03:         Governmental Authorization
Section 4.04:         Non-Contravention
Section 4.05:         Stock Options
Section 4.06:         Subsidiaries
Section 4.07:         Investments
Section 4.11:         Absence of Certain Changes
Section 4.12:         Material Liabilities
Section 4.13:         Litigation, Permits
Section 4.15:         Employee Matters
Section 4.16:         Labor Matters
Section 4.17:         Compliance with Laws
Section 4.19:         Environmental Matters
Section 4.20:         Property
Section 4.21:         Insurance
Section 4.22:         Patents and Trademarks
Section 4.23:         Material Contracts
Section 4.28:         Transaction Fees
Section 4.29:         Insider Interests
Section 5.10:         Data Room Index
Section 7.03:         Director and Officer Liability
Section 8.06:         Employee Bonuses

Exhibit A -- Confidentiality Agreement

                                   DEFINITIONS

         The following terms which may appear in more than one Section of this Agreement are defined in the following Sections:


TERMS                                            SECTION OR OTHER LOCATION
-----                                            -------------------------
Advisor                                          Section 1.02 (a)
Agreement                                        Preamble
Balance Sheet                                    Section 4.09
Balance Sheet Date                               Section 4.09
Benefit Arrangement                              Section 4.15 (A)
Business Day                                     Section 1.01
Buyer                                            Preamble
Buyer Shares                                     Section 2.01 (a)
By-Laws                                          Section 1.02 (a)
CBA                                              Section 4.16
Certificate of Incorporation                     Section 1.02 (a)
Code                                             Section 4.14 (a)
Company                                          Preamble
Company 10-K                                     Section 4.06 (a)
Company 10-Qs                                    Section 4.08 (a)
Company Acquisition Agreement                    Section 6.04
Company Designees                                Section 1.03 (a)
Company Disclosure Documents                     Section 4.10 (a)
Company Disclosure Letter                        Section 4.01
Company Notice                                   Section 6.04
Company Permits                                  Section 4.13
Company Proxy Statement                          Section 6.02
Company Securities                               Section 4.05
Company SEC Documents                            Section 4.08 (a)
Company Stockholder Meeting                      Section 6.02
Competing Proposal                               Section 11.04(b)(i)(B)(3)
Competing Proposal Agreement                     Section 11.04(b)(i)(B)(4)
Confidentiality Agreement                        Section 6.03
DGCL                                             Preamble
Depositary                                       Section 3.03 (a)
Effective Time                                   Section 3.01 (b)
Employee Agreement                               Section 4.15 (B)
Employee Plan                                    Section 4.15 (C)
Environmental Law                                Section 4.19 (b)
Environmental Permits                            Section 4.19 (b)
ERISA                                            Section 4.15 (D)
ERISA Affiliate                                  Section 4.15 (E)
Exchange Act                                     Section 1.01
Expenses                                         Section 11.04(b)(ii)
Expiration Date                                  Section 1.01
Fiduciary Duties                                 Section 1.02 (c)
Financing                                        Section 5.07
GAAP                                             Section 4.09
Governmental Entity                              Section 4.03
HSR Act                                          Section 4.03
HSR Authority                                    Section 8.01

Indemnified Parties                              Section 7.03
Leases                                           Section 4.20 (c)
Licenses                                         Section 4.01
Lien                                             Section 4.04
Loan Agreement                                   Section 4.06 (b)
Material Adverse Effect                          Section 4.01
Material Contracts                               Section 4.23 (a)
Material Patents and Trademarks                  Section 4.22 (a)
Merger                                           Section 3.01 (a)
Merger Closing                                   Section 2.07
Merger Closing Date                              Section 2.07
Merger Consideration                             Section 3.02 (a)
Merger Subsidiary                                Preamble
Minimum Condition                                Section 1.01 (a)
Multiemployer Plan                               Section 4.15 (F)
Offer                                            Preamble
Offer Completion Date                            Section 6.04
Offer Documents                                  Section 1.01 (b)
Offer Price                                      Section 1.01 (a)
Offer to Purchase                                Section 1.01 (b)
Option                                           Section 2.05 (a)
Option Consideration                             Section 2.05 (a)
Outside Termination Date                         Section 10.01 (ii)
PBGC                                             Section 4.15 (d)
Person                                           Section 2.03 (c)
Pre-Closing Tax Period                           Section 4.14 (b)
Purchase Price                                   Section 2.02
Real Property                                    Section 4.20 (b)
Retained Employees                               Section 8.06 (a)
Returns                                          Section 4.14 (a)
Schedule 13E-3                                   Section 1.01 (b)
Schedule 13E-4                                   Section 1.01 (b)
SEC                                              Section 1.01 (b)
Secretary                                        Section 3.01 (b)
Share(s)                                         Preamble
Stockholder Agreement                            Preamble
Stock Purchase Closing                           Section 2.03
Stock Purchase Closing Date                      Section 2.03
Subsidiary                                       Section 4.06 (a)
Subsidiary Agreement                             Section 4.06 (b)
Subsidiary Securities                            Section 4.06 (b)
Superior Proposal                                Section 6.04
Surviving Corporation                            Section 3.01 (a)
Takeover Proposal                                Section 6.04
Takeover Proposal Event                          Section 11.04(b)(i)(C)(3)
Tax Asset                                        Section 4.14 (a)
Taxes                                            Section 4.14 (b)
Termination Fee                                  Section 11.04
Title IV Plan                                    Section 4.15 (G)
Transactions                                     Section 1.01 (b)
Transaction Fees                                 Section 4.28
Trigger Event                                    Section 11.04 (b)
UST's                                            Section 4.19 (a) (iii)

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER dated as of April 26, 1999 (this "AGREEMENT") among HILITE INDUSTRIES, INC., a Delaware corporation (the "COMPANY"), HILITE HOLDINGS, LLC, a Delaware limited liability company ("BUYER"), and HILITE MERGECO, INC., a Delaware corporation and a wholly owned subsidiary of Buyer ("MERGER SUBSIDIARY").

                  WHEREAS, the Boards of Managers or Directors, as the case may be, of Buyer, Merger Subsidiary and the Company have each determined that it is in the best interests of their respective members or stockholders for Buyer to acquire the Company upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, in furtherance of such acquisition, it is proposed that the Company shall make a cash tender offer (the "OFFER") to acquire all of the issued and outstanding shares of Common Stock, par value $.01 per share, of the Company (referred to collectively as the "SHARES" and individually as a "SHARE"), for $14.25 per Share net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer; and

                  WHEREAS, in furtherance of such acquisition, Buyer, Merger Subsidiary and certain significant stockholders of the Company have entered into a Stockholders Agreement (the "STOCKHOLDERS AGREEMENT") pursuant to which such Stockholders agree, among other things, to tender pursuant to the Offer all of their Shares, except for certain Shares to be retained by such stockholders in accordance with the Stockholders Agreement; and

                  WHEREAS, the Board of Directors of the Company has unanimously approved the making of the Offer and resolved and agreed to recommend that holders of Shares tender their Shares pursuant to the Offer; and

                  WHEREAS, also in furtherance of such acquisition, the respective Boards of Managers or Directors, as the case may be, of Buyer and the Company has each approved the purchase by Buyer and the sale by the Company (the "Stock Purchase") of 1,681,414 Shares for the Offer Price immediately prior to the consummation of the Offer; and

                  WHEREAS, the parties hereto intend that the acquisition be treated as a recapitalization for financial accounting purposes; and

                  WHEREAS, also in furtherance of such acquisition, the Boards of Managers or Directors, as the case may be, of Buyer, Merger Subsidiary and the Company have each approved the merger of Merger Subsidiary with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL") following the consummation of the Offer and upon the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, Merger Subsidiary and the Company hereby agree as follows:

                                    ARTICLE I

                                    THE OFFER

SECTION 1.01.  THE OFFER.

                  (a) Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, the Company shall commence, within the meaning of Rule 13e-4(a)(4) under the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), as promptly as practicable after the date hereof, but in no event later than five business days (as such term is defined in Rule 14d-1 under the Exchange Act, a "BUSINESS DAY") following the public announcement of the terms of this Agreement, the Offer to purchase all of the outstanding Shares at a price of $14.25 per Share (the "OFFER PRICE"), net to the sellers in cash, subject to any amounts required to be withheld under applicable federal, state, local or foreign income tax regulations. Subject to the extension of the Offer as provided below, the obligation of the Company to commence the Offer, to consummate the Offer and to accept for payment and to pay for any Shares validly tendered and not withdrawn shall be subject only to: (i) the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of Shares which represents at least a majority of the Shares outstanding on a fully diluted basis (the "MINIMUM CONDITION"), and (ii) the satisfaction or waiver of the other conditions set forth in Annex I hereto. At Buyer's request, the Company shall increase the price per Share payable in the Offer and make such other changes to the Offer as Buyer may request, provided, however, that the Company will not be required to make any changes which decrease the price per Share payable in the Offer, which change the form of consideration to be paid in the Offer, which reduce the maximum number of Shares to be purchased in the Offer, which impose conditions to the Offer in addition to those set forth in Annex I hereto or which broaden the scope of such conditions. The Company shall make no other changes to the Offer or waive any conditions to the Offer or take any other action, including, without limitation, notice of acceptance of tendered Shares to the Depositary, with respect to the Offer without Buyer's prior written consent. The Offer will remain open (unless the Company, at the written request of Buyer, terminates the Offer upon the occurrence of an event in Annex I) for a period of twenty Business Days from the commencement of the Offer in accordance with applicable law (the "EXPIRATION DATE") unless the Company, at the request of Buyer, extends the period of time for which the Offer is open as may be permitted or required by this Agreement, or applicable laws in which case the term "Expiration Date" will mean the latest time and date at which the Offer as so extended by the Company expires. Notwithstanding the foregoing, the Company shall extend the Offer at any time up to the Outside Termination Date (as defined in Section 10.01) for one or more periods of not more than an aggregate of 10 Business Days, if at the initial expiration date of the Offer, or any extension thereof, the condition to the Offer requiring the expiration or termination of any applicable waiting periods under the HSR Act (as defined in Section
4.03) is not satisfied or required. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case only at the request of Buyer. The Company shall, at Buyer's request, extend the Offer beyond the initial Expiration Date for a period of up to 10 Business Days, if, on the date of such extension, more than 85% but less than 90% of the outstanding Shares on a fully diluted basis have been tendered. Subject to the terms and conditions of the Offer and subject to the closing of the Stock Purchase as set forth in Article II herein, the Company shall pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn. Notwithstanding the foregoing, the Company shall not be required to consummate the Offer or pay the Offer Price for the Shares tendered unless it shall have received the proceeds from the sale of the Buyer Shares and the Financing or other funds arranged for by Buyer in an amount which shall be equal to or greater than the Offer Price multiplied by the number of Shares tendered.

                  (b) As soon as practicable on the date of commencement of the Offer, the Company shall file with the Securities and Exchange Commission (the "SEC"), an Issuer Tender Offer Statement on Schedule 13E-4 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, the "SCHEDULE 13E-4"), and the Company,

Buyer and Merger Subsidiary shall file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with all amendments and supplements thereto, the "SCHEDULE 13E-3") with respect to the Offer, the Stock Purchase, the Merger and the other transactions contemplated by this Agreement (collectively, the "TRANSACTIONS"). The Schedule 13E-4 and Schedule 13E-3 shall contain or shall incorporate by reference an offer to purchase (the "OFFER TO PURCHASE") and forms of the related letter of transmittal and any other documents related to the Offer (the Schedule 13E-4, together with the Schedule 13E-3, the Offer to Purchase and such other documents, together with any supplements or amendments thereto, are collectively referred to herein as the "OFFER DOCUMENTS"). Buyer and the Company each agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Buyer and the Company agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Buyer and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the applicable authorities.

                  SECTION 1.02.  COMPANY ACTION.

                  (a) The Company hereby approves and agrees to undertake the Offer and represents that its Board of Directors, at a meeting duly called and held on April 26, 1999, has (i) unanimously determined that this Agreement and the Transactions are fair to and in the best interest of the Company's stockholders, (ii) unanimously approved this Agreement, the Stockholders Agreement and the Transactions, which approval satisfies in full the requirements of the DGCL including Section 203 of the DGCL, and the Amended and Restated Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION") and the Amended and Restated By Laws (the "BY-LAWS") of the Company and (iii) subject to Section 6.04 (b), unanimously resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its stockholders. The Company shall include a statement of such recommendation and approval in the Offer Documents.

         The Company represents that Bowes Hollowell Conner & Co. (the "ADVISOR") as financial advisors to the Company, has delivered to the Company's Board of Directors its written opinion that the cash consideration to be received in the Offer and the Merger by the holders of Shares (other than any holders of Shares who will retain Shares following consummation of the Offer and the Merger) is fair from a financial point of view to such holders. The Company has been advised that all of its directors and executive officers intend to tender their Shares pursuant to the Offer (except to the extent provided in the Stockholders Agreement). The Company agrees to, and has been authorized by the financial advisor to permit, subject to prior review and consent of the financial advisor (such consent not to be unreasonably withheld), the inclusion of the fairness opinion (or a reference thereto) in the Offer Documents.

                  (b) The Company shall take all action as may be necessary to effect the Offer as contemplated by this Agreement, including, without limitation, promptly mailing the Offer Documents to the record holders and beneficial owners of the Shares.

                  (c) References herein to the "FIDUCIARY DUTIES" of the members of the Board of Directors of the Company mean the fiduciary duties of such members to the holders of Shares.

                  SECTION 1.03.  DIRECTORS.

                  (a) Promptly upon the consummation of the Stock Purchase and the acceptance for payment by the Company of any Shares, Buyer shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares owned by Buyer bears to the total number of Shares outstanding, and the Company shall take all action necessary to cause Buyer's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. At such times, the Company will use its best efforts to cause individuals designated by Buyer to constitute the same percentage as such individuals represent on the Company's Board of Directors of (x) each committee of such Board (other than any committee of such Board established to take action under this Agreement), (y) each board of directors of each Subsidiary (as defined in Section 4.06) and (z) each committee of each such board. Notwithstanding the foregoing, until the Effective Time (as defined in Section 2.01(b)), the Company shall retain as members of its Board of Directors at least two directors who are directors of the Company on the date hereof (the "COMPANY DESIGNEES").

                  (b) The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act (as defined in Section 4.03) and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-i in order to fulfill its obligation under this Section 1.03 and shall include in the Schedule 13E-4 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section 1.03. Buyer will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

                  (c) From and after the time, if any, that Buyer's designees constitute a majority of the Company's Board of Directors until the Effective Time, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Buyer or Merger Subsidiary hereunder, any waiver of any condition to the obligations of the Company or any of the Company's rights hereunder or other action by the Company hereunder may be effected only by the action of a majority of the directors of the Company then in office who were directors of the Company on the date hereof, which action shall be deemed to constitute the action of the full Board of Directors; PROVIDED that if there shall be no such directors, such actions may be effected by majority vote of the entire Board of Directors of the Company.

                                   ARTICLE II

                             STOCK PURCHASE AND SALE

                  SECTION 2.01.  Purchase and Sale of Shares.

                  (a) Upon the terms and subject to the conditions of this Agreement, at the Stock Purchase Closing (as defined herein), the Company shall sell to Buyer and Buyer shall purchase from the Company, 1,681,414 Shares (the "BUYER SHARES").

                  (b) The Buyer Shares will be validly issued, fully paid and nonassessable, and will be issued free of preemptive rights or any Liens.

                  SECTION 2.02. PURCHASE PRICE. The aggregate purchase price for the Buyer Shares shall be the number of Buyer Shares multiplied by the Offer Price or such increased price per share payable in the Offer in accordance with
Section 1.01(a) (the "PURCHASE PRICE").

                  SECTION 2.03. CLOSING. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Buyer Shares contemplated by this Agreement shall take place at a closing (the "STOCK PURCHASE CLOSING") to be held at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York, at 10:00 a.m., on the day after the Offer is scheduled to expire, or at such other place or at such other time or on such other date as the Company and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "STOCK PURCHASE CLOSING DATE").

                  SECTION 2.04. CLOSING DELIVERIES BY THE COMPANY. At the Stock Purchase Closing, the Company shall deliver or cause to be delivered to Buyer:

                  (a)      stock certificates evidencing the Buyer Shares;

                  (b)      a receipt for the Purchase Price; and

                  (c) the certificates and other documents required to be delivered pursuant to Section 9.01(b)(iii).

                  SECTION 2.05. CLOSING DELIVERIES BY BUYER. At the Stock Purchase Closing, Buyer shall deliver to the Company:

                  (a) the Purchase Price by wire transfer of immediately available funds to an account at a United States bank designated in writing by the Company, which designation shall be received by Buyer at least three Business Days prior to the Stock Purchase Closing;

                  (b) the certificates and other documents required to be delivered pursuant to Section 9.01(c)(iii); and

                  (c) Buyer shall arrange for the Company to receive financing which, together with the Purchase Price, shall be equal to or greater than the Offer Price multiplied by the number of Shares tendered.


                                   ARTICLE III

                                   THE MERGER

                  SECTION 3.01.  THE MERGER.

                  (a) At the Effective Time (as defined in Section 3.01(b)), Merger Subsidiary shall be merged (the "MERGER") with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

                  (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware (the "SECRETARY") and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective on such date as the certificate of merger is duly filed with the Secretary or at such later date as is specified in the certificate of merger (the "EFFECTIVE TIME").

                  (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of the Company and Merger Subsidiary, all as provided under the DGCL.

                  (d) Buyer may, with the consent of the Company, modify the structure of the Merger if Buyer determines it advisable to do so because of tax or other considerations, and the parties hereto shall promptly enter into any amendment to this Agreement necessary or desirable to accomplish such structure modification, provided that no such amendment shall reduce the Merger Consideration or delay the Stock Purchase Closing or the Effective Time.

                  SECTION 3.02. CONVERSION OF SHARES. At the Effective Time by virtue of the Merger and without any action on the part of any stockholder:

                  (a) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section, 3.02(b) or 3.02(d) or as provided in Section 3.04 with respect to Shares as to which properly exercised dissenters rights are available under the DGCL, be canceled and converted into the right to receive the Offer Price in cash or any higher price paid for each Share in the Offer, without interest (the "MERGER CONSIDERATION") upon surrender and exchange of the certificates representing such Shares in accordance with
Section 3.03. Any payment made pursuant to this Section 3.02(a) will be made net of applicable withholding taxes to the extent such withholding is required by law.

                  (b) each Share held by the Company as treasury stock or owned by Merger Subsidiary or any other subsidiary of Buyer or the Company immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

                  (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation; and

                  (d) the aggregate number of Shares owned by certain stockholders and by existing management which shall be retained by such persons pursuant to the Stockholders Agreement and the Buyer Shares, shall not be canceled as provided above, but shall remain outstanding.

                  SECTION 3.03.  SURRENDER AND PAYMENT.

                  (a) Prior to the Effective Time, Buyer shall appoint a depositary (the "DEPOSITARY") for the purpose of exchanging certificates representing Shares for the Merger Consideration. The Depositary shall at all times be a commercial bank having a combined capital and surplus of at least $100,000,000. Buyer will arrange for financing for the Company in an amount sufficient for the Company to pay to the Depositary immediately available funds in amounts necessary to make payments pursuant to Section 3.02 and this Section
3.03 to holders of Shares entitled thereto. Promptly after the Effective Time, the Company will send, or will cause the Depositary to send, but in no event later than three Business Days after the Effective Time, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Depositary).

                  (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Depositary of a certificate or certificates properly representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such

Merger Consideration.

                  (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Depositary any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Depositary that such tax has been paid or is not payable. For purposes of this Agreement, "PERSON" means an individual, a corporation, limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

                  (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

                  (e) Any portion of the Merger Consideration paid to the Depositary pursuant to Section 3.03(a) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Surviving Corporation for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Buyer, Merger Subsidiary and the Surviving Corporation shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws.

                  (f) Any portion of the Merger Consideration paid to the Depositary pursuant to Section 3.03(a) to pay for Shares for which dissenter's rights have been exercised shall be returned to Surviving Corporation upon demand.

                  (g) If any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Depositary shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration due to such person pursuant to this Agreement.

                  SECTION 3.04. DISSENTING SHARES. Notwithstanding Section 3.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the DGCL shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

                  SECTION 3.05.  STOCK OPTIONS.

                  (a) Immediately prior to the Effective Time, each outstanding employee stock option (an "OPTION") to purchase Shares granted under any employee stock option or compensation plan or arrangement of the Company shall be canceled, and each holder of any such Option, whether or not then vested or exercisable, shall be paid by the Company at the Effective Time for each such Option an amount determined by multiplying (i) the excess, if any, of the Merger Consideration per Share over the applicable exercise price of such Option by
(ii) the number of Shares such holder could have purchased (assuming full vesting of all Options) had such holder exercised such option in full immediately prior to the Effective Time (the "OPTION CONSIDERATION").

                  (b) The consideration due under this Section 3.05 shall be payable without interest after (a) verification by the Depositary of the ownership and terms of the particular Option by reference to the Company's records and (b) delivery in the manner provided in Section 3.03 of a written instrument duly executed by the owner of the Option, in a form to be provided by the Depositary promptly after the Effective Time, setting forth (i) the aggregate number of Shares of Common Stock acquirable by such Option holder upon exercise of all Options held by such holder whether or not such Options are immediately exercisable, the respective issue dates of each Option and the exercise price of each Option; (ii) a representation by the person that he or she is the owner of all Options described pursuant to clause (a), and that none of those Options has expired or ceased to be exercisable; and (iii) a consent to the treatment of such Options pursuant to this Section 3.05 in full satisfaction of all rights relating to such Options.

                  (c) Prior to the Effective Time, the Company shall (i) use its best efforts to obtain any consents from holders of Options and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements, to the extent such consents or amendments are necessary to give effect to the transactions contemplated by Section 3.05(a). Notwithstanding any other provision of this Section, payment may be withheld in respect of any Option until necessary consents are obtained.

                  (d) Except as otherwise agreed to in writing by the parties,
(i) the Options and other equity plans will terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof will be canceled as of the Effective Time, and
(ii) the Company shall use its reasonable efforts to assure that following the Effective Time no participant in any of such plans, or other plans, programs or arrangements, will have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

                  SECTION 3.06. MERGER WITHOUT MEETING OF STOCKHOLDERS. Notwithstanding Section 6.02 hereof, in the event that Buyer, Merger Subsidiary or any other subsidiary of Buyer shall acquire at least 90% of the outstanding shares of capital stock of the Company, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with the DGCL.

                  SECTION 3.07. CLOSING. The closing of the Merger (the "MERGER CLOSING") will take place at a time and on a date to be specified by the parties, which is to be no later than the second Business day after satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Merger Closing Date) set forth in Article IX, unless another time or date is agreed to by parties to this Agreement. The Merger Closing will be held at the offices of Jones, Day, Reavis & Pogue, 901 Lakeside Avenue, Cleveland, Ohio, or such other location as the parties to this Agreement agree to in writing. The date on which the Merger Closing occurs is hereinafter referred to as the "MERGER CLOSING DATE."

                  SECTION 3.08. CERTIFICATE OF INCORPORATION. The certificate of incorporation of Surviving Corporation in effect at the Effective Time shall be the certificate of incorporation of the Company until amended in accordance with applicable law.

                  SECTION 3.09. BY-LAWS. The By-Laws of Surviving Corporation in effect at the Effective Time shall be the by-laws of the Company.

                  SECTION 3.10. DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors of the Company at the Effective Time shall be the initial directors of the Surviving Corporation and the officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and appointed or qualified.

                  SECTION 3.11. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

                  The Company represents and warrants to Buyer and Merger Subsidiary that:

                  SECTION 4.01. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and except as set forth on Section 4.01 of the letter delivered to the Company simultaneously herewith (the "COMPANY DISCLOSURE LETTER"), has all corporate powers and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and has all governmental licenses, authorizations, consents, permits and approvals (collectively, "LICENSES") required to carry on its business as now conducted except where the failure to have any such License would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. As used herein, the term "MATERIAL ADVERSE EFFECT" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and the Subsidiaries, taken as a whole, that is not a result of general changes in the economy or the industries in which the Company and its Subsidiaries operate or which prevents or materially delays the Company's ability to consummate the transactions contemplated hereby. The Company has heretofore delivered to Buyer true and complete copies of the Company's Certificate of Incorporation and By-Laws as currently in effect.

                  SECTION 4.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and authority and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement, assuming due and valid authorization, execution and delivery by the Buyer and Merger Subsidiary, has been duly executed and delivered by the Company and, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The Company has taken all actions necessary to render the prohibitions of Section 203 of the DGCL to be inapplicable to the execution and delivery of this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby, including the acquisition of the Shares pursuant to the Offer and the Merger. No other "fair price," "merger moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stockholders Agreement or any of the transactions contemplated hereby.

                  SECTION 4.03. GOVERNMENTAL AUTHORIZATION. Except as set forth in Section 4.03 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority (each, a "GOVERNMENTAL ENTITY") other than: (i) the filing of a certificate of merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") and
(iii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT").

                  SECTION 4.04. NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or By-Laws of the Company or comparable organizational documents of its Subsidiaries, (ii) except as set forth in Section 4.04 of the Company Disclosure Letter and assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (iii) except as set forth in Section 4.04 of the Company Disclosure Letter, with or without the giving of notice or passage of time or both, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (iv) result in or require the creation or imposition of any Lien on any asset of the Company or any Subsidiary excluding from the foregoing clauses (ii), (iii) or (iv) such violations, breaches, defaults or Liens which would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and which will not materially impair the ability of the Company to consummate the transactions contemplated hereby. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

                  SECTION 4.05. CAPITALIZATION. The authorized capital stock of the Company consists of 15,000,000 shares of common stock, par value $0.01 per Share, and 5,000,000 shares of preferred stock. As of January 31, 1999, there were outstanding 4,900,000 shares of common stock, no shares of preferred stock and Options to purchase an aggregate of 120,200 Shares, both vested and unvested. Section 4.05 of the Company Disclosure Letter accurately sets forth information regarding the exercise prices of the Options. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or of any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options, warrants, calls or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or its Subsidiaries, and (iv) no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or deliver, or cause to be issued, sold or delivered any securities issuable by the Company or the Subsidiaries (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any Subsidiary is subject to any voting agreement with respect to the voting of the Company Securities.

                  SECTION 4.06.  SUBSIDIARIES.

                  (a) Each Subsidiary that is actively engaged in any business or owns any material assets (an "ACTIVE SUBSIDIARY") (i) is a limited partnership or a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) except as set forth in
Section 4.06 of the Company Disclosure Letter, has all corporate or partnership powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation or limited partnership and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except in each case to the extent that the failure of this representation and warranty to be true would not have a Material Adverse Effect. For purposes of this Agreement, "SUBSIDIARY" means any corporation, limited partnership or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company. All Active Subsidiaries and their respective jurisdictions of organization are either identified in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 (the "COMPANY 10-K") or in Section 4.06 of the Company Disclosure Letter.

                  (b) Except that the stock of the Active Subsidiaries is pledged under the Loan Agreement set forth in Section 4.04 of the Company Disclosure Letter (the "LOAN AGREEMENT") which Loan Agreement restricts the sale, transfer, disposition, pledge or hypothecation of such stock, all of the outstanding capital stock of, or other ownership interests in, each Active Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests); there are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, or (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the "SUBSIDIARY SECURITIES"); and, there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. All outstanding capital stock or other equity interests of each of the Subsidiaries has been validly issued and is fully paid and nonassessable.

                  SECTION 4.07. INVESTMENTS. Except as disclosed in Section 4.07 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, directly or indirectly, owns any shares or has any ownership interest in any other Person other than the Subsidiaries.

                  SECTION 4.08.  SEC FILINGS.

                  (a) The Company has delivered to Buyer (i) its Annual Reports on Form 10-K for its fiscal years ended June 30, 1998, 1997 and 1996, (ii) its Quarterly Reports on Form 10-Q for its fiscal quarters ended September 30, 1998 and December 31, 1998 (such reports are hereinafter referred to as the "COMPANY 10-QS"), (iii) its proxy or information statements relating to its annual meeting held on November 18, 1998 and all meetings of, or actions taken without a meeting by, the stockholders of the Company held since June 30, 1998, and (iv) all of its other reports, statements, schedules and registration statements filed by the Company with the SEC since June 30, 1996 (collectively the "COMPANY SEC DOCUMENTS").

                  (b) As of its respective filing date or as later modified by an amendment thereto or by subsequent Company SEC Documents, each of the Company's SEC Documents (i) did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder applicable to such SEC Documents.

                  SECTION 4.09. FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto and, in the case of the interim financial statements included in the Company SEC Documents, except for the absence of certain footnotes that would be required under Generally Accepted Accounting Principles herein referred to as "GAAP"), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. For purposes of this Agreement, "BALANCE SHEET" means the consolidated balance sheet of the Company as of December 31, 1998 set forth in the Company 10-Qs and "BALANCE SHEET DATE" means December 31, 1998.

                  SECTION 4.10. DISCLOSURE DOCUMENTS. Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "COMPANY DISCLOSURE DOCUMENTS"), including, without limitation, the Schedule 13E-4, Schedule 13E-3 and the Company Proxy Statement, if any, will, when filed, (i) comply as to form in all material respects with the applicable requirements of all applicable law, including without limitation, the Exchange Act and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (in the case of the Company Proxy Statement at the time it or any amendment or supplement thereto is first mailed to stockholders of the Company) at the time the stockholders vote on adoption of this Agreement and at the Effective Time and in the case of any other Company SEC Documents, at the time of filing thereof and at the time of distribution thereof. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on written information supplied by or on behalf of either Buyer, Merger Subsidiary or any of their respective affiliates specifically for inclusion therein.

                  SECTION 4.11. ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, and except as set forth in Section 4.11 of the Company Disclosure Letter or as contemplated by this Agreement, the Company and Subsidiaries have conducted their business in the ordinary course consistent with past practice, there has not been a Material Adverse Effect, the Company and its Subsidiaries have not taken any action that if taken after the date of this Agreement would constitute a violation of Section 6.01, neither the Company nor any of its Subsidiaries has incurred nor shall there have arisen any liabilities (direct, contingent or otherwise) which would have a Material Adverse Effect and there has not been:

                  (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary other than the quarterly dividends paid on the shares or split, combination or reclassification of any of its capital stock or issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

                  (b) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

                  (c) any making of any loan, advance or capital contribution to or investment in any Person other than advances to employees in the ordinary course of business consistent with past practice and loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

                  (d) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

                  (e) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than compensation, bonus or other benefits payable to employees at the Company in the ordinary course of business consistent with past practices or (v) enter into any collective bargaining agreements;

                  (f) any issuance, delivery, sale, pledge or other encumbrance or subjecting to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

                  (g) any entering into of commitments for capital expenditures involving more than $100,000 in the aggregate except (i) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business, (ii) as reflected in the capital plan of the Company previously provided to Buyer, or (iii) tooling costs which are reimbursable by customer;

                  (h) any change in the accounting principles used by it unless required by GAAP;

                  (i) any making or rescinding of any express or deemed election or settlement or compromise of any claim or action relating to U. S. Federal, state or local taxes, or change of any of its methods of accounting or of reporting income or deductions for U.S. federal income tax purposes;

                  (j) any satisfaction of any claims or liabilities, other than the satisfaction, in the ordinary course of business consistent with past practice, in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company included in the Company 10-K or Company 10-Qs or incurred in the ordinary course of business consistent with past practice;

                  (k) other than in the ordinary course of business consistent with past practice, any (A) modification, amendment or termination of any material contract, (B) waiver, release, relinquishment or assignment of any material contract (or any of the Company's rights thereunder), right or claim or (C) canceling or forgiveness of any material indebtedness owed to the Company or the Subsidiaries; provided, however, that the Company may not under any circumstance waive or release any of its rights under any standstill or confidentiality agreement to which it is party; or

                  (l) any authorization of, or commitment or agreement to take, any of the foregoing actions.

                  SECTION 4.12. NO UNDISCLOSED MATERIAL LIABILITIES. Except as set forth in Section 4.12 of the Company Disclosure Letter, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise other than:

                  (a) liabilities disclosed or provided for in the Balance Sheet and in the Company's SEC Documents;

                  (b) other liabilities the presence of which, individually or in the aggregate, do not have and could not reasonably be expected to have a Material Adverse Effect;

                  (c) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date; and

                  (d) liabilities under this Agreement or in connection with this Agreement or disclosed hereunder.

                  SECTION 4.13. LITIGATION; PERMITS. Except as set forth in the Company SEC Documents or in Section 4.13 of the Company Disclosure Letter, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely to the Company or any Subsidiary could reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.13 of the Company Disclosure Letter, the Company, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of Company and its Subsidiaries (collectively the

"COMPANY PERMITS"), except where the failure to have any such Company Permits individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits and all applicable statutes, laws, ordinances, rules and regulations, except where failure so to comply individually or in the aggregate has not had a Material Adverse Effect.

                  SECTION 4.14.  TAXES.

                  (a) (i) All income and other material Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any taxing authority with respect to any Pre-Closing Tax Period (as defined herein) by or on behalf of the Company or any Subsidiary (collectively, the "RETURNS") have been filed; (ii) to the Company's knowledge as of the time of filing such Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company, the Subsidiaries and any other information required to be shown therein; (iii) the Company and the Subsidiaries have timely paid, or withheld and remitted to the appropriate taxing authority, all Taxes shown as due and payable on the Returns that have been filed; (iv) the charges, accruals and reserves for Taxes with respect to the Company and any Subsidiary for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of the Company and the Subsidiaries (excluding any provision for deferred income taxes) are adequate (in accordance with GAAP) to cover such Taxes; (v) neither the Company nor any Subsidiary of the Company has been a member of an affiliated group (as defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the "CODE")) other than one of which the Company was the common parent, or filed or been included in a combined, consolidated or unitary Return other than one filed by the Company; (vi) the Company is not and has not been within five years of the date hereof a "United States real property holding corporation" as defined in Section 897 of the Code; (vii) there is no claim, action, suit or proceeding now pending or threatened in writing against or in respect of any Tax or "tax asset" of the Company or any Subsidiary the resolution of which would as proposed, or audit or investigation now pending or threatened in writing against or in respect of any Tax or "tax asset" of the Company or any Subsidiary the resolution of which the Company believes would (taking into account any changes, accruals and reserves referred to in clause (iv) above), individually or in the aggregate, have a Material Adverse Effect. (The term "TAX ASSET" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce Taxes); and (viii) the only states in which the Company or any Subsidiary files income Tax returns are Georgia, Illinois (on a non-unitary basis), Michigan and Texas.

                  (b) As used in this Section 4.14, "TAXES" mean all (i) Federal, state, local and foreign income, franchise, alternative or add-on minimum tax, gross receipts, transfer, withholding on amounts paid to or by the Company or any of its Subsidiaries, payroll, employment, license, property, sales, use, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with any interest, penalty or additional tax attributable to such taxes; (ii) liability of the Company or any Subsidiary for the payment of any amounts of the type described in clause (i) of this paragraph as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of the Company or any Subsidiary for payments of amounts was determined or taken into account with reference to the liability of any other person; and (iii) liability of the Company or any Subsidiary for the payment of any amounts as a result of being party to any tax sharing agreement or with respect to the payment of any amounts of the type described in clauses (i) or
(ii) of this paragraph as a result of any express or implied obligation to indemnify any other person.

                  "PRE-CLOSING TAX PERIOD" means any Tax period (or portion thereof) ending on or before the close of business on the Effective Time.

                  SECTION 4.15.  EMPLOYEE MATTERS.

                  (a) For purposes of this Section, the following terms shall have the meanings set forth below:

                           (A) "BENEFIT ARRANGEMENT" means any material contract (other than the Employee Agreements), arrangement or policy, or any plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into or maintained, as the case may be, by the Company or any of its Subsidiaries and (iii) covers any employee or former employee of the Company or any of its Subsidiaries.

                           (B) "EMPLOYEE AGREEMENT" means all written employment agreements and severance agreements with employees of the Company or any of its Subsidiaries

                           (C) "EMPLOYEE PLAN" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is maintained, administered or contributed to by the Company, any Subsidiary or any of their ERISA Affiliates for employees or former employees of the Company or any of its Subsidiaries and (ii) covers any employee or former employee of the Company or any of its Subsidiaries.

                           (D) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder.

                           (E) "ERISA AFFILIATE" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 4001(b)(1) of ERISA or Section 414 (b), (c), (m) or (o) of the Code.

                           (F) "MULTIEMPLOYER PLAN" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

                           (G) "TITLE IV PLAN" means an Employee Plan, other than any Multiemployer Plan, subject to Title IV of ERISA.

                  (b) Section 4.15 of the Company Disclosure Letter identifies each Employee Plan. The Company has furnished or made available to Buyer copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with (i) the two most recent annual reports prepared in connection with any material Employee Plan (Form 5500 including, if applicable, Schedule B thereto), (ii) the most recent actuarial valuation report prepared in connection with any Employee Plan and (iii) such other related information as is reasonably requested by Buyer.

                  (c) With respect to each Employee Plan: (i) no "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code or any breach of fiduciary duty, has, to the knowledge of the Company, occurred with respect to any Employee Plan; (ii) neither (A) disputes in the ordinary course of the operation of an Employee Plan that might reasonably be expected to have a Material Adverse Effect nor (B) disputes outside the ordinary course of the operation of an Employee Plan, are pending, or to the knowledge of the Company, threatened;
(iii) all contributions required to be made to each Employee Plan as of the date hereof (taking into account any extensions permitted by the Code or the IRS) have been made in full.

                  (d) Except as set forth in Section 4.15 of the Company Disclosure Letter, no liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full and to the knowledge of the Company, no condition exists that presents a material risk to the Company or its ERISA Affiliates of incurring any material liability to the Pension Benefit Guaranty Corporation (the "PBGC"), Department of Labor or the plan participants (other than routine claims for benefits). No Employee Plan has incurred an accumulated funding deficiency, as defined in Section 302 of ERISA or Section 312 of the Code, whether or not waived.

                  (e) If a "complete withdrawal" by the Company, all its Subsidiaries and all of their ERISA Affiliates were to occur as of the Effective Time with respect to all Multiemployer Plans, none of the Company, any of its Subsidiaries or any of their ERISA Affiliates would incur any material withdrawal liability under Title IV of ERISA.

                  (f) Except as set forth in Section 4.15 of the Company Disclosure Letter, each Employee Plan that is intended to be qualified under
Section 401(a) of the Code is and has been determined by the Internal Revenue Service to be so qualified and no event has occurred since the date of such determination that, to the knowledge of the Company, would adversely affect such qualification, and each trust created under any such Employee Plan has been determined by the Internal Revenue Service to be exempt from Tax under Section 501(a) of the Code and no event has occurred since the date of such determination that, to the knowledge of the Company, would adversely affect such exemption. The Company has provided or made available to Buyer the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Except as set forth in Section 4.15 of the Company Disclosure Letter, each Employee Plan has been maintained in substantial compliance (to include timely, complete and substantially correct filing of Form 5500 and any attachments) with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code. No Employee Plan is or has been audited or is or has been under investigation by the Department of Labor or the Internal Revenue Service.

                  (g) All contributions to each Employee Plan have been or will be deductible in accordance with the applicable provisions of the Code.

                  (h) With respect to any insurance policy providing funding for benefits under any Employee Plan, there is no liability of the Company or any of its Subsidiaries, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of the Company, no such proceedings with respect to any such insurer are imminent.

                  (i) Neither the Company nor any of its Subsidiaries or ERISA Affiliates has any liability with respect to any "employee benefit plans" (within the meaning of Section 3(3) of ERISA) previously maintained or contributed to by the Company, its Subsidiaries or ERISA Affiliates or to which any such entity previously had an obligation to contribute.

                  (j) Except as set forth on Section 4.15 of the Company Disclosure Letter, the execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Plan, Benefit Arrangement or Employee

Agreement that will result in any payment (whether of severance pay or otherwise) becoming due from any director, officer, employee, or former employee (or dependents of such employee), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any employee, officer or director of the Company or the Subsidiaries.

                  (k) Section 4.15 of the Company Disclosure Letter identifies each material Benefit Arrangement. The Company has furnished or made available to Buyer copies or descriptions of each material Benefit Arrangement. Each such Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations.

                  (l) Section 4.15 of the Company Disclosure Letter identifies by name all Employee Agreements in effect or committed to be put in effect as of the date hereof.

                  (m) Neither the Company nor any of its ERISA Affiliates has any material current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired or former employees of the Company.

                  (n) There has been no amendment or announcement by the Company or any of its ERISA Affiliates relating to, or change in benefits, employee participation or coverage under, any Employee Plan or Benefit Arrangement, that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended June 30, 1998.

                  (o) Except as set forth in Section 4.15 of the Company Disclosure Letter, the Company is not aware of any Employee Agreement or other contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 280G of the Code.

                  (p) No excise Tax under Section 4980B or other provision of the Code has been incurred by the Company or an ERISA Affiliate in respect of any Employee Plan.

                  (q) Section 4.15 of the Company Disclosure Letter lists by policy number and issuer all corporate owned life insurance policies owned by the Company or an ERISA Affiliate and with respect to each such policy lists the
(1) current cash surrender value, net of any loan, (2) name of insured and (3) the face amount. Each policy so identified is a life insurance contract within the meaning of Section 7702 of the Code.

                  SECTION 4.16. LABOR MATTERS. Except as set forth in Section
4.16 of the Company Disclosure Letter, (i) there are no controversies pending or, to the best knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees which individually or in the aggregate would have a Material Adverse Effect; and (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary (any such agreement or contract a "CBA"), nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. The Company has furnished or made available, to Buyer true and complete copies of all CBAs. Except as set forth in Section 4.16 of the Company Disclosure Letter, at no time since December 31, 1995 has the Company or the Subsidiaries experienced any strikes or work stoppages by any union or labor organization or any other group of employees, or been involved in or the subject of any grievance, dispute or controversy by or with any union or labor organization or any other group of employees or any pending or threatened legal proceeding based on or related to any employment grievance, dispute or controversy or received any notice of any of the foregoing which individually or in the aggregate have had a Material Adverse Effect.

                  SECTION 4.17. COMPLIANCE WITH LAWS. Except as set forth in
Section 4.17 of the Company Disclosure Letter, neither the Company nor any Subsidiary is in violation of any provisions of any laws, statutes, ordinances orders, judgements, decrees, rules or regulations except where such violations, individually or in the aggregate, would not have a Material Adverse Effect.

                  SECTION 4.18. FINDERS' FEES. Except for the Advisor, a copy of whose engagement agreement has been provided to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Subsidiary who would be entitled to any fee or commission from the Company, any Subsidiary, Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

                  SECTION 4.19.  ENVIRONMENTAL MATTERS.

                  (a) To the Company's knowledge, except as set forth in the Company SEC Documents or in Section 4.19 of the Company Disclosure Letter:

                  (i) the Company and its Subsidiaries has not received any (A) written communication from any person or entity (including any Governmental Entity) stating that (x) it or its Subsidiaries may be a potentially responsible party under Environmental Law (as defined in (c) below) with respect to any actual or alleged environmental contamination or (y) any Governmental Entity is conducting or has conducted any environmental remediation or environmental investigation which could reasonably be expected to result in liability for the Company or its Subsidiaries under Environmental Law; or (B) request for information under Environmental Law from any Governmental Entity with respect to any actual or alleged environmental contamination, except, in each case, for communications, environmental remediation and investigations and requests for information which would not, individually or in the aggregate, have a Material Adverse Effect;

                  (ii) the Company and its Subsidiaries have not received any written communication from any person or entity (including any Governmental Entity) stating or alleging that the Company or its Subsidiaries may have violated any Environmental Law, or that the Company or its Subsidiaries has caused or contributed to any environmental contamination that has caused any property damage or personal injury under Environmental Law, except, in each case, for statements and allegations of violations and statements and allegations of responsibility for property damage and personal injury which would not, individually or in the aggregate, have a Material Adverse Effect;

                  (iii) all underground storage tanks ("UST'S") on property currently owned or leased by the Company currently comply with and for the past three years have compiled with applicable Environmental Law, except for failures to comply which would not, individually or in the aggregate, have a Material Adverse Effect.

                  (iv) with respect to UST's other than those covered by Section 4.19(a)(iii), to the Company's knowledge, all obligations for which the Company and its Subsidiaries have retained liability either contractually or by operation of law would not have a Material Adverse Effect; and

                  (v) the Company and its Subsidiaries have no liabilities under any Environmental Laws which individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.

                  (vi) the Company and its Subsidiaries are and for the past three years have been in material compliance with all applicable Environmental Laws;

                  (vii) the Company has made available to Buyer all information including such studies, analyses and test results, in the possession, custody or control of or otherwise known and available to the Company or its Subsidiaries relating to the environmental conditions on, under or about any of the properties or assets owned, leased or operated by the Company or its Subsidiaries at any time or any other property for which the Company or its Subsidiaries may bear some liability for under applicable Environmental Laws; and

                  (viii) the Company and its Subsidiaries hold all permits, licenses or authorizations required under applicable Environmental Laws ("ENVIRONMENTAL PERMITS") and have submitted on a timely basis complete applications for the renewal of any Environmental Permit which has expired but has not yet been renewed or which will expire within the period of time after the Closing Date, the length of which is the number of days prior to expiration that a renewal application for any such Environmental Permit is required to be submitted.

                  (b) For purposes of this Section 4.19, "ENVIRONMENTAL LAW" means all applicable state, federal and local laws, regulations and rules, including common law, judgments, decrees and orders relating to pollution, the preservation of the environment and the release of material into the environment.

                  SECTION 4.20.  PROPERTY.

                  (a) The Company and the Subsidiaries have good title to all assets other than the Real Property (as defined herein) necessary to conduct the business of the Company as currently conducted except to the extent the failure of this representation and warranty to be true would not have a Material Adverse Effect.

                  (b) Section 4.20 of the Company Disclosure Letter contains a complete and accurate legal description of each parcel of real property owned, leased or used in any manner by the Company and the Subsidiaries (collectively, the "REAL PROPERTY"), indicating, in each case, whether such property is owned or leased. The Real Property constitutes all of the Real Property necessary to the conduct of the Business as currently conducted. The Company and its Subsidiaries have good and marketable title to the Real Property which it owns and to all plants, buildings and improvements thereon, free and clear of any Liens, claims, charges, imperfections of title, encroachments, easements, rights-of-way, squatters' rights, encumbrances, covenants, conditions or restrictions of any kind or nature whatsoever, other than those described in
Section 4.20 of the Company Disclosure Letter.

                  (c) The Company and the Subsidiaries have a valid and enforceable leasehold interest, free and clear of all Liens, in each parcel or tract of leased Real Property attributable to it pursuant to a lease (the "LEASES"). The Company or the Subsidiaries, as applicable, has performed all of the obligations required to be performed by the tenant under the Leases, possesses and quietly enjoys the Real Property demised under each of the Leases and has not released any of its rights under the Leases.

                  (d) Neither of the Company or the Subsidiaries is a foreign person within the meaning of Section 1445 of the Code.

                  (e) There are not currently any pending or, to the knowledge of the Company, threatened (i) condemnation, eminent domain or similar proceedings that would affect any parcel of Real Property, or (ii) any future improvements by any Governmental Entities, any part of the cost of which would be assessed against the Real Property. Since the Balance Sheet Date, all Real Property has been maintained, repaired and replaced consistent with past practice in a manner that is appropriate for the continued operation of the business of the Company. To the knowledge of the Company, the ownership, occupancy, operation or use by the Company of each parcel of Real Property including, without limitation, all buildings, structures and improvements located on such property (i) complies with and does not violate any restriction imposed by any declaration, covenant running with the land, lease, permit, deed of restriction or other contract affecting such Real Property; (ii) complies with and does not violate any Law, including, without limitation, fire and zoning Laws; and (iii) there are no pending changes in Laws affecting any of the Real Property (including zoning) that will render any part of the business of the Company as presently conducted illegal or uneconomical. To the knowledge of the Company, there is no plan, study or effort with respect to any of the Real Property by any Governmental Authorities or of any other Person that could adversely affect any of the business of the Company.

                  SECTION 4.21. INSURANCE. Section 4.21 of the Company Disclosure Letter contains an accurate and complete list and a brief description (including the insurer, policy number, type of insurance, coverage limits, deductibles, current premium, expiration dates and any special cancellation conditions) of all material policies of fire, liability (including but not limited to product liability), workers' compensation and other forms of insurance owned or held by either the Company or the Subsidiaries or pursuant to which any of their assets are insured. Such policies (i) are carried by insurers of recognized responsibility; (ii) are in full force and effect; and (iii) to the Company's knowledge, are sufficient for compliance with all requirements of law and insure the assets, business and operations of the Company or the Subsidiaries against all liabilities, claims, hazards and risks against which businesses in industries similar to the Company or the Subsidiaries customarily insure. All such insurance shall be in effect through the Effective Time. No insurance coverage of either the Company or the Subsidiaries is maintained through self-insurance except as set forth in Section 4.21 of the Company Disclosure Letter.

                  SECTION 4.22.  PATENTS AND TRADEMARKS.

                  (a) The Company and the Subsidiaries own all right, title and interest to, or possess valid and enforceable licenses or other rights to use all patents, trademarks, trademark rights, trade names and trade name rights (including any applications for any of the foregoing) material to the Company's business and operations (collectively, "MATERIAL PATENTS AND TRADEMARKS") used or held for use in connection with the business of the Company and the Subsidiaries as currently conducted free and clear of all Liens, licenses and other restrictions. All Material Patents and Trademarks owned by the Company or its Subsidiaries are validly registered or registrations have been applied for.

                  (b) Except as set forth in Section 4.22 of the Company Disclosure Letter, the Company is unaware of any assertion or claim challenging the validity of any Material Patent and Trademark. Except as set forth in
Section 4.22 of the Company Disclosure Letter, the conduct of the business of the Company and the Subsidiaries as currently conducted does not conflict with any patent, patent application, trademark or trademark application of any third party in a manner that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, there are no material infringements of any Material Patents and Trademarks.

                  (c) Each of the Company's employees set forth in Section 4.22(c) of the Company Disclosure Letter has entered into an agreement with the Company regarding intellectual property matters in the form provided to Buyer.

                  SECTION 4.23.  MATERIAL CONTRACTS.

                  (a) Except as set forth in Section 4.23 of the Company Disclosure Letter, the Company SEC Documents list each material contract or agreement (including, but not limited to, all material leases, licensing agreements, manufacturing, production or distribution contracts and any material contracts or agreements pursuant to which the Company or any Subsidiary has licensed intellectual property to a third party) (collectively, the "MATERIAL CONTRACTS") to which the Company or any of its Subsidiaries is a party, other than purchase orders with customers entered into in the ordinary course of business.

                  (b) To the knowledge of the Company, each Material Contract is in full force and effect and is enforceable in all material respects against the parties thereto (other than the Company and the Subsidiaries) in accordance with its terms and no condition or state of facts exists that, with notice or the passage or time, or both, would constitute a material default by the Company or any Subsidiary or, to the knowledge of the Company, any third party under any Material Contract.

                  SECTION 4.24. SHAREHOLDER RIGHTS AGREEMENT. The Company currently is not, and no resolution or other action has been taken providing for the Company to become at a later date, a party to a shareholder rights agreement, "poison pill" or any other agreement of like nature.

                  SECTION 4.25. VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the Shares at the Company Stockholder Meeting to adopt this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement, and the Merger and the transactions contemplated hereby and thereby.

                  SECTION 4.26. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Bowles Hollowell Conner, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration and the Offer Price are fair from a financial point of view to holders of shares of Common Stock, a signed copy of which opinion will be made available to Buyer promptly after the date hereof.

                  SECTION 4.27. YEAR 2000 ISSUES. The Company has adopted and implemented commercially reasonable measures to investigate and correct any "year 2000 problems" associated with (i) the operation of the Company's business, and (ii) the products manufactured and distributed by the Company. The Company has provided to Buyer a written explanation of the costs that the Company and Company Subsidiaries have incurred in each of the past two fiscal years to investigate and correct the "year 2000 problem," as well as a written report of its estimates of the costs to be incurred in the future to investigate and correct the "year 2000 problem."

                  SECTION 4.28. TRANSACTION FEES. Section 4.28 of the Company Disclosure Letter sets forth all fees and expenses paid by the Company, and the Company's estimate of any additional fees and expenses which it expects to incur, as a result of or in connection with the Offer and the transactions contemplated by this Agreement, including legal, accounting and investment banking fees and expenses as well as any and all payments made or to be made pursuant to any change in control, severance or other agreements to which the Company is a party (collectively, the "TRANSACTION FEES"). As of the Offer Completion Date and the Closing Date, the Transaction Fees shall not exceed $5,900,000, unless the Company shall incur additional expenses in defending lawsuits brought by stockholders of the Company that arise as a result of the transactions contemplated by this Agreement in which case the amount of the Transaction Fees may exceed $5,900,000 by the amount such litigation expenses, together with the legal expenses otherwise incurred by the Company in connection with the transactions contemplated by this Agreement, exceed $250,000.

                  SECTION 4.29. INSIDER INTERESTS. Except as set forth in
Section 4.29 to the Company Disclosure Letter or the Company SEC Documents, no officers, directors, employees or stockholders of the Company or its Subsidiaries and no entity controlled by such persons has a relationship with the Company that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended, if such Item 404 applied to all of such persons.

                  SECTION 4.30. FULL DISCLOSURE. To the Company's knowledge, no representation or warranty made by the Company in this Agreement or in any schedule hereto contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         OF BUYER AND MERGER SUBSIDIARY

         Buyer and Merger Subsidiary represent and warrant to the Company that:

                  SECTION 5.01. CORPORATE EXISTENCE AND POWER. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

                  SECTION 5.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers and authority of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement, assuming due and valid authorization, execution and delivery by the Company, constitutes a legally valid and binding agreement of each of Buyer and Merger Subsidiary enforceable against the Buyer and Merger Subsidiary in accordance with its terms, except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  SECTION 5.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of a certificate of merger in accordance with the DGCL; (ii) compliance with any applicable requirements of the HSR Act and (iii) compliance with any applicable requirements of the Exchange Act.

                  SECTION 5.04. NON-CONTRAVENTION. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or by-laws of Merger Subsidiary or Buyer, (ii) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon Buyer or Merger subsidiary, or (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Subsidiary or to a loss of any benefit to which Buyer or

Merger Subsidiary is entitled under any agreement, contract or other instrument binding upon Buyer or Merger Subsidiary, except in the case of clauses (ii) and
(iii) as would not materially impair the consummation of the Offer or the Merger.

                  SECTION 5.05. DISCLOSURE DOCUMENTS. The information with respect to Buyer and its subsidiaries and Merger Subsidiary that Buyer and Merger Subsidiary furnish to the Company in writing specifically for use in any Offer Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement (as defined in Section
6.02 herein) at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Offer Document other than the Company Proxy Statement, at the time of the filing thereof and at the time of any distribution thereof. The Schedule 13E-3, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Schedule 13E-3 will not at the time of the filing thereof, at the time of any distribution thereof or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; PROVIDED that this representation and warranty will not apply to statements or omissions in the Offer Documents based upon information furnished to Buyer or Merger Subsidiary in writing by the Company specifically for use therein.

                  SECTION 5.06. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

                  SECTION 5.07. FINANCING. Buyer has received commitments from financing sources to provide debt and equity financing to Buyer and/or the Company sufficient to finance the Transactions, including the Buyer Shares, the Option Consideration and the Transaction Fees, and to perform the obligations of Buyer and Merger Subsidiary hereunder (the "FINANCING").

                  SECTION 5.08. SHARE OWNERSHIP. As of the date hereof and except pursuant to the Stockholders Agreement, Buyer and Merger Subsidiary do not beneficially own any Shares.

                  SECTION 5.09. MERGER SUBSIDIARY'S OPERATIONS. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities, conducted any operations or incurred any obligations other than in connection with the transactions contemplated hereby.

                  SECTION 5.10. DUE DILIGENCE. Buyer and its representatives have received a copy of such documents relating to the Company as requested by Buyer (including without limitation the Data Room Index attached hereto as Section 5.10 of the Company Disclosure Letter and all documents referred to therein), has had the opportunity to obtain any additional information necessary to verify the accuracy of the information contained in such documents and has been given the opportunity to meet with representatives of the Company and to have them answer any questions and provide any additional information requested, and all such questions have been answered and requested information provided to Buyer's full satisfaction.


                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

                  The Company agrees that:

                  SECTION 6.01. CONDUCT OF THE COMPANY. From the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and in compliance with all applicable laws and regulations and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

                  (a) the Company will not adopt or propose any change in its certificate of incorporation or by-laws;

                  (b) except for the Merger, the Company will not, and will not permit any Subsidiary to, merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

                  (c) the Company will not, and will not permit any Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and
         (ii) inventory in the ordinary course consistent with past practice;

                  (d) the Company will not, and will not permit any Subsidiary to, take any action other than the Offer and the Stock Purchase that would constitute a violation of Section 4.11 (in the case of Section 4.11(e)(iv), without giving effect to the ordinary course of business qualifier);

                  (e) the Company will not, and will not permit any Subsidiary to (i) take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or
         (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; and

                  (f) the Company will not, and will not permit any Subsidiary to, agree or commit to do any of the foregoing.

                  SECTION 6.02. STOCKHOLDER MEETING; PROXY MATERIAL. The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable after the Offer Completion Date for the purpose of voting on the approval and adoption of this Agreement and the Merger unless a vote of stockholders of the Company is not required by the DGCL. The directors of the Company shall, subject to Section 6.04(b) recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. In connection with such meeting, the Company (i) will promptly, after the consummation of the Offer, prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the proxy or information statement and all other proxy materials for such meeting (the "COMPANY PROXY STATEMENT"),
(ii) will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and
(iii) will otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing but subject to its rights pursuant to Section 6.04, the Company agrees that its obligations pursuant to the first sentence of this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any Takeover Proposal.

                  SECTION 6.03. ACCESS TO INFORMATION. From the date hereof until the

Effective Time, the Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries, will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries; PROVIDED that all requests for information, to visit plants or facilities or to interview the Company's employees or agents should be directed to and coordinated with an executive officer of the Company and PROVIDED further that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Buyer hereunder and any information received by Buyer or its representatives shall remain subject to the Confidentiality Agreement between Buyer and the Company (the "CONFIDENTIALITY AGREEMENT") which is attached hereto as Exhibit A. The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors to provide, all cooperation reasonably necessary in connection with the arrangement of the Financing, including, without limitation, participation in meetings, due diligence sessions and assisting Buyer or its lenders in obtaining landlord consents or estoppel certificates or any other financing related agreement or document.

                  SECTION 6.04. OTHER OFFERS. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes or reasonably may give rise to any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal. Notwithstanding the foregoing, if, at any time prior to the date the Company purchases Shares in the Offer (the "OFFER COMPLETION DATE"), the Board of Directors of the Company determines in good faith, after consultation with outside counsel that failure to do so would result in a breach of its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to a Superior Proposal (as defined in Section 6.04(b)) which was not solicited by it or which did not otherwise result from a breach of this Section 6.04 and subject to providing prior written notice of its decision to take such action to Buyer (the "COMPANY NOTICE") and compliance with Section 6.04(c), (x) furnish information with respect to the Company and its Subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) that is no less restrictive than the Confidentiality Agreement and (y) participate in discussions or negotiations regarding such Superior Proposal. The Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Takeover Proposal and request the return of all confidential information regarding the Company provided to any such parties prior to the date hereof pursuant to the terms of any confidentiality agreements or otherwise. For purposes of this Agreement, "TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any person other than the Buyer and Merger Subsidiary relating to any (v) direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, (w) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (x) tender offer or exchange offer for Shares of any class of equity securities of the Company or any of its Subsidiaries, or (y) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries other than the transactions contemplated by this Agreement.

                  (b) Except as expressly permitted by this Section 6.04(b), neither the Board of Directors of the Company nor any committee thereof shall
(i) withdraw or modify or propose publicly to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or
(iii) cause or authorize the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each a "COMPANY ACQUISITION AGREEMENT") related to any Takeover Proposal. Notwithstanding the foregoing, if prior to the Offer Completion Date, the Board of Directors of the Company determines in good faith, after the Company has received a Superior Proposal and after consultation with outside counsel, that failure to do so would result in a breach of its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to this and the following sentences and Section 11.04) terminate this Agreement in order to concurrently enter into such Company Acquisition Agreement with respect to a Superior Proposal, PROVIDED, HOWEVER, that the Company may not terminate this Agreement pursuant to this Section 6.04(b) unless and until (i) five Business Days have elapsed following the delivery to Buyer of the Company Notice and (x) the Company has delivered to Buyer the written notice required by Section 6.04(c) below, and (y) during such five Business Day period, the Company otherwise cooperates with Buyer with respect to the Takeover Proposal that constitutes a Superior Proposal with the intent of enabling Buyer to engage in good faith negotiations so that the transactions contemplated hereby may be effected, and (ii) at the end of such five Business day period the Board of Directors of the Company continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Common Stock of the Company then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party.

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.04, the Company shall immediately advise Buyer orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal, and the identity of the person making such request or Takeover Proposal and promptly furnish to Buyer a copy of any such written proposal in addition to any information provided to or by any third-party relating thereto. The Company shall keep Buyer reasonably informed of the status and details (including amendments and proposed amendments) of any such request or Takeover Proposal.

                  (d) Nothing contained in this Section 6.04 prohibits the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would result in breach of its fiduciary duties to the Company's stockholders under applicable law; provided, however that except as expressly permitted by paragraph (b) of this Section 6.04 in connection with a Superior Proposal, neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer, this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

                  SECTION 6.05. NOTICES OF CERTAIN EVENTS. The Company shall promptly notify Buyer of:

                           (i) any notice or other communication from any Person
                  alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                           (ii) any notice or other communication from any
                  governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                           (iii) any actions, suits, claims, investigations or
                  proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 or which relate to the consummation of the transactions contemplated by this Agreement;

                           (iv) the occurrence or non-occurrence of any event
                  whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (B) any condition set forth in Annex I to be unsatisfied in any material respect at any time from the date hereof to the date Buyer purchases Shares pursuant to the Offer; and

                           (v) any material failure of the Company, or any
                  officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                   ARTICLE VII

                               COVENANTS OF BUYER

                  Buyer agrees that:

                  SECTION 7.01. OBLIGATIONS OF MERGER SUBSIDIARY. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

                  SECTION 7.02. VOTING OF SHARES. Buyer agrees to vote all Shares beneficially owned by it or by its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

                  SECTION 7.03. DIRECTOR AND OFFICER LIABILITY. From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Buyer shall cause the Surviving Corporation to indemnify and hold harmless each present and former officer, director, employee or agent of the Company, including, without limitation, each Person controlling any of the foregoing Persons (the "INDEMNIFIED PARTIES"), against all claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including, without limitation, attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including, without limitation, this Agreement, the Offer Documents, the Transactions and actions contemplated hereby and thereby and giving effect to the consummation of such transactions and actions), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the Articles of Incorporation or By-Laws of the Company or indemnification agreements in effect on the date hereof, including provisions relating to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation. Without limiting the foregoing, in the event that any claim, action, suit, proceeding or investigation is brought against an Indemnified Party (whether arising before or after the Effective Time), the Indemnified Party may retain counsel satisfactory to such Indemnified Party and Buyer shall, or shall cause the Surviving Corporation to, advance the fees and expenses of such counsel for the Indemnified Party in accordance with the Articles of Incorporation or By-Laws of the Company in effect on the date of this Agreement. Buyer and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any such officer, director, employee or agent as provided in the Company's Certificate of Incorporation and By-laws as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect unless required to be amended under applicable law and except to make changes permitted by law that would enlarge the Indemnified Parties' right to indemnification. Any determination required to be made with respect to whether any of the foregoing Persons is entitled to indemnification as set forth above shall be made by independent legal counsel selected mutually by such Person and reasonably satisfactory to Buyer; PROVIDED, HOWEVER, that Buyer will not be liable for any settlement effected without its written consent. On or prior to the Effective Time, Buyer will cause the Surviving Corporation to pre-pay, at no expense to the beneficiaries, officers' and directors' liability insurance, which will be in effect for no less than six years after the Effective Time, in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; PROVIDED, HOWEVER, that in no event will Buyer be required to pay aggregate premiums for such insurance during such six-year period under this Section 7.03 in excess of nine times the annual premium paid by the Company in 1998 for such purpose; PROVIDED, FURTHER, that if the aggregate premiums of such insurance coverage exceed such amount, Buyer will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of Buyer, for a cost up to but not exceeding such amount. Buyer will on the Effective Time cause the policy referred to in the preceding sentence to be in full force and effect with the premiums therefore prepaid in full, which policy shall by its terms be noncancelable. Buyer shall cause the Surviving Corporation to continue to indemnify in accordance with the Company's past practices each of the employees listed in Section 7.03 of the Company Disclosure Letter in respect of the lawsuit set forth opposite such employee's name in Section 7.03 of the Company Disclosure Letter.

                  In the event any claim is made against present or former directors, officers or employees of the Company that is covered or potentially covered by insurance, neither the Surviving Corporation nor Buyer shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition thereof.

                  Notwithstanding anything herein to the contrary, if any claim, action, suit proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.03 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

                  In the event that the Surviving Corporation or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 7.03, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Buyer shall succeed to the obligations set forth in this Section 7.03 and none of the actions described herein shall be taken until such provision is made.


                  SECTION 7.04. MERGER SUBSIDIARY SUBSCRIPTION AGREEMENTS. Certain stockholders of Merger Subsidiary shall enter into agreements to subscribe for shares of capital stock of Merger Subsidiary in form and substance satisfactory to the Company.



                                 ARTICLE VIII

                               COVENANTS OF BUYER

                                AND THE COMPANY


                  The parties hereto agree that:


                  SECTION 8.01 BEST EFFORTS. (a) Subject to the terms and conditions of this Agreement, the Company, Buyer and Merger Subsidiary shall, and the Company shall cause each of its subsidiaries to, cooperate and each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement; provided that Buyer and its affiliates shall not be required to agree to any consent decree or order in connection with any objections of the Department of Justice or Federal Trade Commission (each an "HSR AUTHORITY") to the transactions contemplated by this Agreement.


                  (b) The Company and Buyer shall coordinate in advance of sending any communications to or scheduling any meetings with any Governmental Entity relating to this Agreement, the Offer or the Merger and shall promptly share all correspondence or other communication received from any Governmental Entity relating to this Agreement, the Offer or the Merger.


                  (c) The Company shall, upon the request of Buyer, take all reasonable steps to assist in any challenge by Buyer to the validity or applicability to the transactions contemplated by this Agreement, including the Merger, of any state takeover law.

                  SECTION 8.02 CERTAIN FILINGS. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts (including, without limitation, lessors under material leases), in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, the consummation of the Financing in accordance with the terms thereof) and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

                  SECTION 8.03. PUBLIC ANNOUNCEMENTS. Buyer and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, court process or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

                  SECTION 8.04. CONVEYANCE TAXES. Buyer and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the transactions contemplated hereunder that are required or permitted to be filed on or before the Effective Time.


                  SECTION 8.05. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. The Company shall use its best efforts to obtain a release from each Person owed any Transaction Fees.

                  SECTION 8.06. EMPLOYEE MATTERS.

                  (a) Buyer and Merger Subsidiary agree that, effective as of the Effective Time and for the six-month period following the Effective Time, the Surviving Corporation and its Subsidiaries and successors shall continue for those persons who, immediately prior to the Effective Time, were employees of the Company or its Subsidiaries ("RETAINED EMPLOYEES") the Employee Plans and material Benefit Arrangements or provide benefits that are not less favorable in the aggregate to such Employee Plans and Benefit Arrangements. Service accrued by such Retained Employees during employment with the Company and its Subsidiaries prior to the Effective Time shall be recognized to the extent and for the purposes such service was recognized prior to the Effective Time by the applicable Employee Plan or Benefit Arrangements or benefits plans established after the Effective Time. Except as provided in the Employee Agreements, nothing contained in the foregoing is intended to preclude the Surviving Corporation from terminating the employment of any Retained Employee after the Effective Time.


                  (b) Buyer and Merger Subsidiary agree to honor, and cause the Surviving Corporation to honor, without modification, the Employee Agreements on the same terms as disclosed in Section 4.15 of the Company Disclosure Letter hereof (whether or not executed as of the date hereof) which Employee Agreements are listed on Section 4.15 of the Company Disclosure Letter hereto. Buyer and Merger Subsidiary acknowledge that the consummation of the Offer shall constitute a change in control for purposes of the Employee Agreements.

                  (c) Buyer and Merger Subsidiaries agree to honor, and cause the Surviving Company to pay, without modification, no later than the earlier of July 31, 1999 or such employee's last day of work for the Company to each employee listed in Section 8.06(c) of the Company Disclosure Letter, the bonus amounts set forth opposite such employee's names listed in Section 8.06 of the Company Disclosure

Letter.

                  (d) In the event Buyer or Merger Subsidiary or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 8.06, proper provision shall be made so that the successors and assigns of Buyer, Merger Subsidiary or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 8.06 and none of the actions described in clauses (i) and (ii) shall be taken until such provision is made.


                  SECTION 8.07 CERTAIN LITIGATION. Buyer and Merger Subsidiary have the right to participate in the defense of any stockholder litigation against the Company and its officers, directors, employees, representatives and agents relating to the transactions contemplated by this Agreement. The Company agrees that it shall not settle any such litigation without the prior written consent of Buyer, which consent shall not be unreasonably withheld.


                  SECTION 8.08. RECAPITALIZATION. Each of the Company, Buyer and Merger Subsidiary agrees to use its best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a recapitalization and such accounting treatment to be accepted by their respective accountants and the SEC, and each of the Company, Buyer and Merger Subsidiary agrees that it shall take no action that would cause such accounting treatment not to be obtained in the event the Merger is consummated.

                  SECTION 8.09. STOP TRANSFER ORDER. The Company shall instruct the Company's transfer agent that, except as provided in the Stockholders Agreement, there is a stop transfer order with respect to all of the Shares (as defined in the Stockholders Agreement) and that the Stockholders Agreement places limits on the transfer of such Shares.


                                   ARTICLE IX

                CONDITIONS TO THE STOCK PURCHASE AND THE MERGER


                  SECTION 9.01. CONDITIONS TO THE STOCK PURCHASE (a) The respective obligations of the Company and Buyer to consummate the Stock Purchase are subject to the satisfaction (or waiver) at or prior to the Stock Purchase Closing Date of the following conditions:

                  (i) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Stock Purchase (each party agreeing to use its best efforts to have any such order reversed or injunction lifted); and

                  (ii) the conditions to the Offer set forth in Annex I shall have been satisfied and the Company shall simultaneously with the Stock Purchase Closing purchase all Shares validly tendered and not withdrawn pursuant to the Offer.


                  (b) The obligation of Buyer to consummate the Stock Purchase are subject to the satisfaction (or waiver) at or prior to the Stock Purchase Closing Date to each of the following additional conditions:

                  (i) (A) the representations and warranties of the Company set forth in the first sentence of Section 4.01 and in Sections 4.02, 4.05 and 4.10 of this Agreement shall be true and correct as of the Stock Purchase Closing Date as though made on such date, (B) the representations and warranties set forth in this Agreement other than those contained in the first sentence of Section 4.01 and in Sections 4.02, 4.05 and 4.10 shall be true and correct (without giving effect to the materiality or material adverse effect limitations contained therein) except for any breach or breaches which individually or in the aggregate, do not have, and could not reasonably expected to have, a Material Adverse Effect; and (C) clauses A and B of this paragraph shall be limited to the extent that representations and warranties set forth in this Agreement that address matters only as of a particular date shall be true and correct in all material respects only as of such specified date;

                  (ii) the Company shall have performed or complied in all material respects with all obligations and agreements, and complied in all materials respects with covenants, contained in this Agreement to be performed or complied with by it prior to or on the Stock Purchase Closing Date;

                  (iii) the Company shall have delivered a certificate of the Company, dated as of the Stock Purchase Closing Date, signed by an executive officer of the Company to evidence satisfaction of the conditions set forth in Sections 9.01(b)(i) and (ii); and

                  (iv) all Directors of the Company, to the extent requested by Buyer, shall have tendered their resignations effective as of the Stock Purchase Closing and shall have been replaced by nominees acceptable to Buyer.

                  (c) The obligation of the Company to effect the Stock Purchase is also subject to the satisfaction (or waiver) at or prior to the Stock Purchase Closing Date of each of the following additional conditions:

                  (i) the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects on the Stock Purchase Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Stock Purchase Closing Date, except for representations and warranties that are made as of a specified date or time which shall be true and correct in all material respects only as of such specific date or time;

                  (ii) Buyer shall have performed in all material respect all obligations and agreements, and complied in all material respects with the covenants, contained in this Agreement to be performed or complied with by it prior to or on the Stock Purchase Closing Date; and

                  (iii) the Company shall have received certificates of Buyer, dated as of the Stock Purchase Closing Date, signed by an executive officer of Buyer to evidence satisfaction of the conditions set forth in Section 9.01(c)(i) and (ii).

                  SECTION 9.02 CONDITIONS TO THE MERGER. The respective obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction at or prior to the Merger Closing Date of the following conditions:

                  (i) if required by the DGCL and the Certificate of Incorporation, this Agreement and the transactions contemplated hereby shall have been adopted by the stockholders of the Company in accordance therewith;

                  (ii) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

                  (iii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger (each party agreeing to use its best efforts to have any such order reversed or injunction lifted);

                  (iv) the Company shall have accepted for payment Shares tendered pursuant to the Offer;

                  (v) Buyer shall have received or be reasonably satisfied that it will receive all material consents and approvals contemplated by
         Section 4.04 in connection with the consummation of the Merger or to enable the Surviving Corporation to continue to carry on the business of the Company and the Subsidiaries as presently conducted in all material respects; and

                  (vi) Buyer shall have purchased the Buyer Shares.


                                   ARTICLE X

                                  TERMINATION

                  SECTION 10.01. TERMINATION . This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

                  (i) by mutual written consent of the Board of Directors of each of Company and Buyer;

                  (ii) by either the Company or Buyer if the Offer Completion Date shall not have occurred by June 30, 1999 (the "OUTSIDE TERMINATION DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to meet the date requirements of this paragraph;

                  (iii) by either the Company or Buyer, if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger or accepting for payment or paying for Shares in the Offer is entered by any Governmental Entity and such judgment, injunction, order or decree shall become final and nonappealable;

                  (iv) by either the Company or Buyer if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder by the Company as a result of a failure of any of the conditions to the Offer set forth in ANNEX I to be satisfied or waived prior to the Expiration Date or any extension thereof;

                  (v) by the Company at any time prior to the Offer Completion Date, if Buyer or Merger Subsidiary materially breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or breaches its representations and warranties in any material respect which materially adversely affects (or materially delays) the consummation of the Offer or the other Transactions, which breach or failure to perform cannot be or has not been cured within ten days of the receipt of written notice of such breach by Buyer or Merger Subsidiary from the Company; or

                  (vi) by Buyer at any time prior to the Offer Completion Date, if the Company materially breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or breaches its representations and warranties in any material respect, which breach or failure to perform cannot be or has not been cured within ten days of the receipt of written notice of such breach by the Company from Buyer;

                  (vii) by the Company at any time prior to the Offer Completion Date, pursuant to the second sentence of Section 6.04(b), PROVIDED that such termination under this clause (vii) shall not be effective until payment of the fee required by Section 11.04 hereof and PROVIDED, FURTHER, that this Agreement may not be terminated pursuant to this clause (vii) until the Expiration Date of the Offer; or

                  (viii) by Buyer or Merger Subsidiary at any time prior to the Offer Completion Date, if, (A) the Board of Directors of the Company shall have (i) withdrawn or modified or changed in a manner adverse to Buyer its approval or recommendation of this Agreement, the Offer, the Merger or the other Transactions, (ii) approved or recommended, or proposed publicly to approve or recommend, a Takeover Proposal, (iii) caused or authorized the Company or any of its subsidiaries to enter into a Company Acquisition Agreement, (iv) approved the breach of the Company's obligations in Section 6.04(b), or (v) resolved or publicly disclosed any intention to take any of the foregoing actions or (B) the Advisor shall have withdrawn or modified or changed in a manner adverse to Buyer its opinion relating to the Merger Consideration.

The party desiring to terminate this Agreement pursuant to clauses (ii), (iii),
(iv), (v), (vi), (vii) or (viii) shall give written notice of such termination to the other party.

                  SECTION 10.02. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Section 11.04 and the Confidentiality Agreement shall survive the termination hereof and nothing herein shall relieve any party from liability for any breach of this Agreement.


                                   ARTICLE XI

                                 MISCELLANEOUS


                  SECTION 11.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

                  if to Buyer or Merger Subsidiary, to:

                          Carreras, Kestner & Co., LLC
                          Terminal Tower
                          50 Public Square, 32nd Floor

                             Cleveland, Ohio 44113
                             Telecopy: 216-344-7631
                             Attention: Chief Financial Officer

                          with a copy to:

                             Jones, Day, Reavis & Pogue
                             North Point
                             901 Lakeside Avenue
                             Cleveland, Ohio 44114
                             Telecopy: 216-579-0212
                             Attention: Patrick J. Leddy, Esq.

                          if to the Company, to:

                             Hilite Industries, Inc.
                             1671 S. Broadway
                             Carrollton, Texas 75006
                             Telecopy: 972-242-6140
                             Attention: Samuel M. Berry, President and
                             Chief Operating Officer

                          with a copy to:

                             Parker Chapin Flattau & Klimpl, LLP
                             1211 Avenue of the Americas
                             New York, New York 10036
                             Telecopy: (212) 704-6288
                             Attention: Edward R. Mandell, Esq.



or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section.

                  SECTION 11.02. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. All covenants and agreements contained herein which by their terms are to be performed in whole or in part subsequent to the Effective Time shall survive the Merger in accordance with their terms and shall be enforceable by the party entitled to the benefit thereof. Nothing contained in this Section 11.02 shall relieve any party from liability for any breach of this Agreement.


                  SECTION 11.03 AMENDMENTS; NO WAIVERS.

                  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change could adversely affect the holders of any shares of capital stock of the Company.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  SECTION 11.04. EXPENSES.

                  (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. All costs and expenses related to the preparation, printing, filing and mailing (as applicable) of the Offer Documents and all SEC filing fees shall be considered to be costs and expenses of Buyer.

                  (b) (i) The Company will pay to Buyer an amount equal to $3,000,000 (the "TERMINATION FEE") in any of the following circumstances:

                           (A) This Agreement is terminated at such time that
                  this Agreement is terminable pursuant to Sections 10.01(vii) or 10.01(viii);

                           (B) This Agreement is terminated by either Buyer or
                  the Company pursuant to Section 10.01(ii), and each of the following items occurs:

                                    (1) at the time of such termination the
                           Minimum Condition shall not have been satisfied,

                                    (2) at the time of such termination the
                           Company shall not have the right to terminate this Agreement pursuant to Section 10.01(v),

                                    (3) prior to such termination, a Takeover
                           Proposal involving at least 50% of the assets of the Company and its subsidiaries, taken as a whole, or 50% of any class of equity securities of the Company (any such Takeover Proposal, a "COMPETING PROPOSAL"), is (x) publicly disclosed or has been made directly to stockholders of the Company generally or (y) any Person (including without limitation the Company or any of its Subsidiaries) publicly announces an intention (whether or not conditional) to make such a Competing Proposal, and

                                    (4) prior to the termination of this
                           Agreement or within 12 months after the termination of this Agreement, the Company or a Subsidiary enters into a Company Acquisition Agreement providing for a Competing Proposal (any such agreement, a "COMPETING PROPOSAL AGREEMENT") or the transactions contemplated by a Competing Proposal are consummated;

                           (C) This Agreement is terminated by either Buyer or
                  the Company pursuant to Section 10.01(iv), and each of the following items occurs:

                                    (1) at the time of such termination the
                           Minimum Condition shall not have been satisfied,

                                    (2) at the time of such termination the
                           Company shall not have the right to terminate this Agreement pursuant to Section 10.01(v),

                                    (3) prior to such termination an event
                           referred to in Section 11.04(b)(i)(B)(3) (a "TAKEOVER PROPOSAL EVENT") shall have occurred, and

                                    (4) prior to the termination of this
                           Agreement or within 12 months after the termination of this Agreement, the Company or a Subsidiary thereof enters into a Competing Proposal Agreement or the transactions contemplated by a Competing Proposal are consummated; or

                  (D) This Agreement is terminated by Buyer pursuant to Section 10.01(vi), and each of the following shall have occurred:

                           (1) prior to such termination a Takeover Proposal
                  Event shall have occurred, and

                           (2) prior to the termination of this Agreement or
                  within 12 months after the termination of this Agreement, the Company or a subsidiary thereof enters into a Competing Proposal Agreement or the transactions contemplated by a Competing Proposal are consummated unless, in either case, the purchaser pursuant to such Competing Proposal Agreement or otherwise waives the breach (or failure) of the representation, warranty, covenant or agreement that constituted the basis for Buyer's termination pursuant to
                  Section 10.01(vi), so long as the Company's breach or failure was not intentional.


                           (ii) If this Agreement is terminated in circumstances
                  where a Termination Fee is then payable, then in any such case the Company will promptly, but in no event later than two Business Days after submission of a request therefor, pay Buyer up to $1,000,000 of Buyer's documented Expenses.

                           (iii) If a Termination Fee is payable pursuant to
                  Section 10.01(b)(i)(B), 10.01(b)(i)(C) or 10.01(b)(i)(D), then the Company will pay the Termination Fee to Buyer upon the signing of a Competing Proposal Agreement or, if no Competing Proposal Agreement is signed, then at the closing (and as a condition to the closing) of a Competing Proposal. Notwithstanding any other provision hereof, (A) in no event may the Company enter into a Competing Proposal Agreement unless, prior thereto, the Company has paid any amount due under Section 10.01(b) or which will become due under Section 10.01(b), (B) the Company may not terminate this Agreement under Sections 6.04(b) or 10.01(vii) unless prior thereto it has paid all amounts due under Section 10.01(b) to Buyer, (C) all amounts due in the event that this Agreement is terminated under Section 10.01(vii) or 10.01(viii) and in circumstances in which the Company has not entered into a Competing Proposal Agreement will be payable promptly, but in no event more than two Business Days after request therefor is made, and (d) all amounts due under this Section 10.01(b) will be paid on the date due in immediately available funds wire transferred to the account designated by the Person entitled to such payment.

                           (iv) This Section 11.04 will survive any termination
                  of this Agreement. For purposes of this Agreement, the term "EXPENSES" means all actual out-of-pocket fees, costs and other expenses incurred or assumed by Buyer or Merger Subsidiary or incurred on their behalf in connection with this Agreement or any of the transactions contemplated hereby, including, without limitation, in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Merger and the other transactions contemplated hereby, or any commitments or agreements relating to such financing, including without limitation, fees and expenses payable to all banks, investment banking firms, other financial institutions and other Persons and their respective agents and counsel for arranging, committing to provide or providing any financing for the Merger and any other transactions contemplated hereby or structuring, negotiating or advising with respect to such transactions or financing, and all fees and expenses of counsel, accountants, experts and computer, environmental, actuarial, insurance and other consultants to Buyer or Merger Subsidiary.

                           (v) The Company acknowledges that the agreements
                  contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer and Merger Subsidiary would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 11.04, and, in order to obtain such payment, Buyer or Merger Subsidiary commences a suit which results in a judgment against the Company for a fee set forth in this Section 11.04, the Company will pay to Buyer and Merger Subsidiary their documented Expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                  SECTION 11.05. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, PROVIDED that except as provided in Section 11.02, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may transfer or assign, in whole or from time to time in part, (i) to one or more of its direct or indirect wholly owned subsidiaries, the right to purchase Shares pursuant to the Offer, but such transfer or assignment will not relieve Buyer of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer or (ii) its rights under this Agreement as collateral to the Lender, its successors and assigns, providing the Financing.

                  SECTION 11.06. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without regard to conflicts of laws.

                  SECTION 11.07. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provisions is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

                  SECTION 11.08 THIRD PARTY BENEFICIARIES. No provision of this Agreement other than Sections 7.03 and 8.06 and the second sentence of Section
11.02 is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  SECTION 11.09. ENTIRE AGREEMENT. This Agreement (including any exhibits or schedules hereto), Annex A, the Stockholders Agreement and the Confidentiality Agreement, which will survive the execution and delivery of this Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto, both written and oral. No addition to or modification of any provision of this Agreement will be binding upon any party hereto unless made in writing and signed by all parties hereto.

                  SECTION 11.10. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                  SECTION 11.11. JURISDICTION. Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement, and any Action for enforcement of any judgment in respect thereof shall be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Company, Buyer and Merger Subsidiary each hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts thereof. The Company, Buyer and Merger Subsidiary irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company, Buyer or Merger Subsidiary at their respective addresses referred to in Section 11.01 hereof. The Company, Buyer and Merger Subsidiary each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or otherwise brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceedings brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

                  SECTION 11.12. KNOWLEDGE. The phrase "to the Company's knowledge" when used throughout this Agreement shall mean the actual knowledge of the officers of the Company preparing the Company Disclosure Letter after reasonable inquiry, including, without limitation, the following officers:
Samuel Berry, Daniel Brady, Roy Wiegmann and Chris Curto.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                HILITE INDUSTRIES, INC.



                                By: /s/ Samuel M. Berry
                                   ---------------------------------------------
                                    Name:  Samuel M. Berry
                                    Title: President and Chief Operating Officer


                                HILITE HOLDINGS, LLC

                                By: /s/ Joseph W. Carreras
                                   ---------------------------------------------
                                    Name:  Joseph W. Carreras
                                    Title: President


                                HILITE MERGECO, INC.


                                By: /s/ Joseph W. Carreras
                                   ---------------------------------------------
                                    Name:  Joseph W. Carreras
                                    Title: President

                                                                         ANNEX I



                             CONDITIONS TO THE OFFER
                             -----------------------


                  Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Company's rights to extend and amend the Offer pursuant to the provisions of the Merger Agreement, the Company shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Company's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), to pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer if (i) any applicable waiting period under the HSR Act has not expired or terminated prior to the expiration of the Offer, (ii) the Minimum Condition has not been satisfied, (iii) the Stock Purchase Closing shall not have occurred other than due to any breach of this Agreement by Buyer or Merger Subsidiary, (iv) the Company shall not have received the proceeds of the debt portion of the Financing or otherwise obtained funds sufficient to finance the Transactions except that the foregoing condition shall not apply in the event such proceeds are not received due to (x) the failure of the lenders in the Financing and Buyer to agree on definitive documentation for the Financing or (y) the failure of Buyer and/or Merger Subsidiary to receive the equity portion of the Financing, or (v) at any time on or after the date of the Merger Agreement, and on or before the Expiration Date (whether or not any Shares have heretofore been accepted for payment or paid for pursuant to the Offer), any of the following conditions shall exist (each of paragraphs (a) through (g) providing for a separate and independent condition to the Company's obligations pursuant to the Offer):

                  (a) there shall be instituted and pending by any Governmental Entity (or the staff of any HSR Authority shall have recommended the commencement of) any action or proceeding which (1) seeks to prohibit, or impose any material limitations on, Buyer's or Merger Subsidiary's ownership or operation of all or a material portion of the businesses or assets of the Company and its Subsidiaries, taken as a whole, or to compel Buyer or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Buyer or its subsidiaries, (2) seeks to impose limitations on the ability of Buyer or render Buyer unable to accept for payment, payment for or purchase some or all of the Shares pursuant to the Offer and the Merger or the consummation of the Offer or the Merger, (3) challenges or seeks to make illegal, to delay materially or to restrain or prohibit, the making of the Offer, the consummation of the Merger or the other Transactions, or seeks to restrain or limit the ability of the Company, or renders the Company unable, to accept for payment, pay for or purchase some or all of the Shares, to consummate the Merger or the other Transactions, or seeks material damages relating to the transactions contemplated by the Offer, the Merger or the other Transactions or
(4) imposes limitations on the ability of Merger Subsidiary or Buyer or its Affiliates effectively to exercise full rights of ownership of the Shares, including without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders;

                  (b) any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the Offer, the Merger or the other Transactions by any Governmental Entity shall be in effect that results in any of the consequences referred to in clauses (1) through (4) of paragraph (a) above;

                  (c) the Merger Agreement shall have been terminated in accordance with its terms;

                  (d) the commitment for the Financing shall be no longer in effect due to (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States Governmental Entity on the extension of credit generally by banks or other financial institutions, (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, (vi) a decline of at least 20% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the close of business on the date of the Merger Agreement, or (vii) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof;

                  (e) since the Balance Sheet Date there shall have occurred any material adverse change or any event or development that has resulted in or is reasonably likely to result in, a material adverse change in the business, properties, assets, condition (financial), results of operations, liabilities or operations of the Company and its Subsidiaries, taken as a whole;

                  (f) the Company's Board of Directors (or any committee thereof) shall have (i) withdrawn, or modified or changed in a manner adverse to Buyer or Merger Subsidiary (including by amendment of the Schedule 13E-4) its recommendation of the Offer, the Merger Agreement; the Merger or the other Transactions; (ii) taken a position inconsistent with its recommendation of the Offer, the Merger Agreement or the Merger, (iii) approved or recommended any Takeover Proposal; (iv) taken any action referred to in Section 6.04(b) of the Merger Agreement that is prohibited thereby, or (v) shall have resolved or publicly disclosed an intention to do any of the foregoing;

                  (g) Buyer and the Company shall have agreed that the Company shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder which in the sole judgment of Buyer or Merger Subsidiary, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

                  If any condition to the Financing shall also be a condition to the Offer in this Annex I, Buyer shall use the failure to satisfy the condition set forth in this Annex I as the basis for terminating the Merger Agreement instead of clause (iii) of the first paragraph of this Annex I.

                  The parties acknowledge that the foregoing conditions are for the sole benefit of the Buyer and Merger Subsidiary and that the Company shall not assert failure of, or waive, any such condition without the prior written consent of Buyer and that if Buyer elects to waive any such condition to the Offer, the Company shall cooperate and comply with such election.

                                                                    Exhibit A


                                                       CONFIDENTIALITY AGREEMENT


Bowles Hollowell Conner & Co.
First Union Capital Markets Group
101 South Tryon Street, 40th Floor
Charlotte, North Carolina 28280


Ladies and Gentlemen:

     You have advised us that you are acting on behalf of Hilite Industries, Inc., a certain publicly traded company ("Neon" or the "Company") in its consideration of a possible sale of Neon, and you have agreed to discuss with us the possible purchase of Neon. As a condition to such discussions, you have required that we agree to keep strictly confidential all information conveyed to us regarding this matter.

     This letter will confirm our agreement with you and Neon to retain in strict confidence all information (whether oral or written) conveyed to us by Neon, its agents, or you regarding the Company, unless such information is publicly available, we can clearly establish was known to us, without any direct or indirect obligation of confidentiality, prior to your disclosure, or is or becomes available to us on a nonconfidential basis from a source other than you, Neon, or its agents, provided that such other source is not bound by a confidentiality agreement with you or Neon. We will use such information only in connection with our consideration of whether to purchase Neon and will not otherwise us it in our business or disclose it to others, except that we shall have the right to communicate the information to such of our directors, officers, advisors, and employees (if any) who are required by their duties to have knowledge thereof, provided that each such person is informed that such information is strictly confidential and subject to this agreement and agrees not to disclose or use such information except as provided herein. We hereby agree to be jointly and severally responsible for any breach of this agreement by our officers, directors, advisors, and/or employees or any of our representatives. In the event that we become legally compelled by deposition, subpoena, or other court or governmental action to disclose any of the confidential information covered by this agreement, we shall provide Neon with prompt prior written notice to that effect, and we will cooperate with Neon if it seeks to obtain a protective order concerning such confidential information.

     We agree not to initiate contact, or engage in discussions, with any employee, customer, or supplier of Neon without the express prior consent of you or the Company. Unless we purchase Neon, we agree not to hire or solicit for employment any employees of Neon, without the written consent of the Company, for a period of two years from the date of this letter.

     Until the expiration of two years from the date of this letter, we will not and will insure that our officers, directors, advisors, and employees will not, without the prior written approval of the Board of Directors of the Company, (i) acquire or agree to acquire or make any proposal to acquire directly or indirectly any securities or property of the Company, or (ii) otherwise act alone, or in concert with others to seek to control or influence the management, Board of Directors, or policies of the Company.

     We acknowledge that neither Neon nor any of its directors, officers, employees, stockholders, or agents make any representation as to the accuracy or completeness of such information and that neither Neon nor any of its directors, officers, employees, stockholders, or agents shall have any liability to us as a result of our use of such information.

     We also agree that without prior consent of Neon, we and our officers, directors, advisors, and employees will not disclose to any other person that we have received such information, that we are in discussions or negotiations with you and Neon as to a possible purchase of Neon, or that the Board of Directors of the Company is contemplating a possible sale of Neon.

                                                      CONFIDENTIALITY AGREEMENT
                                                                         Page 2


     We will advise all of our directors, officers, employees, and other representatives who are informed of the matters which are the subject of this letter that U.S. securities laws prohibit any person who has material, nonpublic information concerning an issuer of publicly held securities from purchasing or selling such securities.

     We acknowledge that Neon reserves the right to reject any or all offers to acquire the Company. We further acknowledge that the Company reserves the right to discontinue discussions at any time and to conduct the process for the sale of the Company as in its sole discretion it shall determine (including without limitation, negotiating with any prospective purchasers, and entering into a definitive agreement without prior notice to us or any other person or to change any procedures relating to such sale without notice to us or any other person). We shall have no claim against the Company or any of its directors, officers, representatives, affiliates, or agents arising out of or relating to the sale of the Company other than as against them as named parties to a definitive agreement and only in accordance with the express terms and conditions thereof. We further acknowledge that we acquire no intellectual property rights based on any information provided to us hereunder and no right under any invention, patent or patent application based on any information conveyed to us in accordance with this agreement.

     In the event that we do not purchase Neon, we agree to return to you all financial and other written information provided to us relating to Neon, including any memoranda, notes, or other writings prepared by us or our representatives based on such information, together with all copies of such information in our possession or under our control to which we have access. We agree that neither Neon nor Bowles Hollowell Conner & Co. shall be obligated to pay any fees on our behalf to any brokers, finders, or other parties claiming to represent us in this transaction. Without limiting the generality of the nondisclosure agreements contained herein above, it is further understood that we are strictly prohibited by this agreement from acting as a broker or an agent using any of the confidential information provided to us.

     We acknowledge that unauthorized disclosure of such information would cause substantial and irreparable damage to the business and competitive position of the Company, and we agree that the Company shall be entitled to injunctive relief in the event of any breach or threatened breach of the terms of this letter agreement in addition to such other remedies as may be available at law or equity. The parties hereto acknowledge that any action or proceeding arising out of or relating to this letter agreement shall be determined by the United States District Court for the Northern District of Texas and this agreement shall be interpreted and construed in its entirety in accordance with the laws of the State of Delaware.


                                           Name:    Michael T. Kestner
                                                    ----------------------------

                                           Title:   Chief Financial Officer
                                                    ----------------------------

                                           Company: Carreras, Kestner & Co., LLC
                                                    ----------------------------

                                           Date:    1/22/99
                                                    ----------------------------

                                  SCHEDULE II


                                        April 26, 1999


The Board of Directors
Hilite Industries, Inc.
1671 S. Broadway
Carrollton, Texas  75006

Members of the Board:

     Hilite Industries, Inc., a Delaware corporation ("Hilite"), Hilite Holdings, LLC, a Delaware limited liability company (the "Purchaser"), and Hilite Mergeco, Inc. a Delaware corporation ("Merger Subsidiary"), have proposed to enter into an Agreement and Plan of Merger (the "Agreement"). Pursuant to the Agreement, the implementation of which is contingent on, among other things, completion of debt financing, Hilite will commence a tender offer to purchase all outstanding shares of the common stock, par value $0.01 per share, of Hilite (the "Hilite Common Stock"), other than a portion of such shares held by certain shareholders of Hilite who will retain an equity interest in Hilite (the "Roll-over Shareholders"), at a purchase price of $14.25 per share, net to the seller in cash (the "Tender Offer"). The Agreement also provides that, following such Tender Offer, the Merger Subsidiary will be merged with and into Hilite (the "Merger" and, together with the Tender Offer, the "Transaction") pursuant to which each outstanding share of Hilite Common Stock not previously tendered (other than those shares held by Roll-over stockholders and the Purchaser) will be converted into the right to receive $14.25 in cash. We have assumed, with your consent, that the Transaction will be treated as a recapitalization for financial reporting purposes. You have requested our opinion as to whether the cash consideration to be received in the Transaction by the holders of Hilite Common Stock (other than Roll-over stockholders with respect to their retained Shares) is fair, from a financial point of view, to such holders.

     Bowles Hollowell Conner ("BHC"), a division of First Union Capital Markets Corp. ("FUCMC"), as a part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, tender offers, divestitures, leveraged buyouts, and private placements of debt and equity securities. We have acted as financial advisor to the Board of Directors of Hilite in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. In addition, Hilite has agreed to indemnify us for certain liabilities that may arise out of such services, including the rendering of this opinion. FUCMC and/or its affiliates will be participating, with your consent, as documentation agent, administrative agent, syndication agent, lender in the senior secured credit facility, and lender holding subordinated notes with attached warrants, for the financing of the Transaction , for which services FUCMC and/or such affiliates will receive customary compensation. In the ordinary course of business, FUCMC and/or its affiliates may actively trade the securities of Hilite for their own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in securities of Hilite.

The Board of Directors
Hilite Industries, Inc.
April 26, 1999
Page 2

     In arriving at our opinion, BHC reviewed and analyzed certain publicly available financial information and other information concerning the Company and certain internal analyses and other information furnished to BHC by the Company. BHC also held discussions with members of senior management of the Company regarding the business and prospects of the Company. In addition, BHC:

     (i) reviewed the reported prices and trading activity for the Hilite Common Stock;

    (ii) compared certain financial and stock market information for Hilite with similar information for certain other companies whose securities are publicly traded;

   (iii) reviewed the financial terms of certain recent business combinations which BHC deemed comparable in whole or in part;

    (iv) reviewed the terms of the Agreement as furnished to BHC in draft form dated April 25, 1999; and

     (v) performed such other studies and analyses and considered such other factors as BHC deemed appropriate.

     We have not independently verified any of the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to the information relating to the prospects of Hilite, we have assumed that such information reflects the best currently available judgments and estimates of the management of Hilite as to the likely future financial performance of Hilite. We also have assumed, with your consent, that the final terms of the Agreement reviewed by us in draft form dated April 25 will not vary materially from the draft reviewed by us. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of Hilite, nor have we been furnished with any such evaluations or appraisals. Our opinion is based on market, economic, and other conditions as they exist and can be evaluated as of the date of this letter.

     In connection with our engagement to provide financial advisory services to the Board of Directors concerning strategic alternatives, we were authorized to solicit, and did solicit, interest from third parties with respect to the acquisition of Hilite. In arriving at our opinion, we have considered the nature, scope, and results of such solicitation. Our advisory services and the opinion expressed herein were prepared for the use of the Board of Directors of Hilite and do not constitute a recommendation to any shareholder as to whether or not any such shareholder should tender shares of Hilite Common Stock in the Tender Offer or how such shareholder should vote

The Board of Directors
Hilite Industries, Inc.
April 26, 1999
Page 3



on the proposed Merger. We hereby consent to the inclusion of this opinion in its entirety as an exhibit to the tender offer or proxy statement of Hilite distributed in connection with the Transaction.

     Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the cash consideration to be received in the Transaction by the holders of Hilite Common Stock (other than Roll-over stockholders with respect to their retained Shares) is fair, from a financial point of view, to such holders.

                                                       Sincerely,

                                                       /s/ Joseph F. Kenny

                                                       BOWLES HOLLOWELL CONNER

                                  SCHEDULE III


                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

section 262.  APPRAISAL RIGHTS.

               (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of such stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

               (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to section 251 (other than a merger effected pursuant to section 251(g) of this title), section 252, section 254, section 257, section 258, section 263 or section 264 of this title:

                      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of section 251 of this title.

                      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:



                                     III-1

                             a. Shares of stock of the corporation surviving or
               resulting from such merger or consolidation, or depository receipts in respect thereof;

                             b. Shares of stock of any other corporation, or
               depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                             c. Cash in lieu of fractional shares or fractional
               depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                             d. Any combination of the shares of stock,
               depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

               (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section shall apply as nearly as is practicable.

               (d) Appraisal rights shall be perfected as follows:

                      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for the approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written

                                     III-2
        demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                      (2) If the merger or consolidation was approved pursuant to section 228 or 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than

                                     III-3

          10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

               (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

               (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

               (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and

                                     III-4
who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

               (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

               (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

               (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

               (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded such stockholder's appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger

                                     III-5
or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

               (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.


                                        III-6

                                  SCHEDULE IV

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Hilite Industries, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Hilite Industries, Inc. and its subsidiary at June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
July 28, 1998

                            HILITE INDUSTRIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                     AS OF JUNE 30,
                                                              ----------------------------
                                                                  1998            1997
                                                              ------------    ------------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $         --    $         --
  Accounts receivable, less allowance for doubtful accounts
     of $193,015 at June 30, 1998 and $195,427 at June 30,
     1997...................................................    11,289,779       9,991,098
  Tooling receivable........................................       716,700          96,734
  Inventories...............................................     9,927,849      10,075,786
  Income taxes receivable...................................       542,188              --
  Deferred income taxes.....................................     1,817,012       1,774,082
  Assets held for disposal..................................       532,533              --
  Prepaid expenses and other current assets.................     1,015,764         739,803
                                                              ------------    ------------
     Total current assets...................................    25,841,825      22,677,503
                                                              ------------    ------------
Property, plant and equipment...............................    43,538,367      38,400,240

Less accumulated depreciation and amortization..............   (15,921,909)    (12,077,533)
                                                              ------------    ------------
Property, plant and equipment, net..........................    27,616,458      26,322,707
                                                              ------------    ------------
Assets held for disposal....................................            --       2,330,800

Goodwill, net of accumulated amortization...................     3,898,209       5,888,167
                                                              ------------    ------------
TOTAL ASSETS................................................  $ 57,356,492    $ 57,219,177
                                                              ============    ============

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $ 12,849,981    $ 11,875,962
  Long-term debt -- current portion.........................     2,422,945       2,422,950
  Income taxes payable......................................            --          49,883
                                                              ------------    ------------
     Total current liabilities..............................    15,272,926      14,348,795
                                                              ------------    ------------
Long-term debt..............................................    12,956,896      16,486,252

Subordinated debt...........................................            --       1,785,184

Deferred income taxes.......................................     2,978,761       2,595,392
                                                              ------------    ------------
     Total non-current liabilities..........................    15,935,657      20,866,828
                                                              ------------    ------------
Commitments and Contingencies (See Note 12.)

Stockholders' equity:
  Preferred Stock, $.01 par value; 5,000,000 shares
     authorized, none issued and outstanding................            --              --
  Common stock, $.01 par value; 15,000,000 shares
     authorized, 4,900,000 issued and outstanding at June
     30, 1998 and 1997......................................        49,000          49,000
  Additional paid-in capital................................     9,105,674       9,105,674
  Retained earnings.........................................    16,993,235      12,848,880
                                                              ------------    ------------
     Total stockholders' equity.............................    26,147,909      22,003,554
                                                              ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $ 57,356,492    $ 57,219,177
                                                              ============    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                            HILITE INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             FOR THE YEAR ENDED JUNE 30,
                                                      -----------------------------------------
                                                         1998           1997           1996
                                                      -----------    -----------    -----------
Net sales...........................................  $87,166,468    $73,492,117    $72,641,500

Cost of sales.......................................   69,763,754     63,938,186     57,710,737
                                                      -----------    -----------    -----------
Gross profit........................................   17,402,714      9,553,931     14,930,763

Selling, general and administrative expenses........    9,026,028     10,339,722      7,575,953
                                                      -----------    -----------    -----------
Operating income (loss).............................    8,376,686       (785,791)     7,354,810

Interest expense....................................    1,319,957      1,713,763      1,659,373
                                                      -----------    -----------    -----------
Income (loss) before income taxes...................    7,056,729     (2,499,554)     5,695,437

Income tax provision (benefit)......................    2,544,874       (842,569)     2,063,580
                                                      -----------    -----------    -----------
Net income (loss)...................................  $ 4,511,855    $(1,656,985)   $ 3,631,857
                                                      ===========    ===========    ===========
EARNINGS (LOSS) PER SHARE:
  Basic.............................................  $      0.92    $     (0.34)   $      0.74
                                                      ===========    ===========    ===========
  Diluted...........................................  $      0.92    $     (0.34)   $      0.74
                                                      ===========    ===========    ===========
SHARES USED IN COMPUTING EARNINGS PER SHARE:
  Basic.............................................    4,900,000      4,900,000      4,900,000
                                                      ===========    ===========    ===========
  Diluted...........................................    4,912,655      4,900,000      4,903,951
                                                      ===========    ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                            HILITE INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             FOR THE YEAR ENDED JUNE 30,
                                                       ----------------------------------------
                                                          1998          1997           1996
                                                       ----------    -----------    -----------
CASH FLOWS FROM OPERATIONS:
Net income (loss)....................................  $4,511,855    $(1,656,985)   $ 3,631,857
  Adjustments to reconcile net income (loss) to net
     cash provided by operations:
       Depreciation..................................   3,574,599      3,517,792      3,005,474
       Goodwill amortization.........................     285,019        307,123        316,968
       Restructuring charge..........................          --      2,738,352             --
       Increase (decrease) in net deferred income
          taxes......................................     340,439       (783,652)       647,962
                                                       ----------    -----------    -----------
Cash provided from operations before changes in
  operating assets and liabilities...................   8,711,912      4,122,630      7,602,261
       Changes in operating assets and liabilities:
          (Increase) decrease in accounts
            receivable...............................  (1,298,681)     1,365,379     (2,491,920)
          (Increase) decrease in tooling
            receivable...............................    (619,966)       664,248       (106,215)
          (Increase) decrease in inventories.........     147,937     (1,370,079)      (149,820)
          (Increase) decrease in prepaid expenses and
            other current assets.....................    (275,961)      (370,017)       332,406
          Increase (decrease) in accounts payable and
            accrued expenses.........................     893,772      1,285,554        (80,014)
          Increase (decrease) in income taxes
            payable..................................    (592,070)       285,498       (248,952)
                                                       ----------    -----------    -----------
       Total changes in operating assets and
          liabilities................................  (1,744,969)     1,860,583     (2,744,515)
                                                       ----------    -----------    -----------
Net cash provided by operations......................   6,966,943      5,983,213      4,857,746
                                                       ----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment, net....  (3,070,083)    (4,824,375)    (5,764,817)
  Acquisition of subsidiary..........................          --             --     (7,789,000)
                                                       ----------    -----------    -----------
Net cash used in investing activities................  (3,070,083)    (4,824,375)   (13,553,817)
                                                       ----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from acquisition financing................          --             --     15,397,000
  Dividends paid.....................................    (367,500)            --             --
  Repayment of subordinated debt.....................          --        (75,000)            --
  Proceeds from long-term debt.......................          --      1,212,258      1,841,085
  Repayments of long-term debt.......................  (3,529,360)    (2,296,096)    (9,662,557)
                                                       ----------    -----------    -----------
Net cash provided by (used in) financing
  activities.........................................  (3,896,860)    (1,158,838)     7,575,528
                                                       ----------    -----------    -----------
Net decrease in cash and cash equivalents............          --             --     (1,120,543)
Cash and cash equivalents at beginning of period.....          --             --      1,120,543
                                                       ----------    -----------    -----------
Cash and cash equivalents at end of period...........  $       --    $        --    $        --
                                                       ==========    ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                            HILITE INDUSTRIES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                  COMMON STOCK        ADDITIONAL                       TOTAL
                              --------------------     PAID-IN       RETAINED      STOCKHOLDERS'
                               SHARES      AMOUNT      CAPITAL       EARNINGS         EQUITY
                               ------      ------     ----------     --------      -------------
Balance June 30, 1995.......  4,900,000    49,000     9,105,674      10,874,008      20,028,682

Net income for the year
  ended June 30, 1996.......         --        --            --       3,631,857       3,631,857
                              ---------    -------    ----------    -----------     -----------
Balance June 30, 1996.......  4,900,000    49,000     9,105,674      14,505,865      23,660,539

Net loss for the year ended
  June 30, 1997.............         --        --            --      (1,656,985)     (1,656,985)
                              ---------    -------    ----------    -----------     -----------
Balance June 30, 1997.......  4,900,000    49,000     9,105,674      12,848,880      22,003,554

Dividends paid..............         --        --            --        (367,500)       (367,500)

Net income for the year
  ended June 30, 1998.......         --        --            --       4,511,855       4,511,855
                              ---------    -------    ----------    -----------     -----------
Balance June 30, 1998.......  4,900,000    $49,000    $9,105,674    $16,993,235     $26,147,909
                              =========    =======    ==========    ===========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                            HILITE INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Hilite Industries, Inc. ("Hilite" or the "Company") is engaged in the manufacture of products used primarily in the automotive industry. The Company's products are sold primarily to manufacturers of automobiles and their suppliers, pursuant to credit terms customarily extended in the industry. The Company operates separately under the names Pitts Industries ("Pitts"), Surfaces, Machine Parts Company ("MAPCO") and North American Spring and Stamping Corp. ("NASS"). Pitts manufactures electromagnetic clutches for various applications. Surfaces manufactures brake proportioning valves for automotive brake systems. MAPCO manufactures mounting brackets, fan blades and pulleys. NASS manufactures specialty springs, stamping products and assemblies.

     On July 21, 1995, the Company acquired 100% of the outstanding common stock of North American Spring and Stamping Corp. from its three stockholders ("Selling Shareholders"). In consideration for the transaction, the Company paid $17,397,000. During fiscal 1998, as a result of a lawsuit settlement, the Company was relieved of its obligation to pay approximately $2,000,000 in principal and interest on subordinated notes associated with the acquisition (See Footnote 4). The acquisition was accounted for by the purchase method of accounting and NASS' assets and liabilities were recorded at their fair value at the date of the acquisition. The Company's consolidated statements of operations include the results of operation of NASS subsequent to July 21, 1995.

     The Company's significant accounting policies are as follows:

          Cash and Cash Equivalents -- Cash and cash equivalents include cash on hand and short-term investments with original maturities of three months or less.

          Inventory -- Inventories are stated at the lower of cost or market, cost being determined on a first-in, first-out ("FIFO") basis.

          Property, Plant and Equipment -- Property, plant and equipment are carried at cost. Depreciation and amortization are computed on the straight-line basis over the estimated useful lives of the assets as follows:

    Buildings and improvements          20 years or remaining useful life

    Machinery and equipment             5 to 10 years

    Other assets                        3 years

     Repair and maintenance expenditures are charged to operations as incurred and expenditures for major renewals and betterments are capitalized. When units of property are disposed of, the cost and related accumulated depreciation are removed from the accounts, and the resulting gains or losses are included in the results of operations.

     Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or group of assets may not be recoverable. The impairment review includes a comparison of future cash flows expected to be generated by the asset or group of assets with their associated carrying value. If the carrying value of the asset or group of assets exceeds expected cash flows (undiscounted and without interest charges), an impairment loss is recognized to the extent carrying amounts exceed fair value.

     The Company routinely makes expenditures for tooling fixtures and equipment required for production of specific products for customers. These costs are generally reimbursed by customers. To the extent that expenditures do not equal related reimbursements, the difference is capitalized and included in property, plant and equipment (other) and amortized over the related production life. Net costs expended for tooling which are expected to be reimbursed within one year are included in prepaid expenses and other current assets. Net reimbursements in excess of amounts expended are recorded in accounts payable and accrued expenses until expended.

                            HILITE INDUSTRIES, INC.

     Goodwill -- The excess of cost over the fair value of net assets acquired in an acquisition (goodwill) is being amortized over 20 years on a straight-line basis. The recoverability of goodwill is assessed by the Company on an ongoing basis by comparing the undiscounted value of expected future operating cash flows to the carrying value of goodwill. Amortization expense was $285,000, $307,000, and $317,000 as of June 30, 1998, 1997, and 1996, respectively.

     Revenue Recognition -- Sales revenue and related cost of sales are recognized as products are shipped. In the ordinary course of business, certain products sold by the Company are subject to retroactive price adjustments. No material retroactive price adjustments were recorded in the financial statements for the 1998, 1997, or 1996 fiscal years. The Company's management believes that there are no sales recorded in the financial statements for periods which are subject to material retroactive adjustment.

     Research and Development -- The Company is engaged in numerous research and development projects. Costs associated with these projects are charged to operations when incurred. Research and development costs, which are included in general and administrative expenses, totaled $1,280,000, $882,000, and $945,000 for the years ended June 30, 1998, 1997, and 1996, respectively. Of these expenditures, $257,000, $240,000, and $343,000, respectively, were sponsored by customers and $1,023,000, $642,000, and $602,000, respectively, was sponsored by the Company.

     Income Taxes -- Deferred income taxes are provided for using the liability method. Under this method, deferred tax assets and liabilities are recognized on the tax effect of differences between the financial statement and tax basis of assets and liabilities using presently enacted tax rates.

     Use of Estimates -- Financial statements prepared in conformity with generally accepted accounting principles require management to make estimates and assumptions about reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and reported amounts of revenue and expenses. Management must also make estimates and judgments about future results of operations related to specific elements of the business in assessing recoverability of assets and recorded values of liabilities. Actual results could differ from these estimates.

     Stock-Based Compensation -- The Company adopted, on a disclosure basis only, Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, in fiscal 1996. The Company continues to measure compensation costs under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

     Earnings Per Share -- Effective December 31, 1997, the Company adopted Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"). FAS 128 establishes standards for computing and presenting earnings per share ("EPS"). The statement requires dual presentation of basic and diluted EPS on the income statement for entities with complex capital structures and requires reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes the effect of potential dilutive securities while diluted EPS reflects the potential dilution that would have occurred if securities or other contracts to issue common stock were exercised, converted, or resulted in the issuance of common stock that would have then shared in the earnings of the entity. EPS data for the year ended June 30, 1998 and all prior periods presented herein have been restated to conform with the provisions of this statement. The table below is a reconciliation of the numerator and denominator used in the basic and diluted EPS calculations.

     Options to purchase 69,800 shares of common stock in 1998, and warrants to purchase 100,000 shares of common stock in 1998 and 1996 were not included in the computation of diluted earnings per common share in 1998 and 1996 because the exercise price of these equity instruments was greater than the average market price of the common stock during the year. In 1997, 120,200 options and 100,000 warrants to purchase common stock

                            HILITE INDUSTRIES, INC.

were not included in the computation of diluted earnings per common share because the Company was in a loss position and their inclusion would have been antidilutive.

                                                           1998          1997           1996
                                                        ----------    -----------    ----------
Net income (loss) available to shareholders...........  $4,511,855    $(1,656,985)   $3,631,857
                                                        ==========    ===========    ==========
Weighted average number of shares in basic EPS........   4,900,000      4,900,000     4,900,000

Effect of dilutive securities:
  Stock options.......................................      12,655             --         3,951
                                                        ----------    -----------    ----------
Weighted average number of common shares and dilutive
  potential common shares used in diluted EPS.........   4,912,655      4,900,000     4,903,951
                                                        ==========    ===========    ==========

     Reclassifications -- Certain prior year amounts have been reclassified to conform with the current year presentation.

2. NASS ACQUISITION

     On July 21, 1995, the Company acquired 100% of the outstanding common stock of North American Spring and Stamping Corp. from its three stockholders. In consideration for the transaction, the Company paid $17,397,000. The amount paid at closing included:

Cash paid to Selling Shareholders...........................    $ 7,789,000

Cash used to refinance certain long-term debt of NASS.......      7,608,000
                                                                -----------
          Total cash portion of acquisition.................     15,397,000

Subordinated notes payable ("Subordinated Notes") issued to
  the Selling Shareholders..................................      2,000,000
                                                                -----------
          Total.............................................    $17,397,000
                                                                ===========

     The acquisition was accounted for by the purchase method of accounting and NASS' assets and liabilities were recorded at their fair value at the date of the acquisition. The Company's consolidated statements of operations include the results of operations of NASS subsequent to July 21, 1995. In connection with the acquisition, goodwill of $6,512,000 was recorded.

     During fiscal 1998, as a result of a lawsuit settlement, the Company was relieved of its obligation to pay approximately $2,000,000 in principal and interest on subordinated notes associated with the acquisition. The reduction in the principal of the note was credited against goodwill. (See Footnote 4.)

  Supplemental Proforma Results of Operations (Unaudited)

     The following unaudited proforma summary presents the consolidated results of operations as if the acquisition occurred at the beginning of fiscal 1995 and does not purport to be indicative of what would have occurred had the acquisition actually been made as of such date or of results which may occur in the future.

                                                                   1996
                                                                -----------
Net sales...................................................    $73,744,530

Net income..................................................      3,597,833

Net income per share........................................           0.73

                            HILITE INDUSTRIES, INC.

     Adjustments made in arriving at the proforma unaudited results of operations include the difference in depreciation expense resulting from the change in the carrying value of property and equipment to their estimated fair values, differences in cost of sales for the change in inventory valued on the FIFO method of inventories rather than the LIFO method and increase in goodwill amortization resulting from the transaction.

3. RESTRUCTURING CHARGE

     As a result of operating problems and inefficiencies at the NASS division, the Company's Board of Directors approved a plan, in June 1997, to substantially restructure the NASS operations. In conjunction with this plan, the Company recorded a charge to pre-tax earnings totaling approximately $2,700,000 ($1,000,000 in cost of sales and $1,700,000 in selling, general and administrative costs). The charge is comprised of a reduction (approximately $900,000) in the net book value of certain assets, primarily machinery, equipment and tooling, to their estimated fair value, net of estimated selling costs, accrual of certain costs which the Company expects to incur in terminating contractual obligations, but for which no future economic benefit will be received (approximately $1,600,000) and other costs (approximately $200,000). During the year ending June 30, 1998, the restructuring plan was substantially completed and approximately $950,000 had been charged against the accrual for terminating contractual obligations and approximately $30,000 had been charged against the accrual for other costs. As of June 30, 1998, approximately $830,000 of the restructuring accrual remained and is expected to be paid during fiscal 1999.

4. LAWSUIT SETTLEMENT

     In May 1997, the Company initiated a law suit in the United States District Court for the Northern District of Illinois (Eastern Division) against the former owners of NASS (now known as the specialty components and assemblies division). The Company alleged, among other things, that the former owners of NASS made material misrepresentations in connection with the Company's acquisition of NASS. On February 13, 1998, an agreement was reached between the Company and the former owners of NASS to settle the suit. Under the terms of the Settlement Agreement, the Company is relieved of its obligation to pay approximately $2,000,000 in principal and interest under the Note issued as part of the consideration for the acquisition of NASS. The reduction in the principal amount of the note was credited against goodwill. The Company will not be required to make any future payments under the employment and non-compete agreements with the former owners and, in addition, the former owners reimbursed the Company for a portion of its legal fees incurred in connection with the lawsuit. The former owners, however, remain bound by the non-competition provisions in their respective employment agreements. In addition, the parties executed limited mutual general releases. As a result of the settlement, selling, general and administrative expense and interest expense in 1998 were reduced by approximately $52,000 and $84,000, respectively.

5. INVENTORIES

     Inventories at June 30, 1998 and 1997 consisted of the following:

                                                                 1998          1997
                                                              ----------    -----------
Raw materials...............................................  $4,401,069    $ 3,916,344
Work in process.............................................   2,244,363      2,254,960
Finished goods..............................................   3,282,417      3,904,482
                                                              ----------    -----------
                                                              $9,927,849    $10,075,786
                                                              ==========    ===========

                            HILITE INDUSTRIES, INC.

6. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at June 30, 1998 and 1997 consisted of the following:

                                                                  1998            1997
                                                              ------------    ------------
Land........................................................  $  1,150,000    $  1,150,000
Building and improvements...................................     7,414,306       6,855,531
Machinery and equipment.....................................    34,714,567      29,834,599
Other.......................................................       259,494         560,110
                                                              ------------    ------------
                                                                43,538,367      38,400,240
Less accumulated depreciation and amortization..............   (15,921,909)    (12,077,533)
                                                              ------------    ------------
                                                              $ 27,616,458    $ 26,322,707
                                                              ============    ============

     Progress payments for machinery ordered and not placed in service totaling $1,434,450 and $1,635,000 as of June 30, 1998 and 1997, respectively, are included in machinery and equipment. Open commitments to purchase machinery and equipment at June 30, 1998 totaled $1,001,000.

     As part of the restructuring plan at NASS, net fixed assets of $2,330,800 (fixed assets of $3,476,318 and accumulated depreciation of $1,146,518) were reclassified on the balance sheet as assets held for disposal on June 30, 1997. During fiscal 1998, the Company decided to retain certain of these assets with a net book value of $1,600,000. Depreciation expense on these assets for a full year is included in the 1998 results of operations. As of June 30, 1998, net fixed assets of $532,533 (fixed assets of $1,071,577 and accumulated depreciation of $539,019) are classified as assets held for disposal. On July 1, 1998, the Company entered into an agreement to sell $475,000 of the assets held for disposal which represented their net book value.

     Retirements of machinery and equipment were $242,000 and $644,310 during fiscal year 1998 and 1997, respectively. There were no significant disposals during fiscal year 1996.

     Routine repairs and maintenance charged to expense were $2,012,716, $1,847,735, and $1,355,757 for the years ended June 30, 1998, 1997, and 1996, respectively.

7. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities at June 30, 1998 and 1997 consisted of the following:

                                                                 1998           1997
                                                              -----------    -----------
Trade accounts payable......................................  $ 7,442,026    $ 5,531,022
Restructuring accrual.......................................      828,212      2,082,026
Accrued payroll and payroll related.........................    1,584,400      1,447,151
Accrued employee benefit plan costs.........................      813,508        698,539
Accrued health plan claims..................................      268,324        291,961
Accrued occupational injury plan costs......................      140,000        475,000
Other accrued expenses......................................    1,773,511      1,350,263
                                                              -----------    -----------
          Total.............................................  $12,849,981    $11,875,962
                                                              ===========    ===========

                            HILITE INDUSTRIES, INC.

8. LONG-TERM DEBT

     Long-term debt at June 30, 1998 and 1997 consisted of the following:

                                                                 1998           1997
                                                              -----------    -----------
Consolidated term loans.....................................  $ 8,043,052    $ 9,973,385
Revolving line of credit....................................    5,394,062      6,500,477
Equipment acquisition term notes payable....................    1,340,060      1,768,673
Real estate term note payable...............................      602,667        666,667
                                                              -----------    -----------
                                                               15,379,841     18,909,202
Less current portion........................................   (2,422,945)    (2,422,950)
                                                              -----------    -----------
                                                              $12,956,896    $16,486,252
                                                              ===========    ===========

     Effective August 30, 1997, the bank increased the revolving line of credit to $12,000,000 and on September 18, 1997 the bank increased the availability under the equipment acquisition facility to $3,000,000 to reflect new credit facilities totaling $28,700,000. The credit facilities, as of June 30, 1998, consist of the following:
---------------

(1) Term loans of $13,700,000 original principal balance and $8,043,052 outstanding at June 30, 1998. Principal payments on the term loan of approximately $163,000 together with interest are payable monthly. The maturity date of the term loans is August 1, 2002. The term loans bear interest at a blended rate of 6-month and 12-month LIBOR plus 1 1/2% (7.525% at June 30, 1998). The term loans were used for funding the acquisition of NASS and for refinancing Company debt,

(2) A revolving line of credit of $12,000,000, subject to availability requirements, with interest payable monthly at either the bank's prime rate less 1/2% (8.00% at June 30, 1998) or a blended rate of 6-month and 12-month LIBOR plus 1 1/4 % (7.070%) at June 30, 1998. As of the balance sheet date, the revolving line of credit was due to expire on July 21, 1999 and is reflected as a long-term liability on the financial statements. A commitment fee of 1/4%, per annum, is charged on the average unused portion of the revolving line of credit to the bank, payable quarterly. As of June 30, 1998, $5,394,062 had been used on the line of credit and $5,435,891 is available,

(3) An equipment acquisition facility of $3,000,000 for the financing of equipment is available at June 30, 1998. Any term notes payable issued under this facility bear interest, at the Company's option, at either prime rate or LIBOR plus 1 1/2%.

     In addition to the above credit facility, the Company has a fifteen-year real estate note with the same bank that expires on November 1, 2007. The note, which has an original principal amount of $960,000 and a $602,667 outstanding balance at June 30, 1998, is payable in monthly installments of $5,333 plus interest at the prime rate (8.50% at June 30, 1998). The Company also has two equipment acquisition term notes payable with the same bank that expire on March 1, 2001 and June 1, 2002, respectively. The notes, which have an original principal amount of $1,498,000 and $645,000, respectively, and an outstanding balance of $823,704 and $516,356, respectively, on June 30, 1998, are payable in monthly installments of $24,961 and $10,750, respectively, plus interest at LIBOR plus 1 1/2% (7.241% at June 30, 1998).

     All of the notes and line of credit are collateralized by the accounts receivable, inventory, equipment and real estate of the Company. The bank has the right to accelerate each of the maturity dates of the consolidated term note and real estate note to coincide with the maturity date of the revolving line of credit. The Agreement contains certain covenants relating to tangible net worth, debt and cash flow coverage ratio.

                            HILITE INDUSTRIES, INC.

     Principal payments on long-term debt, excluding the revolving line of credit, due in each of the next five fiscal years and thereafter are $2,422,945, $2,422,945, $2,348,063, $2,123,437, $385,724, and $282,665, respectively.
Interest payments during the years ended June 30, 1998, 1997 and 1996 were $1,425,865, $1,662,215, and $1,659,373, respectively.

9. INCOME TAXES

     The provision for federal income taxes for the years ended June 30, 1998, 1997, and 1996 consisted of the following:

                                                             1998         1997          1996
                                                          ----------    ---------    ----------
Current:
Federal.................................................  $2,040,099    $(205,251)   $1,274,580
State...................................................     164,336      145,699       113,000
Deferred................................................     340,439     (783,017)      676,000
                                                          ----------    ---------    ----------
          Total.........................................  $2,544,874    $(842,569)   $2,063,580
                                                          ==========    =========    ==========

     The following is a reconciliation between the Company's income tax expense calculated using the statutory federal income tax rate and the tax expense calculated using the effective income tax rate for the years ended June 30, 1998, 1997, and 1996:

                                                             1998         1997          1996
                                                          ----------    ---------    ----------
Pre-tax book income at statutory rate...................  $2,399,288    $(849,897)   $1,936,450
State taxes.............................................     131,506       33,257       113,000
Other...................................................      14,080      (25,929)       14,130
                                                          ----------    ---------    ----------
                                                          $2,544,874    $(842,569)   $2,063,580
                                                          ==========    =========    ==========

     The components of net deferred tax assets and liabilities at of June 30, 1998 and 1997 consisted of the following:

                                                               1998          1997
                                                            ----------    ----------
Deferred assets:
  Book accruals and reserves in excess of cumulative tax
     Deductions...........................................  $1,345,094    $1,599,293
  Inventory capitalization................................     471,918       174,789
                                                            ----------    ----------
Total.....................................................  $1,817,012    $1,774,082
                                                            ==========    ==========
Deferred liability -- tax depreciation in excess of
  book....................................................  $2,978,761    $2,595,392
                                                            ==========    ==========

     Tax payments during the years ended June 30, 1998, 1997, and 1996 were $1,935,000, $139,000, and $1,630,000, respectively.

                            HILITE INDUSTRIES, INC.

10. SALES TO MAJOR CUSTOMERS

     The Company's five largest customers with their percentages of the Company's net sales for the 1998, 1997 and 1996 fiscal years were as follows:

                                                              PERCENTAGE OF NET SALES
                                                              -----------------------
                          CUSTOMER                            1998     1997     1996
                          --------                            -----    -----    -----
Ford........................................................   26%      30%      30%
Borg-Warner.................................................    9        7        7
Bosch (formerly AlliedSignal)...............................    7        6        7
Chrysler....................................................    7        6        7
Motorola....................................................    7        3       --

     The Company's customers are primarily in the automotive industry and, as a result, the Company is impacted by the overall economic conditions within the industry.

11. TRANSACTIONS WITH RELATED PARTIES

     During the year ended June 30, 1998, 1997, and 1996, the Company paid management fees of $283,750, $235,000, and $235,000 respectively, to Lineberger & Co., LLC, an entity owned by the Company's Chairman of the Board.

     In connection with the acquisition of North American Spring and Stamping Corp. on July 21, 1995, Lineberger & Co., LLC was paid a transaction fee of $150,000.

     In March, 1998, the Company entered into an agreement with a Director's automotive aftermarket consulting firm for business and marketing development. For the year ended June 30, 1998, the Company paid fees of $10,000.

12. CONTINGENCIES

     On January 28, 1998, the Company announced that it had been notified by Visteon, a division of Ford Motor Company, that a part manufactured by the Company's specialty components and assemblies division is involved in a recall regarding a fuel gauge accuracy problem with certain 1997 model year vehicles. Based upon information currently available to the Company, management believes that this matter will be resolved in a manner not materially adverse to the Company.

     In the normal course of business, the Company is subject to certain claims and litigation related to on-the-job injuries. The Company does not believe that any claims will have a material adverse effect on the Company.

                            HILITE INDUSTRIES, INC.

13. LEASE COMMITMENTS

     The following is a schedule of future minimum lease payments under operating leases with initial lease terms in excess of one year:

                                                                OPERATING
                                                                 LEASES
                                                                ---------
Year ending June 30,
  1999......................................................    $380,610
  2000......................................................     194,007
  2001......................................................     105,009
  2002......................................................      25,517
  2003......................................................       8,100
  Thereafter................................................          --
                                                                --------
Total minimum lease payments................................    $713,243
                                                                ========

     Total minimum lease payments have been reduced by $224,000 to reflect the total minimum lease payments expected to be received under a noncancelable sublease arrangement. Rental expense for the years ended June 30, 1998, 1997, and 1996 was $373,165, $500,047, and $419,231, respectively.

14. EMPLOYEE BENEFITS

     The Company sponsors three defined contribution retirement plans for Company employees. Employees are eligible to participate in the plan upon attaining certain age and service requirements. Under these plans, eligible employees may contribute amounts through payroll deductions. Employer contributions are made either through matching contributions of employee deductions or through a discretionary contribution. During the years ended June 30, 1998, 1997 and 1996, employer contribution were expensed of $380,000, $346,000, and $360,000, respectively.

     The Company has noncontributory defined benefit pension plans covering NASS salaried and bargaining unit employees. Pension plan assets are primarily invested in marketable equity securities and corporate and government securities. Benefits are generally based on years of service, age at retirement and the employee's compensation. The Company's funding policy is to contribute amounts equal to, or exceeding, minimum funding requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The projected benefit obligation, plan assets and net periodic pension cost associated with these defined benefit pension plans are not significant to the Company's consolidated financial statements.

     In December 1995, the Company froze all benefits in the NASS defined benefit pension plan for salaried employees. In June 1997, the Board of Directors of the Company approved the termination of the plan. As of June 30, 1998, there were sufficient plan assets and Company reserves to satisfy the asset distribution.

     The Company sponsors two self-funded employee benefit plans which provide comprehensive medical benefits and life and accidental death and dismemberment insurance to Company employees and their dependents. Eligible employees include all employees (excluding union employees at the NASS location) who work full-time (at least thirty hours per week) and have completed either thirty or sixty days of continuous full-time employment, depending on their classification. During the years ended June 30, 1998, 1997 and 1996, the Company incurred expense of $1,724,000, $1,637,000, and $1,230,000, respectively, under these plans.

     Union employees at the NASS location receive medical benefits through a trust administered by a third party. The Company paid premiums into the trust during the years ended June 30, 1998, 1997, and 1996 totaling $737,000, $682,000, and $613,000, respectively.

                            HILITE INDUSTRIES, INC.

15. STOCK-BASED COMPENSATION

     During November 1993, the stockholders of the Company approved a stock option plan and 100,000 shares (increased to 125,000 upon shareholder approval in November 1997) of Common Stock were reserved for issuance upon exercise of the options to be granted to employees, officers and directors of the Company under the plan.

     A summary of stock option activity is as follows:

                                           1998                   1997                   1996
                                    -------------------    -------------------    ------------------
                                    NUMBER     AVERAGE     NUMBER     AVERAGE     NUMBER    AVERAGE
                                      OF       EXERCISE      OF       EXERCISE      OF      EXERCISE
                                    SHARES      PRICE      SHARES      PRICE      SHARES     PRICE
                                    -------    --------    -------    --------    ------    --------
Options outstanding at Beginning
  of year.........................  120,200     $7.38       69,800     $9.00      69,800     $9.00
Options granted...................       --        --       50,400      5.13          --        --
Options exercised.................       --        --           --        --          --        --
Options canceled..................       --        --           --        --          --        --
                                    -------     -----      -------     -----      ------     -----
Options outstanding at End of
  year............................  120,200     $7.38      120,200     $7.38      69,800     $9.00
                                    =======     =====      =======     =====      ======     =====
Options exercisable at End of
  year............................  120,200     $7.38      116,200     $7.32      53,396     $9.00
                                    =======     =====      =======     =====      ======     =====

     The following information is presented for stock options outstanding at June 30, 1998.

          OUTSTANDING                 EXERCISABLE
-------------------------------   -------------------
          AVERAGE      AVERAGE               AVERAGE
            LIFE       EXERCISE              EXERCISE
SHARES   (IN YEARS)     PRICE     SHARES      PRICE
-------  ----------    --------   -------    --------
 69,800       7         $9.00      69,800     $9.00
 50,400      10         $5.13      50,400     $5.13
-------      --         -----     -------     -----
120,200                           120,200
=======                           =======

     In conjunction with the Company's initial public offering, 100,000 warrants were issued to certain Underwriters. The exercise price for these warrants is $10.80 per share. At June 30, 1998, all of these warrants are outstanding and exercisable.

     In fiscal 1996, the Company adopted the disclosure-only option under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). For the purposes of pro forma disclosures, the estimated fair value of the options and restricted share awards is amortized to expense over the vesting period. The estimated fair value of the options granted during the year ended June 30, 1997, using the Black-Scholes pricing model, is $147,017.

     If the Company had recorded compensation expense in the fiscal years ended 1998, 1997, and 1996 in accordance with the provisions of FAS 123, the pro forma net income (loss) and earnings (loss) per share for these periods would have been as follows:

                                                           1998          1997           1996
                                                        ----------    -----------    ----------
Net income (loss) available to shareholders...........  $4,511,855    $(1,754,457)   $3,631,857
Earnings (loss) per common share:
  Basic...............................................  $     0.92    $     (0.36)   $     0.74
  Diluted.............................................  $     0.92    $     (0.36)   $     0.74

                            HILITE INDUSTRIES, INC.

     The significant assumptions used to estimate the fair value of the stock options granted in fiscal 1997 include a risk-free rate of return of 6.70%, expected option life of ten years, expected volatility of 29.48% and no expected dividend payments. The effects of applying FAS 123 in this pro forma disclosure are not indicative of future amounts as the pro forma amounts do not include the impact of stock option awards granted prior to fiscal 1996.

                                   SCHEDULE V

                            HILITE INDUSTRIES, INC.

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                               MARCH 31,        JUNE 30,
                                                                  1999            1998
                                                              ------------    ------------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $         --    $         --
  Accounts receivable, less allowance for doubtful accounts
     of $250,620 and $193,015 at March 31 and June 30,
     respectively...........................................    16,347,027      11,289,779
  Tooling receivable........................................       591,700         716,700
  Inventories...............................................    10,025,765       9,927,849
  Income tax receivable.....................................            --         542,188
  Deferred income taxes.....................................     1,817,012       1,817,012
  Assets held for disposal..................................            --         532,533
  Prepaid expenses and other current assets.................       474,956       1,015,764
                                                              ------------    ------------
     Total current assets...................................    29,256,460      25,841,825
                                                              ------------    ------------
Property, plant and equipment...............................    46,398,659      43,538,367
Less accumulated depreciation and amortization..............   (18,556,512)    (15,921,909)
                                                              ------------    ------------
Property, plant and equipment, net..........................    27,842,147      27,616,458
Goodwill, net of accumulated amortization...................     3,727,068       3,898,209
                                                              ------------    ------------
TOTAL ASSETS................................................  $ 60,825,675    $ 57,356,492
                                                              ============    ============

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $ 10,672,772    $ 12,849,981
  Long-term debt -- current portion.........................     2,542,945       2,422,945
  Income taxes payable......................................     1,380,531              --
                                                              ------------    ------------
     Total current liabilities..............................    14,596,248      15,272,926
                                                              ------------    ------------
Long-term debt..............................................    13,170,014      12,956,896
Deferred income taxes.......................................     2,978,761       2,978,761
                                                              ------------    ------------
     Total non-current liabilities..........................    16,148,775      15,935,657
Stockholders' equity:
  Preferred Stock, $.01 par value; 5,000,000 shares
     authorized, none issued and outstanding................            --              --
  Common stock, $.01 par value; 15,000,000 shares
     authorized, 4,900,000 issued and outstanding at March
     31, 1999 and June 30, 1998.............................        49,000          49,000
  Additional paid-in capital................................     9,105,674       9,105,674
  Retained earnings.........................................    20,925,978      16,993,235
                                                              ------------    ------------
     Total stockholders' equity.............................    30,080,652      26,147,909
                                                              ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $ 60,825,675    $ 57,356,492
                                                              ============    ============

                            HILITE INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                           THREE MONTHS ENDED             NINE MONTHS ENDED
                                               MARCH 31,                      MARCH 31,
                                       --------------------------     --------------------------
                                          1999           1998            1999           1998
                                       -----------    -----------     -----------    -----------
Net sales............................  $25,630,565    $22,106,855     $68,213,758    $63,763,644
Cost of sales........................   19,935,407     17,592,124      53,594,629     50,962,220
                                       -----------    -----------     -----------    -----------
Gross profit.........................    5,695,158      4,514,731      14,619,129     12,801,424
Selling, general and administrative
  expenses...........................    2,325,166      2,067,652       6,774,452      6,778,701
                                       -----------    -----------     -----------    -----------
Operating income.....................    3,369,992      2,447,079       7,844,677      6,022,723
Interest expense.....................      280,461        186,759         970,272        986,777
                                       -----------    -----------     -----------    -----------
Income before income taxes...........    3,089,531      2,260,320       6,874,405      5,035,946
Income tax provision.................    1,147,684        797,393       2,576,407      1,842,315
                                       -----------    -----------     -----------    -----------
Net income...........................  $ 1,941,847    $ 1,462,927     $ 4,297,998    $ 3,193,631
                                       ===========    ===========     ===========    ===========
Per share data:
  Basic earnings per share...........  $       .40    $       .30     $       .88    $       .65
                                       ===========    ===========     ===========    ===========
  Diluted earnings per share.........  $       .39    $       .30     $       .87    $       .65
                                       ===========    ===========     ===========    ===========
Shares used in computing earnings per
  share:
  Basic..............................    4,900,000      4,900,000       4,900,000      4,900,000
                                       ===========    ===========     ===========    ===========
  Diluted............................    4,929,807      4,913,198       4,921,251      4,909,295
                                       ===========    ===========     ===========    ===========

                            HILITE INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                 NINE MONTHS ENDED
                                                                      MARCH 31
                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
Cash flows from operations:
  Net income................................................  $4,297,998    $3,193,631
     Adjustments to reconcile net income to net cash
      provided by operations:
          Depreciation......................................   2,692,283     2,530,898
          Amortization......................................     171,140       227,972
                                                              ----------    ----------
     Cash provided from operations before changes in
      operating assets and liabilities......................   7,161,421     5,952,501
     Changes in operating assets and liabilities:
          Increase in accounts receivable...................  (5,057,248)   (2,554,150)
          (Increase) decrease in tooling and other
            receivable......................................     125,000      (613,131)
          Increase in inventories...........................     (97,916)     (838,951)
          (Increase) decrease in prepaid expenses and other
            current assets..................................     540,808       (76,966)
          Increase (decrease) in accounts payable and
            accrued expenses................................  (2,352,933)      654,568
          Increase in income taxes payable..................   1,922,719       376,049
                                                              ----------    ----------
     Total changes in operating assets and liabilities......  (4,919,570)   (3,052,581)
                                                              ----------    ----------
Net cash provided by operations.............................   2,241,851     2,899,920
                                                              ----------    ----------
Cash flows used in investing activities:
  Additions to property, plant and equipment................  (2,532,469)   (2,190,852)
  Proceeds from sale of assets..............................     325,000            --
                                                              ----------    ----------
Net cash used in investing activities.......................  (2,207,469)   (2,190,852)
                                                              ----------    ----------
Cash flows from financing activities:
  Payment of cash dividend..................................    (367,500)     (245,000)
  Proceeds from long-term debt..............................     600,000            --
  Repayment of long-term debt...............................  (1,857,209)   (1,817,204)
  Net increase in note payable..............................   1,590,327     1,353,136
                                                              ----------    ----------
Net cash used in financing activities.......................     (34,382)     (709,068)
                                                              ----------    ----------
Net change in cash and cash equivalents.....................          --            --
Cash and cash equivalents at beginning of period............          --            --
                                                              ----------    ----------
Cash and cash equivalents at end of period..................  $       --    $       --
                                                              ==========    ==========

1. The interim consolidated financial statements of the Company at March 31, 1999 and for the three and nine-month period ended March 31, 1999, are unaudited, but include all adjustments (consisting of normal recurring adjustments) which the Company considers necessary for a fair presentation. The unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes, and are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 1999.

                                   SCHEDULE VI
                                   -----------


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND CONSOLIDATED RESULTS OF OPERATIONS

OVERVIEW

    For fiscal 1998, net sales increased approximately 18.6% to $87,167,000 from $73,492,000 in fiscal 1997. Net income for the 1998 fiscal year was $4,512,000 ($0.92 per share) compared to a net loss of $1,657,000 ($0.34 per share) for the fiscal year ended 1997. The 1997 net loss, which was entirely attributable to the specialty components and assemblies division, included a fourth quarter after-tax charge of $1,757,000, or $0.36 per share, related to the restructuring of the division. The net sales of the Company's brake valve products increased 24.0% in the 1998 fiscal year to sales of $27,524,000 from reported sales of $22,195,000 in fiscal 1997. Net sales of power transmission components increased 9.2% in the 1998 fiscal year with sales of $23,762,000 compared to $21,762,000 in the 1997 fiscal year. The specialty components and assemblies division experienced a 21.5% increase in sales over the prior year with sales of $35,881,000 compared to $29,535,000 in 1997. Management of the Company expects that the sales growth rate of the Company will exceed the growth rate of the automobile industry as a whole over the next two years. The Company's backlog at June 30, 1998 was approximately $23,168,000, which represents an increase of 3.8% over the backlog of approximately $22,300,000 at June 30, 1997. Additionally, customer commitments for new tooling at June 30, 1998 were approximately $600,000, as compared to approximately $1,700,000 at June 30, 1997.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, the percentage of net sales represented by certain items in the Company's statements of operations:

                                             1998     1997      1996
    Net sales:
    Specialty components and assemblies..    41.1%    40.2%     37.4%
    Brake valves ........................    31.6     30.2      32.9
    Power transmission components........    27.3     29.6      29.7
      Total net sales ...................   100.0    100.0     100.0
    Cost of sales .......................    80.0     87.0      79.4
    Gross profit ........................    20.0     13.0      20.6
    Selling, general and
      administrative expenses ...........    10.4     14.1      10.5
    Operating income (loss) .............     9.6     (1.1)     10.1
    Interest expense, net ...............     1.5      2.3       2.3
    Income (loss) before income taxes....     8.1     (3.4)      7.8
    Income tax provision (benefit).......     2.9     (1.1)      2.8
    Net income (loss) ...................     5.2%    (2.3)%     5.0%

Year ended June 30, 1998 compared to year ended June 30, 1997

    Net sales in fiscal year 1998 were $87,167,000 compared to $73,492,000 for the prior fiscal year, representing an increase of $13,675,000 (18.6%). Net sales are comprised of sales from the Company's three divisions: specialty components and assemblies, brake valves and power transmission components. Specialty components and assemblies sales for fiscal 1998 were $35,881,000, an increase of $6,346,000 (21.5%) over sales of $29,535,000 in the prior year. The increase is primarily due to a $4,000,000 nonrecurring sales opportunity of certain non-automotive products. This division benefitted by price increases totaling $2,800,000 primarily for parts which were being phased out as a result of the restructuring plan. However, lower sales volumes associated with these parts offset the added price increases. Brake valve sales for fiscal year 1998 were $27,524,000, an increase of $5,329,000 (24.0%) from sales of $22,195,000 in the prior year. The increase is attributable to additional new business for brake valve and related products in 1998 primarily pressure relief valves for Bosch and an actuator assembly for Chrysler. Power transmission components sales were $23,762,000 in fiscal 1998, an increase of $2,000,000 (9.2%) over sales of $21,762,000 in the prior year. The increased sales are attributable to a significant new program for certain transfer case components as well as strong sales of clutches used in the heavy truck industry. The impact of price changes, other than those discussed above, was not significant.

    Fiscal year 1998 gross profit increased by $7,849,000 (82.2%) to $17,403,000, representing 20.0% of net sales, as compared to gross profit of $9,554,000 or 13.0% of net sales in the same period of the prior fiscal year. The primary reason for the increase in gross profit is due to the price increases mentioned above and additional costs resulting from the problems experienced in fiscal 1997 at the specialty components and assemblies division and the resulting reorganization plan. As a result of the plan, a pre-tax charge of $2,700,000 ($1,000,000 in cost of sales and $1,700,000 in selling, general and administrative costs) was recognized. This charge includes termination of certain contracts, write-down of certain assets to fair value, net of estimated selling costs and other costs related to the reorganization.

    The gross profit percentage at the brake valve division increased over the prior year primarily because fixed costs did not increase at the same rate of sales. Gross profit percentages at the power transmission components division were lower than the prior year due primarily to startup expenses associated with the new significant program for certain transfer case components.

    Selling, general and administrative costs in the 1998 fiscal year were $9,026,000 (10.4% of net sales) as compared to $10,339,000 (14.0% of net sales) in the 1997 fiscal year, representing a decrease of $1,313,000 (12.7%). The decrease is primarily due to expenses associated with the restructuring charge at the specialty components and assemblies division in the prior year. These decreases are offset by increases in certain selling, general and administrative expenses, primarily additional engineering expenses associated with increased research and development costs. Net interest expense of $1,320,000 for the year ended June 30, 1998 represents a $394,000 decrease from the prior year. The decrease results from lower average debt balances due to the repayment of bank debt during fiscal year 1998.

    Net income was $4,512,000 for the fiscal year ended June 30, 1998 compared to the net loss of $1,657,000 for the prior fiscal year. The 1997 loss was attributable to problems encountered at the specialty components and assemblies division. The net income for the 1998 fiscal year represented an 18.7% return on equity and debt represented 37% of total capitalization.

Year ended June 30, 1997 compared to year ended June 30, 1996

    Net sales in fiscal year 1997 were $73,492,000 compared to $72,642,000 for the comparable period of the prior fiscal year, representing an increase of $850,000 (1.2%). Net sales are comprised of sales from the Company's three divisions: specialty components and assemblies, brake valves and power transmission components. Specialty components and assemblies sales for fiscal 1997 were $29,535,000, an increase of $2,335,000 (8.6%) over sales of $27,200,000 in the prior year. The increase is primarily due to a full year's sales from the division which was acquired on July 21, 1995 and increased sales of spring assemblies used in the telecommunication industry. Brake valve sales for fiscal year 1997 were $22,195,000, a decrease of $1,714,000 (7.2%) from sales of $23,909,000 in the prior year. The decrease was a result of products that had lower volumes or were being phased out by customers. Power transmission components sales were $21,762,000, an increase of $229,000 (1.1%) over sales of $21,533,000 in the prior year. The impact of price changes was not significant. Fiscal year 1997 gross profit decreased by $5,377,000 (36.0%) to $9,554,000, representing 13.0% of net sales, as compared to gross profit of $14,931,000 or 20.6% of net sales in the same period of the prior fiscal year. The primary reason for the decrease in gross profit is due to the problems experienced in the specialty components and assemblies division. Early in the fiscal year the division was confronted with a rapidly deteriorating situation resulting from the loss of its Q1 quality rating from Ford Motor Company and mounting losses on the start-up of new business. A new management team was put in place to immediately address customer concerns, to focus division personnel on engineering, manufacturing and quality problems, to implement short-term corrective action and to develop a longer-term plan for restoring the division to profitability. In order to accomplish the short-term tasks, significant amounts were expended for quality and engineering resources and increased maintenance and tooling on equipment. The long-term plan, which was approved by the Board of Directors in June 1997, involves the orderly disposition of certain unprofitable commodity-type products, representing approximately $8,000,000 of fiscal 1997 revenues, and focuses the division on value-added assemblies, stampings and specialty springs. As a result of the plan, a pre-tax charge of $2,738,000 ($986,000 in cost of sales and $1,752,000 in selling, general and administrative costs) was recognized which includes termination of certain contracts, write-down of certain assets to fair value, net of estimated selling costs and other costs related to the reorganization. The impact of price increases on materials was not significant during the period. The gross profit percentage at the brake valve division declined slightly over the prior year primarily due to the decline in sales without a similar decline in fixed costs. Gross profit percentages at the power transmission components division were slightly higher than the prior year due to a favorable change in product mix and operating efficiencies.

    Selling, general and administrative costs in the 1997 fiscal year were $10,340,000 (14.1% of net sales) as compared to $7,576,000 (10.5% of net sales) in the 1996 fiscal year, representing an increase of $2,764,000 (36.5%). The increase is primarily due to expenses associated with the restructuring charge at the specialty components and assemblies division. The remaining increase is primarily due to higher commissions, legal expenses and salary and travel costs associated with the replacement of management at the specialty components and assemblies division.

    Net interest expense of $1,714,000 for the year ended June 30, 1997 represents a $54,000 increase over the prior year. The increase results from higher average debt balances due to increases in bank debt.

    The net loss was $1,657,000 for the 1997 fiscal year compared to net income of $3,632,000 for the same period of the prior fiscal year. The loss was entirely attributable to problems encountered at the specialty components and assemblies division. The net loss for the 1997 fiscal year represented a 7% negative return on equity and debt represents 48% of total capitalization.

Quarter ended March 31, 1999 compared to quarter ended March  31, 1998

     Net sales for the quarter ended March 31, 1999 were $25,631,000 compared to $22,107,000 for the quarter ended March 31, 1998, representing an increase of $3,524,000 (15.9%). Brake valve net sales increased 21.5% to $8,869,000 in the third fiscal quarter of 1999 from $7,298,000 in the same quarter of the prior year. The increase resulted primarily from net sales of brake valves for use on new GM and Chrysler models which commenced production since the third quarter of the prior fiscal year and due to higher customer production volumes on most car models which the Company provides brake valves. Power transmission component net sales increased 64.6% to $9,814,000 for the quarter ended March 31, 1999 from $5,961,000 in the same period of fiscal 1998. Approximately $1,600,000 of the increase is due to a new transfer case component application which commenced production in the third quarter of fiscal 1998. The remaining increase is primarily due to a significant volume increase of heavy truck air conditioning clutches. The volume increase is due to higher production volumes from a certain customer and to increases in service clutches to the related after-market. Third quarter 1999 net sales were $6,948,000 for the specialty components and assemblies division, a decrease of 21.5% from last year's third quarter net sales of $8,848,000. This decrease in net sales is primarily related to the elimination of numerous unprofitable parts in conjunction with the restructuring of the division in the prior year and to a one-time sales opportunity of certain assemblies to Motorola, Inc. which occurred in fiscal 1998. Additionally, the specialty components and assemblies division benefitted from approximately $600,000 of price increases in fiscal 1998 on the products eliminated as part of the restructuring. The impact of price changes in the current quarter, other than those mentioned for the specialty components and assemblies division, was not significant.

     The Company's gross profit was $5,695,000 (22.2% of net sales) for the third quarter of the 1999 fiscal year compared to gross profit of $4,515,000 (20.4% of net sales) for the third quarter of the 1998 fiscal year. Increased sales volume in the brake valve and power transmission components division were the primary contributors to the increased gross profit as these divisions have higher average gross margins than the specialty components and assemblies division. In addition, the gross margin increase is due to fixed costs, such as building expenses, equipment depreciation and supervisory salaries, not increasing at the same rate as the increase in sales.

     Selling, general and administrative expenses were $2,325,000 (9.1% of net sales) in the third quarter of the 1999 fiscal year as compared to $2,068,000 (9.4% of net sales) in the third quarter of the 1998 fiscal year. The increase of $257,000 in selling, general and administrative expenses is primarily due to a $144,000 favorable adjustment to legal costs associated with the settlement of the lawsuit against the former owners of NASS in the third quarter of the prior year.

     Interest expense was $280,000 for the three months ended March 31, 1999 compared to $187,000 for the three months ended March 31, 1998. The increase is primarily due to the settlement of the lawsuit against the former owners of NASS, which occurred in the third quarter of the prior year in which a note and interest was canceled resulting in a favorable adjustment of $190,000. The impact of changes in interest rates was not significant. Net income was $1,942,000 (7.6% of net sales) for the third quarter of the 1999 fiscal year compared to net income of $1,463,000 (6.6% of net sales) for the same period of the prior fiscal year, representing an increase of $479,000.

Nine Months Ended March 31, 1999 Compared to Nine Months Ended March 31, 1998

     Net sales for the nine months ended March 31, 1999 were $68,214,000 compared to $63,764,000 for the nine months ended March 31, 1998, representing a increase of $4,450,000 (7.0%). Brake valve net sales increased 27.5% to $25,310,000 for the first nine months of fiscal 1999 from $19,857,000 for the same period of the prior year. The increase resulted primarily from net sales of brake valves sold to Chrysler and GM for new models which commenced production since the prior fiscal year and to increased customer production on most car models. Power transmission component net sales increased 39.5% to $23,099,000 for the nine months ended March 31, 1999 from $16,559,000 for the same period of fiscal 1998. Approximately $4,600,000 of the increase is due to a new transfer case component application which commenced production in the third quarter of fiscal 1998. The remaining increase is primarily due to a significant volume increase of heavy truck air conditioning clutches. The volume increase is due to a higher production volumes from a certain customer and to increases in service clutches to the related after-market. Net sales for the first nine months of fiscal 1999 were $19,805,000 for the specialty components and assemblies division, a decrease of 27.6% from net sales of $27,346,000 in the first nine months of fiscal 1998. This decrease in net sales is primarily related to a one-time sales opportunity of certain assemblies to Motorola, Inc. and due to the elimination of numerous unprofitable parts in conjunction with the restructuring of the division, both of which occurred in fiscal 1998. Additionally, the specialty components and assemblies division benefitted from approximately $1,900,000 of price increases in fiscal 1998 on the products eliminated as part of the restructuring. The impact of price changes during the period, other than those mentioned for the specialty components and assemblies division, was not significant.

     The Company's gross profit was $14,619,000 (21.4% of net sales) for the first nine months of fiscal 1999 compared to gross profit of $12,801,000 (20.1% of net sales) for the first nine months of fiscal 1998. Increased sales volume in the brake valve and power transmission components division were the primary contributors to the increased gross profit as these divisions have higher average gross margins than the specialty components and assemblies division. In addition, the gross margin increase is due to fixed costs, such as building expenses, equipment depreciation and supervisory salaries, not increasing at the same rate as the increase in sales. The margin increases were partially offset by significant start-up costs in the specialty components and assemblies division on a new automotive assembly for Visteon. Selling, general and administrative expenses were $6,774,000 (9.9% of net sales) in the first nine months of fiscal 1999 as compared to $6,779,000 (10.6% of net sales) in the first nine months of fiscal 1998. The decrease in commission expense related to the decrease in sales at the specialty components and assemblies division were offset by higher R & D expenses and consulting costs.

     Interest expense was $970,000 for the nine months ended March 31, 1999 compared to $987,000 for the nine months ended March 31, 1998. The decrease is due to lower average debt balances over the prior year. The impact of changes in interest rates was not significant.

     Net income was $4,298,000 (6.3% of net sales) for the first nine months of fiscal 1999 compared to net income of $3,194,000 (5.0% of net sales) for the same period of the prior fiscal year, representing an increase of $1,104,000.

LIQUIDITY AND CAPITAL RESOURCES

    For the 1998 fiscal year, cash provided by operations before changes in operating assets and liabilities substantially improved as it had been adversely affected in the 1997 fiscal year by the operational problems and resulting restructuring charge at the specialty components and assemblies division. Cash provided by operations before changes in operating assets and liabilities amounted to $8,712,000 in fiscal 1998 as compared to $4,123,000 in fiscal 1997. However, there was a net increase in operating assets and liabilities of $1,745,000 in fiscal 1998 as compared to a net decrease in operating assets and liabilities of $1,861,000 in fiscal 1997. The increase in operating assets and liabilities was primarily due to increases in trade receivables and inventory, partially offset by higher accounts payable. These additional working capital requirements were primarily associated with additional sales volumes, particularly in the last quarter of 1998 as compared to the sales levels at the end of the 1997 fiscal year. Net cash flow from operations for the year of $6,967,000 generated sufficient resources to fund capital expenditures of $3,070,000, to pay down the Company's debt by $3,897,000 and to pay dividends of $368,000. In addition, debt was further reduced by $1,785,000 in a non-cash transaction as part of a lawsuit settlement with the former owners of NASS (See Note 4 of Notes to the Consolidated Financial Statements). As a result of the reduction in debt, the Company's ratio of debt to capitalization was reduced to 37% at June 30, 1998 compared to 48% in the prior year.

    The average days sales outstanding as of June 30, 1998 was unchanged from the 44 days at June 30, 1997. Throughout fiscal 1998 and during the fourth quarter of fiscal 1997, the Company benefitted from a temporary acceleration in payments by a significant customer associated with a special project. These special terms expired on June 30, 1998 and, as a result, the number of days sales outstanding are expected to increase in fiscal 1999. As of June 30, 1998, no significant receivables were considered uncollectible.

    The Company made expenditures of $3,070,000 in 1998 for capital equipment to improve productivity and increase capacity. Capital spending in fiscal 1997 was $4,824,000. Capital spending in fiscal 1999 is expected to be approximately $3,500,000.

    The Company's long-term debt includes consolidated term and mortgage notes (original principal amounts of $13,700,000 and $960,000, respectively, and current balances at June 30, 1998 of $8,043,000 and $603,000, respectively) which are payable in monthly installments of $163,095 and $5,333, respectively, plus interest at either LIBOR plus 1 1/2% or the bank's prime rate. All amounts borrowed under the consolidated term and mortgage notes are secured by the Company's real estate, accounts receivable, inventory, machinery and equipment and have maturities of August 1, 2002 and November 1, 2007, respectively.

    The Company has a revolving credit agreement of $12,000,000, subject to certain availability amounts, and an equipment acquisition facility of $3,000,000 (collectively the "Credit Facilities") for working capital and capital equipment needs. The Credit Facilities mature on July 21, 1999. As of June 30, 1998, $5,436,000 was available under the credit agreement and $3,000,000 was available under the equipment acquisition facility. An annual fee of one quarter of one percent is payable monthly on the unused portion of the Credit Facilities. The bank has the right to accelerate each of the maturity dates of the consolidated term note and real estate note to coincide with the maturity date of the Credit Facilities. See Note 8 of Notes to the Consolidated Financial Statements. The current ratio of the Company was 1.7 to 1 at June 30, 1998 and 1.6 to 1 at June 30, 1997. The book value per share increased to $5.34 at June 30, 1998 compared to $4.49 at June 30, 1997. Management anticipates that cash flow from operations and bank credit availability will be adequate to fund the existing debt, dividend payments, anticipated capital and tooling requirements and working capital needs for the next two years. However, due to the change in terms of a significant customer and the typically high working capital requirements in the first quarter, debt is expected to increase early in fiscal 1999, but to be reduced below fiscal 1998 levels by the end of fiscal 1999.

     During the nine-month period ended March 31, 1999, the Company's net cash provided from operations before changes in operating assets and liabilities was $7,161,000 compared to $5,953,000 in the same period of the prior year, primarily due to the increase in net income over the prior year. At March 31, 1999 the Company's working capital was $14,660,000 compared to working capital of $10,569,000 at June 30, 1998. The current ratio was 2.0 to 1 at March 31, 1999 and 1.7 to 1.0 at June 30, 1998. The book value per share increased to $6.14 at March 31, 1999 from $5.34 per share at June 30, 1998.

     Cash from operations was used for changes in operating assets and liabilities of $4,920,000 through the first nine months of the current year compared to $3,053,000 during the same period of the prior year. The increase is primarily due to a $5,057,000 increase in accounts receivable that is due to higher sales volume and due to an increase in the average number of days sales outstanding for receivables to 55 days at March 31, 1999 from 44 days at June 30, 1998. The increase in the average number of days sales outstanding is primarily due to the expiration on June 30, 1998 of a one-year temporary acceleration in payment by a significant customer. As of March 31, 1999, no significant amounts were considered uncollectible.

     Also, contributing to the increase in operating assets and liabilities was a $2,353,000 decrease in accounts payable and accrued expenses. The decrease is primarily due to timing of payments of accounts payable balances as well as payments of year-end accrued bonuses, employer 401(k) contributions, payments to satisfy the asset distribution of a terminated defined benefit plan at NASS and payments on terminated contractual obligations associated with the NASS restructuring reserve.

     The Company's capital expenditures were $2,532,000 for the nine months ended March 31, 1999. The Company presently estimates capital expenditures for the year ending June 30, 1999 will be approximately $3,000,000, unless new business opportunities require additional capital commitments. As of March 31, 1999, commitments, net of progress payments, were $565,000 for capital expenditures and $2,553,000 for tooling which is expected to be reimbursed by customers.

     As of March 31, 1999, $6,984,000 was outstanding and $5,016,000 was available under the general credit facility and $3,000,000 was available under the equipment acquisition facility.

     The Company distributed $367,500 in cash dividends during the first nine months of fiscal 1999 as part of a previously announced quarterly cash dividend program. On April 27, 1999, the Company announced a third quarter, 2 1/2 cent dividend that will be distributed in May 1999 for stockholders of record on May 11, 1999.

     On January 28, 1998, the Company announced that it had been notified by Visteon, a subsidiary of Ford Motor Company, that a part manufactured by the Company's specialty components and assemblies division may be involved in an Owner Notification Program regarding a fuel gauge accuracy problem with certain 1997 model year vehicles. In December 1998, a favorable resolution was reached on this matter with Visteon. The Company was released of any legal responsibility and the matter was mutually resolved in a manner not materially adverse to the Company.

FORWARD LOOKING STATEMENTS

    Looking toward fiscal 1999, the Company anticipates sales to increase in both the brake valve and power transmission divisions by 12% to 15% over the 1998 fiscal year sales. Sales in the specialty components and assemblies division are expected to decrease by approximately 27% to $26,000,000. The decrease is due to the restructuring plan that has eliminated non-profitable parts and to the one-time $4,000,000 sales opportunity which occurred in fiscal 1998. The strong sales improvement for both the brake valve and power transmission components division is expected to substantially offset the planned reduction in sales of the specialty components and assemblies division. Given that the sales growth is expected to be in more profitable product lines, improvement in earnings for the Company should be achieved in fiscal 1999. These statements assume that automotive build rates remain strong throughout the year.

SEASONALITY

    Net sales and operating results do not follow a predictable seasonal pattern from quarter to quarter because the development and initial production of new products may occur at different times of the year. Generally, in these periods certain inefficiencies are experienced which result in higher costs to the Company. In addition, the Company usually experiences somewhat lower sales in the quarters ended December 31 and September 30 as automobile manufacturers traditionally close their plants for vacations or model changeovers during these periods resulting in lower demand for the Company's products.

INFLATION

    The Company believes that the relatively moderate rate of inflation in recent years has not had a significant impact on the Company's revenues or profitability.

RECENT FINANCIAL ACCOUNTING STANDARDS BOARD STATEMENTS

    In June 1997, the FASB issued FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." FAS 131 established standards for reporting information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial reports issued to shareholders. FAS 131 also establishes standards for related disclosure about products and services, geographic areas and major customers. FAS 131 is effective for financial statements for periods beginning after December 5, 1997, and requires the restatement of disclosures for earlier periods for comparative purposes unless the information is not readily available, in which case a description of unavailable information is required. The Company plans to adopt the disclosure standards during fiscal 1999. In June 1998, the FASB issued No. 133, "Accounting for Derivatives,

    Investments and Hedging Activities." This statement establishes accounting and reporting standards for derivative financial statements, including certain derivative financial instruments imbedded in other contracts and for hedging activities. FAS 133 is effective for all fiscal quarters beginning after June 15, 1999. This pronouncement is not expected to significantly impact the Company.

YEAR 2000

    Until recently, computer programs were written to store only two digits of date-related information in order to more efficiently handle and store data. As a result, these programs were unable to properly distinguish between the year 1900 and the year 2000. This is frequently referred to as the "Year 2000 Problem." The Company recognizes the need to ensure its operations will not be adversely impacted by Year 2000 software failures. The Company began addressing Year 2000 compliance during fiscal 1998 and has determined that all significant software and machinery are expected to be Year 2000 ready. However, certain personal computers will need to be replaced and ancillary software will be upgraded for an estimated cost of $100,000. For the nine months ended March 31, 1999, approximately $80,000 has been spent on this project with the remainder to be spent either in the fourth quarter or in early fiscal year 2000.

    During fiscal 1998 the Company began the process of surveying all suppliers of raw materials and supplies to determine their readiness for the Year 2000 problem and attempt to measure what impact, if any, it will have on the Company. The survey will be completed during fiscal 1999 so it is uncertain at this time as to what impact supplier problems will have on the Company's operations. The Company expects to use manual processing in the event of any system failure. It is not expected that manual processing will cause significant disruption to the Company's operations.

    The Company does not expect the Year 2000 compliance to have a significant effect on operations, nor does it expect the cost to be material to the Company's consolidated results of operations or financial position. The costs of Year 2000 modifications and the date of completion will be closely monitored and are based on management's best estimates. Actual results, however, could differ from those anticipated.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

     Except for historical information contained herein, certain statements in this Management's Discussion and Analysis of results of operation and financial condition and other sections of this document contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks,"_ "estimates," or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with automotive and non-automotive build rates, customer sourcing decisions, manufacturing process efficiencies, cost and timing of start-up of new products and risks related to technological changes in components which affect the life of the product. Further, there can be no assurance that the Company will regain its Q1 status at the Ford Visteon division. These and other risks are described in the Company's Form 10-K for the year ended June 30, 1998 filed with the Securities and Exchange Commission ("SEC") and Forms 10-Q filed quarterly with the SEC, copies of which are available from the SEC or may be obtained upon request from the Company.